                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 DSI TOYS, INC.
                (Name of Registrant as Specified In Its Charter)

                                 DSI TOYS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)   Filing Party:

          ----------------------------------------------------------------------

     4)   Date Filed:

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




                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 24, 1999


To the Shareholders of
         DSI Toys, Inc.:


         The annual meeting of shareholders of DSI Toys, Inc. a Texas corporation (the "Company"), will be held on Monday, May 24, 1999, at 1:30 p.m., local time, at the Company's corporate offices, 1100 West Sam Houston Parkway, North, Houston, Texas, 77043 for the following purposes:

         1. To elect two directors to the class of directors whose three-year term will expire in 2002.

         2. To consider and vote upon the following proposals described more fully in the accompanying Proxy Statement:

                       (i) Proposal One: Approval and ratification of the Stock Purchase and Sale Agreement dated April 15, 1999 between the Company and MVII, LLC and the transactions contemplated thereunder, including the sale by the Company to MVII, LLC of up to an aggregate of 2,498,491 shares of common stock, par value $.01 per share, of the Company (the "Transactions").

                       (ii) Proposal Two: Approval of an amendment to the Company's Amended and Restated Articles of Incorporation that would increase the number of authorized shares of Common Stock of the Company from 20,000,000 shares to 35,000,000 shares.

                       (iii) Proposal Three: Ratification of the appointment of four directors by the remaining directors to fill vacancies on the Board upon consummation of the Transactions, which vacancies will be created by certain resigning directors.

                       (iv) Proposal Four: Adoption and approval of a proposal to amend the Company's Stock Option plan (a) to increase from 600,000 to 900,000 the aggregate number of shares of Common Stock of the Company reserved for issuance under the Plan and (b) to make certain conforming changes.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 28, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Houston, Texas during normal business hours for a period of 10 days prior to the meeting.

         A record of the Company's activities during fiscal 1998 and financial statements for the fiscal year ended January 31, 1999 are contained in the accompanying 1998 Annual Report and Form 10-K. The Annual Report and Form 10-K does not form any part of the material for solicitation of proxies.

         All shareholders are cordially invited to attend the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to sign, date and mail the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                       By Order of the Board of Directors


                                       /s/ THOMAS V. YARNELL
                                       Thomas V. Yarnell
                                       Corporate Secretary


Houston, Texas
May 7, 1999

                                 DSI TOYS, INC.
                      1100 WEST SAM HOUSTON PARKWAY (NORTH)
                              HOUSTON, TEXAS 77043

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 24, 1999


                                   BACKGROUND


         This proxy statement is furnished to shareholders of DSI Toys, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy or voting instruction card is May 10, 1999.


         On April 15, 1999, the Company entered into definitive agreements with MVII, LLC, a limited liability company formed under the laws of the State of California (the "Purchaser"), which provide for, among other things, the sale by the Company to the Purchaser of up to an aggregate of 2,498,491 shares of common stock, par value $.01 per share ("Common Stock" or "Shares"). Pursuant to the Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") dated April 15, 1999, between the Company and the Purchaser, the Purchaser purchased 566,038 shares of Common Stock from the Company (the "Initial Funding Shares") on April 15, 1999, and agreed to commence a tender offer to purchase up to 1,600,000 shares of Common Stock for $4.38 per share from the Company's shareholders upon the terms and conditions set forth in its Offer to Purchase dated April 21, 1999, and in the related Letter of Transmittal (the "Tender Offer"). Subject to receipt of shareholder approval and certain other conditions, the Purchaser has also agreed to purchase 1,792,453 shares of Common Stock, subject to upward adjustments not to exceed in the aggregate 140,000 shares of Common Stock, from the Company (the "Second Funding Shares").

         In connection with the Stock Purchase Agreement, the Company, the Purchaser and certain shareholders of the Company also entered into a shareholders' and voting agreement, pursuant to which, immediately upon the closing of the sale of the Second Funding Shares and the consummation of the Tender Offer, the Purchaser shall be entitled to designate four directors to serve on the Board of Directors of the Company. See "Proposal One: Approval of the Transactions -- Description of the Transactions -- Shareholders' and Voting Agreement." In connection therewith, each of Messrs. Barry B. Conrad, Richard
R. Neitz, Jack R. Crosby and Douglas A. Smith have agreed to tender their resignations from the Board of Directors of the Company effective as of the closing of the sale of the Second Funding Shares. At such time, E. Thomas Martin, Robert L. Burke, Joseph S. Whitaker and John McSorley (the "Director Designees") will be appointed in accordance with the Bylaws of the Company to fill such vacancies and to serve in their stead until the Company's next annual meeting of shareholders and until their successors are duly qualified and elected. Accordingly, the Company is requesting that shareholders ratify the appointment of the Director Designees.

     Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), companies that are listed on the Nasdaq SmallCap Market must obtain shareholder approval prior to issuing shares of common stock where such issuance would result in a change of control of the company. Accordingly, the Company must seek shareholder approval for the transactions contemplated by the Stock Purchase Agreement.

         At the meeting, shareholders will be asked to consider and vote upon the following proposals (the "Proposals"), as well as upon the election of two directors to the class of directors whose three-year term will expire in 2002 (who will tender their resignations from the Board of Directors of the Company effective as of the closing of the sale of the Second Funding Shares) and upon such other business as may properly come before the meeting or any adjournment thereof :

                   (i) approval and ratification of the Stock Purchase Agreement and the transactions contemplated thereunder, including the sale by the Company to the Purchaser of up to an aggregate of 2,498,491 additional shares of Common Stock;

                   (ii) approval of an amendment to the Company's Amended and Restated Articles of Incorporation that would increase the number of authorized shares of Common Stock of the Company from 20,000,000 shares to 35,000,000 shares; and

                  (iii) ratification of the appointment of four directors by the remaining directors to fill vacancies on the Board upon consummation of the transactions contemplated by the Stock Purchase Agreement, which vacancies will be created by certain resigning directors.

                  (iv) adoption and approval of a proposal to amend the Company's Stock Option plan (a) to increase from 600,000 to 900,000 the aggregate number of shares of Common Stock of the Company reserved for issuance under the Plan and (b) to make certain conforming changes.

         The effectiveness of Proposals (i) and (iii) above is conditioned upon, among other things, the approval or ratification, as applicable, of both Proposal (i) and Proposal (iii). Accordingly, the failure of the shareholders to approve either of those Proposals will result in the ineffectiveness of both of those Proposals.


                                     GENERAL

PROXY CARDS

         If a proxy card is enclosed, it serves to appoint proxies for record holders of Common Stock, of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted FOR the Proposals and FOR election of the directors named in the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to the Secretary of the Company or by executing and delivering a later-dated proxy.

         The cost of soliciting proxies will be borne by the Company. The Company may retain a proxy solicitation firm to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting. In addition, the Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

VOTING PROCEDURES AND TABULATION

         The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the other proposals to be acted upon and will be counted as present for purposes of determining the existence of a quorum regarding such items of business. Abstentions on such proposals will have the effect of a negative vote.

         Shares referred to as "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary authority to vote, broker non-votes will be treated as not voting with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). For matters requiring the affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting, broker non-votes will have no effect on the outcome of the vote. For matters requiring the affirmative vote of a majority of the shares of Common Stock outstanding or of a majority of the shares of Common Stock present or represented at the meeting and entitled to vote, broker non-votes will have the effect of votes against such proposal.

                        RECORD DATE AND VOTING SECURITIES


         The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on April 28, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 6,566,038 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.



                              ELECTION OF DIRECTORS

         The Articles of Incorporation and Bylaws of the Company provide for three classes of directors, with approximately one-third of the directors constituting the Board being elected each year to serve a three-year term. Pursuant to the Company's Bylaws, the number of directors has been established by resolution of the Board at six.

         The Board of Directors has nominated Jack R. Crosby and Barry B. Conrad from the class of directors whose term expires at the 1999 annual meeting for re-election as directors of the Company to serve three-year terms expiring in 2002. In connection with the transactions contemplated by the Stock Purchase Agreement, Messrs. Crosby and Conrad, as well as Messrs. Richard R. Neitz and Douglas A. Smith, have agreed to tender their resignations from the Board of Directors of the Company effective as of the closing of the sale of the Second Funding Shares, at which time the Director Designees will be appointed by the remaining directors to fill such vacancies and to serve in their stead. See "Proposal One: Approval of the Transactions -- Description of the Transactions -- Shareholders' and Voting Agreement" and "Proposal Three: Ratification of Appointment of Director Designees."

         The directors nominated for election this year will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. All duly submitted and unrevoked proxies in the form enclosed will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld.

         Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 1999 annual meeting, is presented below. None of the entities identified in such information is affiliated with the Company.

                              NOMINEES FOR DIRECTOR


JACK R. CROSBY,                     Mr. Crosby is the founder and Chairman of
age 72, director since 1995         Rust Capital, Ltd., a small business
                                    investment partnership headquartered in
                                    Texas. Mr. Crosby has co-founded and/or
                                    financed two private venture capital funds and has been one of the co-founders of eight multiple system cable companies. He was the founder, and, through February, 1998, CEO of Tescorp, Inc., a publicly traded company which owns and operates cable television systems in Argentina. He is the Chairman of the Board and CEO of CinemaStar Luxury
                                    Theaters, Inc. He also serves on board of directors of National Dentex Corporation.

BARRY B. CONRAD,                    Mr. Conrad is a co-founder and Managing
age 58, director since 1995         Partner of Conrad/Collins Merchant Banking
                                    Group Ltd., a Dallas, Texas-based merchant bank formed in 1988 that is active in leveraged buyouts of middle-market companies in the southwestern United States. Mr.
                                    Conrad has extensive investment banking
                                    experience. He was Chairman of the Board of NEI WebWorld, Inc. through December 1998.

                        CLASS WHOSE TERM EXPIRES IN 2000


JOSEPH N. MATLOCK,                  Mr. Matlock has spent the majority of his
age 50, director since 1995         career in the financial services industry,
                                    beginning in 1973 with Texas Commerce
                                    Bank-Houston (now Chase Bank of Texas,
                                    N.A.). From January 1986 to September 1988,
                                    Mr. Matlock served as Chairman, Chief
                                    Executive Officer and President of Franklin
                                    Savings Association in Austin, Texas; and from September 1988 through September 1994, he served as Chief Executive Officer, President and a director of Franklin Federal
                                    (now Norwest). From September 1994 to the present he has been engaged in the merchant banking and consulting business. From
                                    January 1996 to March 1998, he served as Executive Vice President and Director of
                                    Business and Community Relations for Bank of
                                    America. From September 1994 to the present, he has served as President (and was the founder) of Afford America, Inc. which provides home ownership for low income families. From July 1997 to present he has served as Chairman of Austin Jet
                                    International. He is currently involved in several other merchant banking activities, including GTX (an "E" Commerce Business to
                                    Business Company) and the United States Polo
                                    Association Official Apparel Company
                                    (holding the master licensing agreement for Latin America and Europe).

M. D. DAVIS                         Mr. Davis has served as the Chairman of the
age 64, director since 1995         Board and Chief Executive Officer of the
                                    Company since December 1995. Prior to
                                    joining the Company, Mr. Davis spent
                                    eighteen years with Ernst & Whinney in
                                    Houston, where, as a partner, he headed the healthcare practice. He left Ernst & Whinney in 1981 when he purchased Southwest Medical
                                    Packaging, Inc. This company was sold to Cooper Vision, Inc. (now Cooper Company,
                                    Inc.) in 1985 and later to Alcon
                                    Laboratories, Inc. in 1989. During this
                                    time, Mr. Davis maintained senior management positions at both companies. In 1990, Mr.
                                    Davis and another employee acquired
                                    Southwest Medical Packaging, Inc. from Alcon
                                    Laboratories. In June 1994, this company was sold to Maxxim Medical, Inc. From June 1994 until December 1995, Mr. Davis was engaged in personal investment activities.

                        CLASS WHOSE TERM EXPIRES IN 2001


RICHARD R. NEITZ                    Mr. Neitz has served as President of the
age 50, director since 1995         Company since March 1992 and Vice President,
                                    Marketing and Product Development from March
                                    1990 to March 1992. He has served as Chief
                                    Operating Officer since December 1995. Prior to joining the Company in 1990, Mr. Neitz served in various management and marketing positions with Main Street Ltd., Joseph
                                    Markovits, Inc., Toys "R" Us and McCrory
                                    Stores. Mr. Neitz is a director of the Toy
                                    Manufacturers of America (TMA) and a trustee of the American Toy Institute, each a trade association.

DOUGLAS A. SMITH                    Mr. Smith has been President of Vanguard
age 47, director since 1996         Investment Company, which has been active in
                                    leveraged buy-out and management of middle market companies, since 1983. He serves on the board of directors of Steelworks, Inc., Blocksom & Co., Vanguard Investment Company,
                                    Everest Group, and Vanguard Enterprises,
                                    Inc.


THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

                                  PROPOSAL ONE

                  APPROVAL AND RATIFICATION OF THE TRANSACTION

         At the meeting shareholders are being asked to vote upon and approve the Stock Purchase Agreement and the transactions contemplated thereunder, including the sale by the Company to the Purchaser of up to an aggregate of 2,498,491 shares of Common Stock (the "Transactions"). The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote on this proposal is required to approve the Transactions.

THE PURCHASER

         The Purchaser is a newly formed California limited liability company organized in connection with the transactions contemplated by the Stock Purchase Agreement,. The Purchaser is wholly owned by E. Thomas Martin ("Mr. Martin") and his wife, Noreen Martin (collectively, the "Martins"), who own ninety-nine percent (99%) of the membership interests of the Purchaser, as community property, and Joseph S. Whitaker and his wife, Myraline Whitaker (collectively, the "Whitakers"), who own one percent (1%) of the membership interests of the Purchaser as community property. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding the ownership of Common Stock by the Martins and the Whitakers. Mr. Martin is the sole Manager and President of the Purchaser. While the Purchaser does not have a board of directors, it has executive officers responsible for its day-to-day operations. Joseph S. Whitaker serves as the Vice President of the Purchaser. There are no executive officers of the Purchaser other than Messrs. Martin and Whitaker.

DESCRIPTION OF TRANSACTIONS

         On April 15, 1999, the Company entered into agreements relating to, among other things: (i) the sale by the Company to the Purchaser of 566,038 shares of Common Stock on April 15, 1999, (ii) subject to, among other things, the receipt of shareholder approval, the sale by the Company to the Purchaser of up to an aggregate of 1,932,453 additional shares of Common Stock, (iii) certain shareholders' and voting agreements, (iv) registration rights relating to the Common Stock acquired by the Purchaser and (v) the Tender Offer.

         The terms of the Stock Purchase Agreement and the related agreements with the Purchaser are summarized below. The following descriptions of the various Transaction documents are only summaries thereof and are qualified in their entirety by reference to such documents which are attached hereto or in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") on April 22, 1999 (the "Schedule 14D-9").

    Stock Purchase and Sale Agreement

         The following is a summary of certain portions of the Stock Purchase Agreement. The summary is qualified in its entirety by reference to the Stock Purchase Agreement which is attached hereto as Annex A and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meaning set forth in the Stock Purchase Agreement.

         The Common Stock Acquisitions. The Company has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, an aggregate of 2,358,491 Shares (subject to upward adjustments not to exceed in the aggregate 140,000 Shares) for an aggregate purchase price of $5,000,000, in two separate sales transactions of 566,038 Shares and 1,792,453 Shares (subject to upward adjustments not to exceed in the aggregate 140,000 Shares), respectively. The closing of the sale of the Initial Funding Shares (the "Initial Closing") was consummated concurrently with the execution of the Stock Purchase Agreement on April 15, 1999. Simultaneously with the Initial Closing, the Company, the Purchaser, certain management shareholders of the Company and a limited partnership controlled by a management shareholder of the Company (the "Management Shareholders") entered into a Shareholders' and Voting Agreement and a Registration Rights Agreement, each dated April 15, 1999, and the Purchaser and the Management Shareholders entered into Side Letter Agreements dated April 15, 1999.

         The upward adjustments to the number of Second Funding Shares are not to exceed in the aggregate 140,000 Shares and are dependent upon two issues: (i) the Company meeting certain working capital requirements as of the date of the closing of the sale of the Second Funding Shares (the "Second Closing"), and
(ii) the consummation of certain transactions resolving a dispute with the estate of the Company's former controlling shareholder. The Stock Purchase Agreement provides that, if as of the date of the Second Closing, the working capital of the Company is less than $1,000,000, then the number of Second Funding Shares shall be increased by the excess of $1,000,000 over such amount of working capital, based upon a per Share price of $2.00, not to exceed 40,000 Shares in the aggregate. The Stock Purchase Agreement further provides that if the Company and the Management Shareholders shall not have consummated a transaction with all necessary parties to resolve any disputes with the estate of the Company's former controlling shareholder and related parties on or prior to June 30, 1999, then the Company shall issue to the Purchaser an additional 100,000 Shares on the date of the Second Closing or on July 1, 1999, if the Second Closing occurs prior to June 30, 1999.

         The Second Closing is to occur on or before July 1, 1999, or such date as the Company and the Purchaser shall agree in writing. The Second Closing is conditioned upon the consummation of the Purchaser's acquisition of 1,600,000 Shares pursuant to the Tender Offer, it being the understanding of the parties that the Second Closing shall occur simultaneously with the consummation of the Tender Offer. The conditions to the Second Closing also include: (i) the prior approval of the Company's shareholders, at a shareholder's meeting to be called by the Company (the "Shareholders Meeting"), of the sale of the Second Funding Shares (which approval is contemplated by Proposal One); (ii) the expiration or termination of any waiting period applicable to the transactions contemplated by the Stock Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); (iii) the truth and accuracy at the Second Closing of the representations and warranties made by the parties in the Stock Purchase Agreement, subject to certain qualifications; (iv) the performance by the parties of their respective obligations under the Stock Purchase Agreement, subject to certain qualifications; and (v) other conditions, including those customary to transactions similar to those contemplated by the Stock Purchase Agreement.

         The Tender Offer. Pursuant to the terms of the Stock Purchase Agreement, the Purchaser was required to commence the Tender Offer no later than five business days after the date of the Stock Purchase Agreement. The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Tender Offer are subject only to the conditions set forth in Section 14 of the Purchaser's Offer to Purchase dated April 21, 1999 (the "Offer Conditions") (any of which may be waived in whole or in part by the Purchaser in its sole discretion), including there being validly tendered and not withdrawn prior to the expiration of the Tender Offer at least 1,600,000 Shares (the "Minimum Tender Condition"). The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Tender Offer; except that the Purchaser may not without the Company's prior written consent: (i) reduce the number of Shares subject to the Tender Offer; (ii) reduce the Offer Price; (iii) add to the Offer Conditions; (iv) except as provided in the next sentence, extend the Tender Offer; or (v) change the form of consideration payable in the Tender Offer. The Purchaser may, without the consent of the Company, (i) extend the Tender Offer, if at the scheduled or extended expiration date of the Tender Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Tender Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Tender Offer, and (iii) extend the Tender Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of the Purchaser or the Company to terminate the Stock Purchase Agreement pursuant to the terms thereof. The Purchaser is not obligated to keep the Tender Offer open until the Shareholders Meeting occurs. If the parties' obligations to close the sale of the Second Funding Shares are terminated as discussed below, the Purchaser may elect, in its sole discretion, to continue to conduct the Tender Offer.

         Subject to the Offer Conditions, the Purchaser is required to accept for payment, purchase, and pay for, in accordance with the terms of the Tender Offer, up to 1,600,000 Shares validly tendered and not properly withdrawn pursuant to the Tender Offer at the earliest time following expiration of the Tender Offer that all conditions to the Tender Offer and its consummation have been satisfied or waived by the Purchaser. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation, any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion.

         Pursuant to the Stock Purchase Agreement, on April 22, 1999, the Company filed with the Commission and mailed to its shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's shareholders accept the Tender Offer and tender their Shares in the Tender Offer.

         The Shareholders Meeting. The Stock Purchase Agreement requires the Company to call and hold, as soon as practicable, the Shareholders Meeting for the purpose of voting on the approval of the sale of the Second Funding Shares and the adoption and approval of the Stock Purchase Agreement and the Articles of Amendment to the Company's Amended and Restated Articles of Amendment described in further detail below. The Company agreed that the proxy materials for the Shareholders Meeting would contain the recommendation of the Board of Directors that the shareholders approve the Transactions.

         Amendment to Articles of Incorporation. At the Second Closing, the Company shall file the Articles of Amendment (as defined herein) with the Secretary of State of the State of Texas if such Articles of Amendment have been approved by the shareholders at the Shareholders Meeting, in accordance with the Company's governing instruments and applicable law. See "Proposal Two: Approval of Articles of Amendment."

         Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties, including representations by the Company as to the Company's organization and qualification, capital structure, authority to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission (including financial statements included in the documents filed by the Company with the Commission), absence of material adverse changes, absence of litigation, employee benefit plans, environmental laws and regulations, intellectual property, tax matters and the inapplicability of certain state takeover statutes.

         The Purchaser has also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereby, required consents and approvals and financing.

         Conduct of Business of the Company. The Stock Purchase Agreement provides that until the Second Closing, the business of the Company and each of its subsidiaries will be conducted in the ordinary and usual course of business. Accordingly, without the Purchaser's approval, neither the Company nor any of its subsidiaries may, prior to the Second Closing, engage or agree to engage in an enumerated list of actions generally characterized as being outside the ordinary and usual course of business. Such actions requiring the Purchaser's approval include, among other things (but subject to certain exceptions stated in the Stock Purchase Agreement): (i) issuing equity securities other than under specified circumstances; (ii) making any new grants or awards under any employee benefit plans; (iii) compromising any claims or litigation, or entering into any agreements for indebtedness or other agreements; or (iv) making new commitments for capital expenditures in excess of specified levels.

         Other Potential Bidders and Transactions. Pursuant to the terms of the Stock Purchase Agreement, the Company may not, and the Company is required to use its best efforts to not permit any of its subsidiaries and their respective directors, officers, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any bona fide proposal or offer (other than a proposal or offer by the Purchaser or any of the Purchaser's affiliates), or any expression of interest relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries (individually, a "Takeover Proposal" and collectively the "Takeover Proposals").

         Notwithstanding the foregoing, the Stock Purchase Agreement permits the Company to engage in discussions or negotiations with, and furnish information to, any person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as defined herein), but only if the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of the Board under applicable law. A "Superior Proposal" is defined as a Takeover Proposal, on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of outside counsel, to be more favorable to the Company and its shareholders than the transactions contemplated by the Stock Purchase Agreement and any revised transaction proposed by the Purchaser in response to a Superior Proposal being made. The Purchaser has the right to be notified of the material terms of any Takeover Proposal, including the identity of the person making such Takeover Proposal, as soon as practicable but no later than the date on which such Takeover Proposal is presented to the Board of Directors. If the Company's Board of Directors determines in good faith that a Takeover Proposal constitutes a Superior Proposal, the Company may not terminate the Stock Purchase Agreement until a period of at least five business days has elapsed after delivery to the Purchaser of such determination by the Board of Directors, during which time the Company is required to provide the Purchaser a reasonable opportunity to propose a modification of the terms and conditions of the Stock Purchase Agreement so that a business combination between the Company and the Purchaser may be effected. If, after such period, the Company's Board of Directors continues to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith or not later than 90 business days thereafter the Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal, then the Company may terminate the Stock Purchase Agreement, in which event the Company would be required to pay Purchaser $1 million in cash (the "Termination Fee").

         The Purchaser has the right to terminate the Stock Purchase Agreement in the event, among other things the Board of the Directors of the Company shall have recommended to the shareholders any Takeover Proposal (other than by the Purchaser or any of Purchaser's affiliates) or shall have resolved to do so, in which event, upon the acceptance of any such proposal, the Company would be required to pay the Termination Fee.

         Termination. The Stock Purchase Agreement may be terminated upon the mutual written consent of the Company and the Purchaser, or by either the Company or the Purchaser if: (i) there has been a breach by the other party of any representation or warranty made as of the date of the Stock Purchase Agreement that is not qualified by reference to a Material Adverse Effect (as defined below), the effect of which has a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be; (ii) there has been a breach by the other party of any representation or warranty made as of the date of the Stock Purchase Agreement that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within 15 business days after receipt by the breaching party of written notice of the breach; (iii) as a result of the failure of any of the Offer Conditions, the Tender Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Tender Offer; (iv) the Purchaser shall not have accepted for payment any Shares pursuant to the Tender Offer prior to July 1, 1999; provided, however, that with respect to Subsections (iii) and (iv) hereof, the right to terminate the Stock Purchase Agreement shall not be available to any party whose failure to perform any of its obligations under the Stock Purchase Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Stock Purchase Agreement by such party; (v) the Second Closing and the consummation of the Tender Offer have not been effected on or prior to the close of business on July 1, 1999, whether such date is before or after the date of approval of the Company's shareholders; provided, however, that the right to terminate the Stock Purchase Agreement pursuant to this part (v) of this paragraph shall not be available to any party whose failure to fulfill any obligation of the Stock Purchase Agreement has been the cause of, or resulted in, the failure of the Second Closing to have occurred on or prior to such date; (vi) any court or other government or an agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, or local, domestic or foreign (a "Governmental Entity"), having jurisdiction over a party to the Stock Purchase Agreement shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Stock Purchase Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (vii) 10 business days elapse after all the conditions to the Company's and the Purchaser's obligations to close the sale of the Second Funding Shares shall have been satisfied or waived and the Second Closing shall not have occurred through no fault of the terminating party.

         The Company may terminate the Stock Purchase Agreement if: (i) the Purchaser shall have failed to comply in any material respect with any of its respective covenants or agreements contained in the Stock Purchase Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 15 business days after written notice of such failure; (ii) the Company's shareholders shall not approve the Stock Purchase Agreement and the transactions contemplated thereby at a duly called and noticed shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999; or (iii) the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate the Stock Purchase Agreement pursuant to part (iii) of this paragraph, unless (A) five business days shall have elapsed after delivery to the Purchaser of a written notice of such determination by such Board of Directors and at all reasonable times during such five business-day period the Company shall have provided the Purchaser a reasonable opportunity, to propose a modification of the terms and conditions of the Stock Purchase Agreement so that a business combination between the Company and the Purchaser may be effected, and (B) at the end of such five business-day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith or not later than 90 business days thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal.

         The Purchaser may terminate the Stock Purchase Agreement if: (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in the Stock Purchase Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 15 business days after written notice of such failure;
(ii) the Company shall not have duly called and noticed a shareholders meeting to be held no later than June 4, 1999 (subject to adjournment) within the notice period required by the Company's governing instruments and applicable law; (iii) the shareholders shall not approve the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement at a duly called and noticed shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999; (iv) the Board of Directors of the Company shall not have recommended the Stock Purchase Agreement and the transactions contemplated thereby to the Company's shareholders as contemplated by the Stock Purchase Agreement, or shall have resolved not to make such recommendations, or shall have modified in a manner adverse to the Purchaser or rescinded its recommendations to the shareholders, or shall have modified or rescinded its approval of the Stock Purchase Agreement or the transactions contemplated thereby, or shall have resolved to do any of the foregoing; (v) the Board of Directors of the Company shall have recommended to the shareholders any Takeover Proposal (other than by the Purchaser or any of its affiliates) or shall have resolved to do so; (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within the 10 business day period (or such shorter period) required by Section 14e-2 of the Exchange Act

(the taking of no position by the expiration of such ten business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its shareholders constituting such a failure); or (vii) the Company or any of its subsidiaries, without having received prior written consent from the Purchaser, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its shareholders an agreement, arrangement, understanding or letter of intent with any person (other than the Purchaser or any of its affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its subsidiaries, or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing twenty percent (20%) or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one or more of its subsidiaries or involving only any two or more of its subsidiaries).

         "Material Adverse Effect" as defined in the Stock Purchase Agreement means, when used in connection with the Company or the Purchaser, any change or effect that: (i) has had, or is reasonably likely to have a materially adverse impact on the business, operations, or results of operations, assets or condition (financial or otherwise) of such party or any of its subsidiaries; or
(ii) substantially impairs or delays the consummation of the transactions contemplated by the Stock Purchase Agreement, but, in either such event, shall not include (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the Company or the Purchaser operate or the economy in general, (B) any action or change specifically permitted or required by the provisions of the Stock Purchase Agreement, or (C) the transactions contemplated by this Agreement or the announcement hereof, provided, however, a Material Adverse Effect will be deemed to include the circumstances set forth in (i) or (ii) above if those circumstances are caused by any suit, action, cause or proceeding brought by any third party seeking injunctive relief, damages, or any other relief concerning the transactions contemplated by the Stock Purchase Agreement.

         Transaction Expenses. Pursuant to the terms of the Stock Purchase Agreement, except for the Termination Fee which shall be borne by the Company, all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses; provided, however, that: (i) all expenses incurred in connection with the filing fees and printing and mailing costs of the Schedule 14D-1 and the other documents required to be filed with the Commission in connection with the Stock Purchase Agreement, including the Tender Offer, are to be shared equally be the Purchaser and the Company, and (ii) all filing fees and other costs incurred by any of the parties in connection with the HSR Act are to be borne by the Company.

         Use of Proceeds. Pursuant to the terms of the Stock Purchase Agreement, the Company is required to apply the proceeds from the sale of the Initial Funding Shares to the reduction of the Company's indebtedness to Sunrock Capital Corp. The net proceeds to be received by the Company from the sale by the Company of the Second Funding Shares to the Purchaser under the Stock Purchase Agreement shall be used for the purpose of expanding the Company's operations, repaying indebtedness and such other items as the Board of Directors may approve from time to time.

    The Side Letter Agreements

         The following is a summary of the material terms of the Side Letter Agreements between the Purchaser and each of the Management Shareholders. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of the form of which has been filed with the Commission as an exhibit to the Schedule 14D-9.

         Under the Side Letter Agreements, each of the Management Shareholders has agreed, if the Minimum Tender Condition is not met as of the initial scheduled expiration date of the Tender Offer, to tender such number of the Management Shareholder's Shares pursuant to the terms of the Tender Offer, except where such sales in response to the Tender Offer might result in liability under Section 16(b) of the Exchange Act, so that the number of Shares tendered by such Management Shareholder and all other shareholders of the Company shall meet the Minimum Tender Condition. Each Management Shareholder may tender up to the full amount of such person's Shares in the Tender Offer, even if the Minimum Condition is otherwise met, subject to the pro rata reduction as described in
Section 1 of the Purchaser's Offer to Purchase dated April 21, 1999. Because the Management Shareholders collectively own more than 1,600,000 Shares, the tender by the Management Shareholders of all their Shares will cause the Minimum Tender Condition to be satisfied. Each of the Management Shareholders has agreed that he shall not, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information), entertain or consider any Takeover Proposal from any person other than the Purchaser or engage in or continue discussions or negotiations relating to any Takeover Proposal, except that such Management Shareholder shall not be restricted from acting in his capacity as a director in responding to a Takeover Proposal as permitted in the Stock Purchase Agreement.

         The Management Shareholders are M. D. Davis, Rust Capital, Ltd., a limited partnership controlled by Jack R. Crosby, Douglas A. Smith, Joseph N. Matlock and Barry B. Conrad.

    The Shareholders' and Voting Agreement

         The following is a summary of the material terms of the Shareholders' and Voting Agreement dated April 15, 1999 (the "Shareholders' Agreement") by and among the Company, the Purchaser and the Management Shareholders. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which has been filed with the Commission as an exhibit to the Schedule 14D-9.

         Voting Agreement. Under the Shareholders' Agreement, which is conditioned and effective upon the Second Closing, the Management Shareholders shall have the right to nominate two of the total number of directors of the Company and the Purchaser shall have the right to nominate the remaining number of directors. The initial nominees of the Management Shareholders under the Shareholders' Agreement are Joseph N. Matlock and M. D. Davis and the initial nominees of the Purchaser under the Shareholders' Agreement are E. Thomas Martin, Robert L. Burke, Joseph S. Whitaker and John McSorley. The parties to the Shareholders' Agreement are required to vote the number of Shares they own for the election of the individuals nominated by the Purchaser and the Management Shareholders in accordance with the Shareholders' Agreement.

         In connection with the Shareholders' Agreement, each of the Management Shareholders has executed an irrevocable proxy appointing the Purchaser as proxy and authorizing the Purchaser to vote such Management Shareholder's Shares for the election of the directors to the Board of Directors in accordance with the Shareholders' Agreement. Such irrevocable proxies further designate the Purchaser as a proxy for each Management Shareholder with respect to all other matters of the Company subject to a vote of the Company's shareholders; provided, however, that each Management Shareholder has retained the right to vote his Shares with respect to matters concerning (i) a dissolution of the Company, or (ii) the sale of all or substantially all of the assets of the Company which requires a vote of shareholders under applicable law, the issuance by the Company of Common Stock in such amount that the rules of the exchange on which the Company's stock is listed requires shareholder approval, or a merger of the Company with another entity which requires a vote of shareholders under applicable law. The irrevocable proxies are conditioned upon and are to become effective upon the Second Closing.

         Right of First Refusal. Pursuant to the terms of the Shareholders' Agreement, effective as of April 15, 1999, the Purchaser has a right of first refusal with respect to the sale, transfer or other disposition (a "Transfer") of Shares owned by each of the Management Shareholders. If a Management Shareholder wishes to Transfer Shares other than in a transaction effected on the Nasdaq Stock Market or any stock exchange or over-the-counter trading system on which the Shares are traded (a "Public Transfer"), the Purchaser will have an option for five business days after receiving notice of the proposed Transfer and the terms thereof (a "Seller Notice") to purchase the Shares at the same price and on the same terms as specified in the Seller Notice. If the Purchaser does not exercise its option with respect to one hundred percent (100%) of the Shares specified in the Seller Notice (or less than 100% if permitted under the terms of the Seller Notice), then the Management

Shareholder may transfer such Shares (or remaining Shares in the event the Purchaser exercises its option to purchase less than 100% of the Shares as permitted in the Seller Notice) free of the right of first refusal and voting agreement on the terms specified in the Seller Notice (or at a higher price with no material change in the other terms), provided such Transfer is consummated within 180 days of the date of the Seller Notice.

         If a Management Shareholder wishes to make a Public Transfer of Shares, the Purchaser will have an option to purchase such Shares on the same terms specified in the Public Transfer Notice (defined below) for three business days after receiving notice of such proposed transfer, which notice shall contain the maximum number of Shares the Management Shareholder intends to sell during the following 60 days, and the minimum price at such Shares may be sold (the "Public Transfer Notice"). If the Purchaser does not purchase 100% of the Shares subject to the Public Transfer Notice, the Management Shareholder may sell the balance of the Shares specified in the Public Transfer Notice at a price not less than the price specified in the Public Transfer Notice free of the right of first refusal and voting agreement, provided than any such Shares not Transferred within 60 days of the date of the Public Seller Notice shall again be subject to the Purchaser's right of first refusal under the Shareholders' Agreement.

         Notwithstanding the foregoing, under the Shareholders' Agreement, each Management Shareholder may pledge Shares held by it as collateral for indebtedness provided that the pledgee party agrees to be bound by all of the terms and conditions of the Purchaser's rights of first refusal under the Shareholders' Agreement. In addition, pursuant to the terms of the Shareholders' Agreement, the Purchaser grants to the Management Shareholders a right of participation with respect to future sales by the Purchaser of Shares where such sales occur in any one transaction or series of related transactions in which more than 40% of the total number of Shares standing in the Purchaser's name as of the date of the Second Closing are Transferred.

         The Shareholders' Agreement and the irrevocable proxies executed in connection therewith will be terminated upon the earlier of: (i) the termination of the Stock Purchase Agreement in the event the Second Closing does not occur;
(ii) the fifth anniversary of the date of the Second Closing; (iii) the written consent of the Company, the Purchaser and a majority in interest of the Management Shareholders; or (iv) the dissolution of the Company.

    The Registration Rights Agreement

         The following is a summary of the material terms of the Registration Rights Agreement dated April 15, 1999, by and among the Company, the Purchaser and the Management Shareholders (the "Registration Rights Agreement"). This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which has been filed with the Commission as an exhibit to the Schedule 14D-9.

         The Registration Rights Agreement was entered into concurrently with the Stock Purchase Agreement. The Registration Rights Agreement provides, among other things, that the Purchaser (and certain of its transferees) has the right by written notice (a "Demand Notice") to require the company to file a Registration Statement under the Securities Act where such Demand Notice covers the registration of at least 250,000 Shares purchased by the Purchaser from the Company under the Stock Purchase Agreement; provided, however, this right may not be exercised on more than two occasions.

         Pursuant to the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any other form not available for registering the Registrable Securities (as defined herein) for sale to the public) and the registration form may be used for the registration of the Registrable Securities (a "Piggyback Registration"), then the Company is required to give prompt notice to the Purchaser and the Management Shareholders of its intention to effect such a registration and include in such registration all Registrable Securities which the Purchaser and the Management Shareholders request to be included in such registration by written notice to the Company. Notwithstanding the foregoing, if in a Piggyback Registration the underwriter advises the Company that the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offer within a price range acceptable to the Company, then the Company will include in such registration: (i) if an offering of equity securities by the Company, first, the securities to be sold by the Company, second, the MVII Shares (defined below), third, the DSI Group Shares (defined below), and fourth, other securities requested to be included in such registration; and (ii) if an offering of equity securities by holders of the Company's securities, first, the securities requested to be included therein by the holders requesting such registration, second, the MVII Shares, and third, the DSI Group Shares.

         For purposes of the Registration Rights Agreement the term "Registrable Securities" means: (i) the Initial Funding Shares and the Second Funding Shares, together with any shares of Common Stock issued or issuable with respect to such shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (the "MVII Shares"), and (ii) only with respect to a Piggyback Registration, shares of Common Stock over which a Management Shareholder has dispositive power as of the date of the Registration Rights Agreement, together with any shares of Common Stock issued or issuable with respect to such shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (the "DSI Group Shares").

         The rights of the parties under the Registration Rights Agreement may not be transferred, except that the rights of the Purchaser under such agreement may be transferred at any time without the consent of the Company to any person acquiring at least 250,000 of the Registrable Securities from the Purchaser or any of its affiliates. The Registration Rights Agreement provides that expenses relating to the registration of shares (other than underwriting expenses relating to Registrable Securities and the selling shareholder's legal expenses) will be paid by the Company and otherwise contains terms that are customary to registration rights agreements of its type, including, but not limited to, rights of indemnification and contribution.

    The Consulting Agreement

         The following is a summary of the material terms of the Consulting Agreement to be entered into between the Company and M.D. Davis ("Davis") prior to the Second Closing. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of the form of which has been filed with the Commission as part of an exhibit to the Schedule 14D-9.

         As a condition to the Purchaser's obligation to purchase the Second Funding Shares, the Company and Davis will enter into the Consulting Agreement which shall be effective as of the date of the Second Closing, pursuant to which Davis shall cease to be an employee and officer of the Company and shall provide consulting services to the Company for a period ending on the third annual anniversary of the date of the Second Closing. As compensation for his services under the Consulting Agreement, Davis shall be entitled to compensation in the amount of $450,000, payable in equal monthly installments of $12,500. Davis shall be entitled to such compensation irrespective of a termination of the Consulting Agreement, unless such termination is by Davis for reasons other than a breach by the Company of its obligations under the Consulting Agreement. The Consulting Agreement contains a non-disclosure covenant similar to the non-disclosure covenant contained in Davis' expired employment agreement with the Company, a copy of which is filed as a part of the Company's Registration Statement on Form S-1 filed with the Commission on May 29, 1997.

EFFECT OF THE TRANSACTIONS ON EXISTING SHAREHOLDERS

         Following the Transactions, the existing holders of the Common Stock will continue to own the shares of Common Stock owned by them prior to the Transactions. However, following the Transactions, the Purchaser will own of record up to 48% of the total number of shares of Common Stock then outstanding, the Purchaser's designees will constitute a majority of the Company's Board of Directors, and Mr. Martin, through his control of the Purchaser, will beneficially own up to 50% of the total number of shares of Common Stock then outstanding. In the event the Management Shareholders do not tender any Shares owned by them into the Tender Offer and the Minimum Tender Condition is otherwise met, there is a possibility that, upon consummation of the transactions contemplated by the Stock Purchase Agreement, including the Tender Offer, the Purchaser will beneficially own up to 68%, and Mr. Martin, through his control of the Purchaser, will beneficially own up to 70%, of the shares of Common Stock then outstanding, by virtue of the Purchaser's power to vote Shares held by the Management Shareholders pursuant to the Shareholders' Agreement and the related irrevocable proxies. To the best of the Company's knowledge all of the Management Shareholders currently intend to tender Shares owned by them in the Tender Offer.

         As a result of such ownership of Shares, following the Transactions the Purchaser and Mr. Martin will have the ability to influence the business and operations of the Company, and will have the ability to control or influence significantly the outcome of any shareholder vote. Therefore, the Purchaser may be in a position to control the timing and the terms upon which any acquisition or other business combination involving the Company may occur.

FAIRNESS OPINION; REASONS FOR THE BOARD'S CONCLUSION


         In connection with the Transactions, the Company retained Chaffe & Associates, Inc. to provide financial services to the Company. Chaffe & Associates, Inc. reviewed with the Board of Directors of the Company its financial analysis of the sale by the Company of its Shares to the Purchaser for an average price of $2.00 per share, assuming that the Company sells the maximum number of shares of Common Stock under the Stock Purchase Agreement, and orally delivered its opinion, subsequently confirmed in writing, that the sale by the Company of its Shares to the Purchaser for an average price of $2.00 per share as part of the Transactions was fair to the shareholders of the Company. The full text of the written opinion of Chaffe & Associates, Inc. dated April 8, 1999, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. The opinion of Chaffe & Associates, Inc. referred to herein does not constitute a recommendation as to whether or not any holder of Shares should vote in favor of Proposal One. All shareholders are urged to, and should, read the opinion of Chaffe & Associates, Inc. carefully in its entirety.


         In approving the Stock Purchase Agreement and the Transactions contemplated thereby and recommending that all holders tender their Shares pursuant to the Tender Offer, the Board considered a number of factors, including the following:

                  (i) The Board's familiarity with, and information provided by the Company's management as to, the business, financial condition, results of operations, current business strategy and future prospects of the Company, as well as the risks involved in achieving those prospects and objectives in current industry and market conditions, the nature of the markets in which the Company operates, the Company's position in such markets, and the historical and current market prices for the Shares.

                  (ii)     The terms of the Stock Purchase Agreement, including
(A) the proposed structure of the Tender Offer and the Transactions involving a cash tender offer and (B) the fact that financing is not a condition to the Tender Offer and the Transactions.

                  (iii) That the average per Share price contemplated by the Stock Purchase Agreement, at $2.93, represented a premium of at least 30.2% to the closing price of the Shares immediately prior to the April 9, 1999 decision of the Board of Directors regarding the Stock Purchase Agreement.

                  (iv) The process engaged in by the Company's management, which included discussions with another potential acquiror, as a result of which the Board had what it believed to be an accurate sense of the values that could be achieved in a third party transaction.

                  (v) The presentation of Mr. Chaffe and Ms. Le Breton at the April 9, 1999 Board meeting and the opinion of Chaffe & Associates, Inc. to the effect that, as of such date, and based on the assumptions made, matters considered and limits of review set forth therein, the sale by the Company of its shares to the Purchaser for an average price of $2.00 per share is fair to the shareholders of the Company from a financial point of view.

                  (vi) That the Stock Purchase Agreement permits the Company to furnish nonpublic information to, and to participate in negotiations with, any third party that has submitted an Acquisition Proposal that constitutes a Superior Proposal, if the Board determines in good faith that taking such action is necessary in the exercise of its fiduciary obligations under applicable law, and the Stock Purchase Agreement permits the Company's Board to terminate the Stock Purchase Agreement in certain circumstances in the exercise of its fiduciary duties.

                  (vii) The termination provisions of the Stock Purchase Agreement, which under certain circumstances could obligate the Company to pay a termination fee of $1 million to the Purchaser, and the Board's belief that such fees and expense reimbursement provisions would not deter a higher offer.

                  (viii) The likelihood that the Transactions would be consummated, including the conditions to the Tender Offer and the closing under the Stock Purchase Agreement.

                  (ix) A consideration of alternatives to the sale of the Company, including without limitation continuing to operate the Company as a public company and not engaging in any extraordinary transaction.

         The foregoing discussion addresses the material information and factors considered by the Board in its consideration of the Transactions. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to recommend that shareholders approve the Transactions and accept the Tender Offer was made after consideration of all of the factors taken as a whole. In addition, individual members of the Board may have given different weights to different factors.

NASDAQ APPROVAL REQUIREMENT

         Under the rules of the NASD, companies that are listed on the Nasdaq Small Cap Market must obtain shareholder approval prior to issuing shares of common stock where such issuance would result in a change of control of the company. Accordingly, the Company must seek shareholder approval for the Transactions. If shareholder approval is not obtained, either the Company or the Purchaser may terminate the Stock Purchase Agreement pursuant to the terms thereof. Because in the event shareholder approval is not obtained the Company would be prohibited under the terms of its Nasdaq listing agreement from consummating the Transactions in a manner which would result in a change of control of the Company, the Company would be required either to terminate the Stock Purchase Agreement or reach agreements with the Purchaser regarding appropriate amendments to the terms of the Transactions.



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL ONE.

                                  PROPOSAL TWO

                      APPROVAL OF THE ARTICLES OF AMENDMENT

         The Amended and Restated Articles of Incorporation of the Company as presently in effect provide that the authorized capital of the Company consists of 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of April 23, 1999, there were 6,566,038 shares of Common Stock issued and outstanding, which shares were held by approximately 91 owners of record. Upon consummation of the Transactions, there will be 8,498,491 shares of Common Stock issued and outstanding (assuming (i) there are upward adjustments in the aggregate of 140,000 Shares to the number of Second Funding Shares and (ii) no other Shares are issued).

         In connection with the Transactions, the Board of Directors has adopted, and proposes that the shareholders of the Company approve, an amendment to the Amended and Restated Articles of Incorporation of the Company that would increase the number of authorized shares of Common Stock of the Company from 20,000,000 shares to 35,000,000 shares (the "Articles of Amendment"). The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on this proposal is required to approve the Articles of Amendment. If approved by the shareholders, such increases in the number of authorized shares of Common Stock will become effective upon the filing with the Secretary of State of the State of Texas of an amendment to the Company's Restated Articles of Incorporation setting forth such increase.

         The Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for issuance for purposes of raising additional capital, for use in connection with acquisitions, stock dividends, stock splits, and incentive compensation and other employee benefit plans and for other general corporate purposes. Having additional authorized shares of Common Stock available for issuance in the future would provide the Company with greater flexibility in pursuing such corporate purposes and would allow additional shares to be issued without the expense and delay associated with the need under certain circumstances to call a special meeting of the shareholders for purposes of approving an amendment to the Amended and Restated Articles of Incorporation. The Articles of Amendment, if approved, will be filed on the date of the Second Closing. Other than in connection with the Transactions, the Company has no present plan or intention to issue any additional shares of Common Stock, except for shares which have been reserved for issuance in connection with stock options and currently outstanding warrants.

         The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. If the Articles of Amendment are approved at the meeting, generally no shareholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock unless required by law or any rules or regulations to which the Company is subject or by the policies of Nasdaq or any stock exchange on which the shares of stock of the Company may be listed. Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those shareholders who paid a higher consideration per share for their stock. Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The holders of Common Stock do not have preemptive rights in connection with the issuance of additional shares of Common Stock.

         If the Articles of Amendment are adopted, the first sentence of Article Four of the Company's Amended and Restated Articles of Incorporation will be amended to read in its entirety as follows:

                  "The aggregate number of shares that the corporation shall have the authority to issue is 40,000,000 shares, consisting of 35,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL TWO.

                                 PROPOSAL THREE

                RATIFICATION OF APPOINTMENT OF DIRECTOR DESIGNEES


         Pursuant to the Shareholders' Agreement, immediately upon the closing of the sale of the Second Funding Shares and the consummation of the Tender Offer, the Purchaser shall be entitled to designate four directors to serve on the Board of Directors of the Company. See "Proposal One: Approval of the Transactions -- Description of the Transactions -- Shareholders' and Voting Agreement." In connection therewith, each of Messrs. Barry B. Conrad, Richard R. Neitz, Jack R. Crosby and Douglas A. Smith have agreed to tender their resignations from the Board of Directors of the Company effective as of the closing of the sale of the Second Funding Shares. At such time, E. Thomas Martin, Robert L. Burke, Joseph S. Whitaker and John McSorley will be appointed by the remaining directors to fill such vacancies and to serve in their stead for the appropriate remaining terms and until their successors are duly qualified and elected. Accordingly, the Company believes it is appropriate to request that shareholders ratify the appointment of the Director Designees, although no such shareholder vote is required and the failure of the shareholders to approve this proposal will not affect such appointments. The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote on this proposal is required to ratify the appointment of the Director Designees.

         Information with respect to the Director Designees is presented below. None of the entities identified in such information, other than the Purchaser, is affiliated with the Company.


                               DIRECTOR DESIGNEES

E. THOMAS MARTIN,                   Mr. Martin is the sole Manager and President
age 55                              of the Purchaser. Since January 1999, he has
                                    also served as President of Martin Resorts, Inc. a company engaged in the business of owning and managing resort properties and based in San Luis Obispo, California. From
                                    October 1991 through July 1998, Mr. Martin served as President of MW Sign Corp., an outdoor advertising company based in Paso
                                    Robles, California, and from February 1976 to July 1998, Mr. Martin served as President of Martin & McFarlane, Inc., another outdoor advertising business. He also serves as a director of Martin Resorts, Inc. and Americorp.

ROBERT L. BURKE,                    Mr. Burke has been an educator with the Lake
age 55                              Oswego School District in Lake Oswego,
                                    Oregon since September 1993.

JOSEPH S. WHITAKER,                 Mr. Whitaker currently serves as a Vice
age 58                              President of the Purchaser. For the past
                                    five years, Mr. Whitaker has operated a
                                    consulting business as a sole proprietorship in La Jolla, California, providing services related to marketing, licensing and product development.

JOHN MCSORLEY,                      Mr. McSorley has served as President of
age 53                              Double Bogey, LLC, a California limited
                                    liability company engaged in investments and located in San Rafael, California, since
                                    December 1996. From November 1989 to October
                                    1996, Mr. McSorley served as chief operating officer and general partner of BayCom
                                    Partners LP, a California limited
                                    partnership.



 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF PROPOSAL THREE.

                                  PROPOSAL FOUR

                APPROVAL OF AMENDMENTS TO 1997 STOCK OPTION PLAN

GENERAL

         The DSI Toys, Inc. 1997 Stock Option Plan (the "Plan") was adopted by the Board of Directors of the Company and its shareholders on May 1, 1997, prior to the initial public offering of the Company's Common Stock. At a meeting of the Board of Directors of the Company in April 1999, the Board of Directors adopted a proposal to amend the Plan to (i) increase from 600,000 to 900,000 the aggregate number of shares of Common Stock of the Company reserved for issuance under the Plan and (ii) to make certain conforming changes. The proposal to amend the Plan is subject to shareholder approval. The affirmative vote of the holders of at least a majority of the shares of Common Stock present and entitled to vote on this proposal is required to adopt and approve the proposal to amend the Plan.

         The purpose of the Plan is to foster and promote the financial success of the Company by, among other things, enabling key employees to participate in the long-term growth and financial success of the Company. The Plan is administered by the Company's compensation committee, which is composed of three non-employee directors. Any employee or director of the Company is eligible to receive grants of stock options under the Plan.

         All stock options granted under the Plan will have an exercise price per share to be determined by the compensation committee, provided that the exercise price per share under each stock option shall not be less than the fair market value of the Common Stock at the time the stock option is granted (110% of such fair market value in the case of incentive stock options granted to a shareholder who owns 10% or more of the Company's Common Stock). The maximum term for all stock options granted under the Plan is 10 years (5 years in the case of an incentive stock option granted to a shareholder who owns 10% or more of the Company's Common Stock). Stock options granted to the non-employee directors are not intended to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         The Board of Directors may at any time terminate, amend or modify the Plan; provided, however, that no such action of the Board of Directors, without the approval of the shareholders of the Company, may increase the total number of shares of Common Stock which may be issued under the Plan, decrease the minimum incentive stock option exercise price, extend the period during which options may be granted pursuant to the Plan, or change the class of individuals eligible to be granted options. No amendment to the Plan shall, without the consent of an optionee, affect such optionee's rights under an option previously granted.

REASONS AND PRINCIPAL EFFECTS OF THE PROPOSAL

         Increase in Number of Shares. As of April 23, 1999, there were 51,000 shares of Common Stock available for future awards under the Plan. The primary purpose of the proposal is to allow the Company to continue to attract and retain qualified employees by increasing by 300,000 shares the aggregate number of shares of Common Stock that may be issued under the Plan. If the proposal is adopted, the employees of the Company who are eligible to participate in the Plan could receive more benefits under the Plan than they could if the proposal is not adopted.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         Incentive Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or exercise of an incentive option. The basis of shares transferred to an optionee pursuant to the exercise of an incentive option is the price paid for such shares. If the optionee holds such shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the optionee upon such disposition will be a capital gain.

         The excess of the fair market value of shares received upon the exercise of an incentive option over the option price for such shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

         The Company is not entitled to a deduction upon the exercise of an incentive option by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

         If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an incentive option, the resulting tax consequences will depend upon whether such already owned shares of Common Stock are "statutory option stock", and, if so, whether such statutory option stock has been held by the optionee for the applicable holding period referred to in
Section 424(c)(3)(A) of the Code. In general, "statutory option stock" (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option, a qualified stock option, an option granted pursuant to an employee stock purchase plan or a restricted stock option, but not through the exercise of a nonqualified stock option. If such stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of such stock in payment of the exercise price of an incentive option. If such stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of such stock unless such stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an incentive option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering such stock was exercised over the option price of such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an incentive option with already owned shares will be statutory option stock or how the optionee's basis will be allocated among such shares.

         Nonqualified Options. No income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified option. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her option less than six months from the date of grant, upon exercise of a nonqualified option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises a nonqualified option less than six months from the date the option was granted will recognize income on the date six months after the date of grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election, pursuant to Section 83(b) of the Code, no later than 30 days after the date of exercise. Executive officers, directors and 10 percent shareholders of the Company will generally be deemed to be "insiders" for purposes of Section 16(b) of the Exchange Act.

         Income recognized upon the exercise of nonqualified options will be considered compensation subject to withholding at the time such income is recognized, and therefore, the Company or an affiliate must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified options are designed to ensure that the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

         The basis of shares transferred to an optionee pursuant to exercise of a nonqualified option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

         If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified option, the number of shares received pursuant to the option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon such exercise will be taxable to the optionee as ordinary income. If such already owned shares of Common Stock are not "statutory option stock" (which is defined in Section 424(c)(3)(B) of the Code to include any stock acquired through the exercise of an incentive stock option, a qualified stock option, an option granted pursuant to an employee stock purchase plan or a restricted stock option, but not through the exercise of a nonqualified stock option) or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the option will not be statutory option stock and the optionee's basis in the number of shares delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon such exercise will be equal to the fair market value of such shares. However, if such already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether such exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock or how the optionee's basis will be allocated among the shares received.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION AND APPROVAL OF PROPOSAL FOUR.

             ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS


BOARD MEETINGS AND COMMITTEES

         During fiscal 1998 the Board of Directors held five (5) meetings. The Company has standing audit, compensation, executive, and stock option administrative committees of the Board of Directors. The Board of Directors does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. The current members of the committees, number of meetings held by each committee in fiscal 1998, and a brief description of the functions performed by each committee are set forth below:

                   Audit Committee (2 meetings). Joseph N. Matlock, Chairman; M.D. Davis and Barry B. Conrad. The primary responsibilities of the audit committee are to review with the Company's auditors the scope of the audit procedures to be applied in conducting the annual audit and the results of the annual audit.

                   Compensation Committee (4 meetings). Barry B. Conrad, Chairman; Jack R. Crosby; Joseph N. Matlock; and Douglas A. Smith. The primary responsibilities of the compensation committee are to review and set the compensation levels of the officers of the Company, including those officers who are also directors, evaluate the performance of management, consider management succession and related matters and administer the annual compensation plans of the Company.

                   Executive Committee (2 meetings). M.D. Davis, Chairman;
         Barry B. Conrad and Joseph N. Matlock. The primary responsibilities of the executive committee are to advise the Company's officers and to act on certain matters at times between meetings of the full board of directors.

                   Stock Option Administrative Committee (4 meetings). Barry B. Conrad, Chairman; Jack R. Crosby, Joseph N. Matlock and Douglas A. Smith. The primary responsibility of the committee is to administer the Stock Option Plan, including the granting of options.

         Compensation Committee Interlocks and Insider Participation. The current members of the compensation committee identified above were the only persons who served on such committee during fiscal 1998. No officer or employee of the Company is a member of the Company's compensation committee. No member of the Board of Directors of the Company or its compensation committee serves as a member of the Board of Directors or compensation committee of an entity that has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee.

COMPENSATION OF DIRECTORS

         Annual Retainer and Other Fees and Expenses. Non-employee directors are paid an annual retainer of $20,000. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

         Non-Employee Director Stock Options. Under the 1997 Stock Option Plan (the "Stock Option Plan"), which was approved and ratified by shareholders on May 1, 1997, non-employee directors may from time to time at the discretion of the Stock Option Committee, receive a grant of an option to purchase Common Stock of the Company. The options are granted at an exercise price as determined by the Committee and are exercisable, as determined by the Committee, from time to time over a period of ten years from grant date, unless sooner terminated as described in the Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of April 23, 1999 the beneficial ownership of Common Stock by (i) each director of the Company, each named executive officer listed in the Summary Compensation Table appearing in this proxy statement, each Director Designee and all directors and executive officers as a group and (ii) the only other persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                          COMMON STOCK
                                                      BENEFICIALLY OWNED (1)
                                                   ---------------------------
                                                     NUMBER         PERCENT OF
NAME                                               OF SHARES          CLASS
----                                               ---------        ----------
Directors
M.D. Davis                                         534,945 (2)        8.07%
Richard R. Neitz                                   178,500 (2)        2.72%
Barry B. Conrad                                    107,674 (2)        1.64%
Jack R. Crosby                                     429,115 (2)(3)     6.53%
Joseph N. Matlock                                  336,110 (2)        5.12%
Douglas A. Smith                                   381,849 (2)        5.81%

Named Executive Officers (excluding
  any director named above) and Group

Howard G. Peretz                                     2,500 (2)           *
Tommy Yau                                           86,000 (2)        1.31%
J Russell Denson (4)                               171,000 (2)        2.54%
Stuart J. Drell (5)                                  6,000 (2)           *

All current directors and executive officers     2,136,026 (6)       32.11%
as a group (11 persons)

Director Designees
E. Thomas Martin                                 4,238,491 (7)(8)       (8)

Robert L. Burke                                         --              --
Joseph S. Whitaker                                   2,000               *
John McSorley                                           --              --

Certain Other Beneficial Owner
MVII, LLC                                        4,098,491 (8)          (8)


* Represents less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all Shares listed.

(2) Includes Shares attributable to shares of Common Stock not outstanding but subject to options currently exercisable, or exercisable within 60 days, as follows: Mr. Davis -- 60,000 Shares; Mr. Neitz -- 6,000 Shares; Mr. Conrad -- 2,000 Shares; Mr. Crosby -- 2,000 Shares; Mr. Matlock -- 2,000 Shares; Mr. Smith -- 2,000 Shares; Mr. Peretz -- 2,500 Shares; Mr. Yau -- 6,000 Shares; Mr. Denson -- 170,000 Shares; and Mr. Drell -- 6,000 Shares.

(3) Includes 427,115 Shares owned of record by Rust Capital, Ltd., as to which Mr. Crosby is founder and Chairman.

(4)  Mr. Denson left the Company effective February 28, 1999.

(5) Mr. Drell passed away on April 15, 1999, and beneficial ownership for Mr. Drell is given as of that date.

(6) Includes 85,500 Shares not outstanding but subject to options currently exercisable or options exercisable within 60 days. Does not include Shares owned by Mr. Denson and Mr. Drell.

(7) Includes 140,000 shares of Common Stock owned beneficially and of record by Mr. Martin. Mr. Martin and his wife, Noreen Martin, own ninety-nine percent (99%) of the membership interests of the Purchaser, MVII, LLC. Mr. Martin is the sole Manager and the President of the Purchaser.

(8) Includes 566,038 Shares purchased by the Purchaser (which is controlled by Mr. Martin) from the Company on April 15, 1999. Also includes Shares beneficially owned, but not currently owned of record, by the Purchaser, as follows: 1,600,000 Shares which the Management Shareholders have agreed to tender into the Tender Offer pursuant to the Side Letter Agreements; 1,792,453 Shares which the Purchaser has agreed to purchase pursuant to the Stock Purchase Agreement; and 140,000 Shares representing the maximum upward adjustments of the number of Second Funding Shares under the Stock Purchase Agreement. Upon consummation of the transactions contemplated by the Stock Purchase Agreement, including the Tender Offer, the Purchaser will be the record and beneficial owner of 48%, and Mr. Martin (through his control of the Purchaser) will be the beneficial owner of 50%, of the total number of shares of the Common Stock then outstanding (assuming (i) there are upward adjustments in the aggregate of 140,000 Shares to the number of Second Funding Shares and (ii) no other Shares are issued). Pursuant to the Shareholders' Agreement, each of the Management Shareholders has executed an irrevocable proxy appointing the Purchaser as proxy and authorizing the Purchaser to vote such Management Shareholder's Shares with respect to all Company-related matters subject to a shareholders vote, subject to certain exceptions, effective as of the closing of the sale of the Second Funding Shares. Both the voting agreement in the Shareholders' Agreement and the irrevocable proxies are conditioned upon and have an effective date of the Second Closing. In the event the Management Shareholders do not tender any Shares owned by them into the Tender Offer and the Minimum Tender Condition is otherwise met, there is a possibility that, upon consummation of the transactions contemplated by the Stock Purchase Agreement, including the Tender Offer, the Purchaser will be the beneficial owner of 5,820,184 (68%) and Mr. Martin (through his control of the Purchaser) will be the beneficial owner of 5,960,184 (70%) of the shares of Common Stock then outstanding (assuming (i) there are upward adjustments in the aggregate of 140,000 Shares to the number of Second Funding Shares and (ii) no other Shares are issued), by virtue of the Purchaser's power to vote Shares held by the Management Shareholders pursuant to the Shareholders' Agreement and the irrevocable proxies. To the best of the Company's knowledge, all of the Management Shareholders currently intend to tender Shares owned by them into the Offer. The number of Shares in the table above does not include the Shares with respect to which the Purchaser may acquire the right to vote pursuant to the Shareholders' Agreement and the irrevocable proxies. See "Proposal One: Approval of the Transactions -- Description of the Transactions."


     The respective addresses of the holders of five percent or more of the Common Stock of the Company are as follows: M.D. Davis, 13606 Taylorcrest, Houston, Texas 77079; Jack R. Crosby, 327 Congress Avenue, Suite 350 Austin, Texas 78701; Joseph N. Matlock, 4307 Farhills Drive, Austin, Texas 78731; Douglas A. Smith, 6829 Golf Drive, Dallas, Texas 75205; and the Purchaser and E. Thomas Martin, 654 Osos Street, San Luis Obispo, California 93401.

                             EXECUTIVE COMPENSATION

     The following report of the compensation committee on executive compensation and the information herein under "Executive Compensation--Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Administrative Committees (collectively the "Committee") of the Board of Directors are currently composed entirely of outside, non-employee directors. The Compensation Committee reviews and sets the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluates the performance of management, and considers management succession and related matters. The Stock Option Administrative Committee administers the Stock Option Plan. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full Board.

     The Company has retained the services of The Penicle Group, a management and compensation consulting firm, to assist the Committee in the performance of its responsibilities. The Committee considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

Compensation Policies and Programs

     The compensation policies of the Company, set by management and supported by the Committee, focus on enhancing shareholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to assist the Company to achieve its corporate goals. The executive compensation program for fiscal 1998 consisted of three elements: base salary, annual incentive bonus, and long-term incentive through the granting of stock options pursuant to the Stock Option Plan.

     Base Salary: Base salary for executive officers is determined principally by competitive factors and the marketplace. The policy of the Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Committee.

     Annual Incentive Bonus: The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer.

     Long-term Incentive Compensation: It is also the compensation policy of the Company to use stock options as a means of furnishing longer-term incentive to officers and other employees of the Company and its subsidiary. Under the Stock Option Plan, which was approved by shareholders in 1997, the Company has flexibility in creating options.

     On August 20, 1998, Howard G. Peretz was granted stock options that were based on his responsibilities and relative position in the Company. All stock options in 1998 were granted with an exercise price of fair market value at the date of grant. Except as noted below, the stock options vest over seven anniversary dates commencing April 5, 1999 and each April 5 thereafter through April 5, 2004. Five percent of the stock options vest each April 5, 1999-2002; fifteen percent vest on April 5, 2003 and 2004 and fifty percent vest on August 30, 2004. In the first fiscal year beginning in fiscal 1999 (if any) in which the Company's common stock trades above $2.00 for 10 consecutive trading days, then, at the end of that fiscal year, 33-1/3% of the options, less the portion that vested on April 5 of that fiscal year, vest. In the first subsequent fiscal year (if any) in which the Company's common stock trades above $4.00 for 10 consecutive trading days, then, at the end of that fiscal year, 33-1/3% of the options, less the portion that vested on April 5 of that fiscal year, vest. In the first subsequent fiscal year (if any) in which the Company's common stock trades above $6.00 for 10 consecutive trading days, then, at the end of that fiscal year, the remaining options vest.

     Stock options to purchase 20,000 shares of Common Stock were granted to Mr.
J. Russell Denson in fiscal 1998. In connection with Mr. Denson's departure from the Company, all outstanding options held by him terminate on August 31, 1999, if not exercised before such date.

FISCAL 1998 COMPENSATION OF CEO

     The 1998 salary of the CEO, M.D. Davis, of $150,000 was determined by an employment agreement negotiated in good faith and entered in effective December 11, 1995, the term of which expired on December 31, 1998. The compensation amount was based upon the job description and time commitment of the position as set forth in the Agreement. The Compensation Committee believes that Mr. Davis' compensation level is appropriate.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code contains provisions which could limit the deductibility of certain compensation payments to the Company's executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The policy of the Company is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the Committee believes such payments are in the Company's best interests.

SUMMARY

     The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during fiscal 1998 adequately reflect the compensation goals and policies of the Company. No executive compensation increases have been announced, and none are planned for fiscal 1999.

                                       Barry B. Conrad
                                       Jack R. Cosby
                                       Joseph N. Matlock
                                       Douglas A. Smith

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company, and the five (including one employee of a subsidiary) other highest paid executive officers of the Company (collectively, the "named executive officers") for the years indicated.


                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                    -----------------------     ------------------------------------
   NAME AND PRINCIPAL        FISCAL                 OTHER         ANNUAL          STOCK OPTION/SARS       ALL OTHER
       POSITION               YEAR     SALARY       BONUS      COMPENSATION     (NUMBER OF SHARES)(1)   COMPENSATION
   ------------------        ------   --------      -----      ------------     ---------------------  -------------
M. D. Davis,                  1998    $150,000      $  --      $       --                     --       $ 3,202 (2)(3)
Chairman and Chief            1997     150,000         --              --                 60,000         3,274 (2)(3)
Executive Officer             1996     150,000        500              --                     --         9,500 (2)

Richard R. Neitz,             1998     225,000         --              --                     --         5,174 (2)(3)
President and Chief           1997     225,000         --              --                 60,000         4,462 (2)(3)
Operating Officer             1996     225,000        500              --                     --        10,100 (2)(3)

Howard G. Peretz,             1998      80,538         --         114,800 (5)             50,000           150 (2)
Senior Vice President (4)                                              --                     --            --

Tommy Yau, Managing           1998     180,000(6)      --             --                      --            --
Director - DSI (HK)           1997     180,000(6)      --             --                  60,000            --
Limited                       1996     180,000(6)   9,500(6)          --                      --            --

Russell Denson,               1998     180,000         --             --                  20,000         3,714 (2)(3)
former Executive Vice         1997     145,000         --             --                 150,000           359 (2)(3)
President and Chief
Financial Officer(7)

Stuart J. Drell,              1998     175,000         --         22,751(9)                   --         3,242 (2)(3)
former Senior Vice            1997      29,167         --             --                      --            --
President (8)

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.

(2) Includes Company contributions or other allocations to defined contribution plan, as follows: Mr. Davis -- $2,500, $2,375 and $9,500 for fiscal 1998, 1997 and 1996, respectively; Mr. Neitz -- $2,500, $1,579 and $9,500 for fiscal 1998, 1997 and 1996, respectively; Mr. Denson -- $3540 and $210 for fiscal 1998 and 1997, respectively; and Mr. Drell -- $2,792.


                                                                              31

(3) Includes life insurance premiums as follows: Mr. Davis --$702 and $899 for fiscal 1998 and 1997, respectively; Mr. Neitz -- $2,674, $2,883 and $600 for fiscal 1998, 1997 and 1996, respectively; Mr. Peretz: $150; Mr. Denson -- $174 and $149 for fiscal 1998 and 1997, respectively; and Mr. Drell -- $450.

(4) Mr. Peretz was engaged as a consultant in April 1998 and became an employee of the Company on August 20, 1998.

(5) Consists of (i) $50,000 moving allowance and (ii) $64,800 in consulting fees paid prior to August 20, 1998.

(6) Pursuant to Mr. Yau's employment agreement dated December 11, 1995, he is paid HK $116,000 per month which, based on average exchange rates, translates to US $180,000 per annum. Mr. Yau was paid a bonus of HK $73,483 for fiscal 1996, which, based on average exchange rates at the time, translates to US $ 9,500.

(7) Mr. Denson became an employee of the Company in March 1997 and left the Company effective February 28, 1998.

(8) Mr. Drell became an employee of the Company in December 1997 and passed away on April 15, 1999.

(9)  Consists of interim travel and lodging allowance.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended January 31, 1999 to each of the named executive officers.

                        OPTION/SAR GRANTS IN FISCAL 1998


--------------------------------------------------------------------------------------------------------
                                                                           POTENTIAL REALIZABLE VALUE
                                       % OF                                AT ASSUMED ANNUAL RATES OF
                       NUMBER         TOTAL        PER                     STOCK PRICE APPRECIATION
                         OF          OPTIONS      SHARE                       FOR OPTION TERM(2)
                     OPTIONS/SARS   GRANTED TO   EXERCISE    EXPIRATION    --------------------------
     NAME             GRANTED       EMPLOYEES    PRICE(1)       DATE           5%               10%
--------------------------------------------------------------------------------------------------------
Howard G. Peretz      50,000(3)         61%       $ 1.14      8/19/08       $ 35,847         $ 90,843
--------------------------------------------------------------------------------------------------------
J. Russell Denson     20,000(4)         24%       $ 1.94      5/11/08(4)      24,401           61,837
--------------------------------------------------------------------------------------------------------


(1) All grants were made at the average fair market value as of the date of grant.

(2) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1997. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of Company stock or of the stock price.

(3)  Consists of incentive stock options for 50,000 Shares vesting as follows:
     5% on each of April 5, 1999; April 5, 2000; April 5, 2001; and April 5, 2002; 15% on each of April 5, 2003 and April 5, 2004; and 50% on August 30, 2004. Subject to accelerated vesting (see "Executive Compensation -- Compensation Policies and Program").

(4) Consists of non-qualified stock options for 20,000 Shares. Mr. Denson left the Company effective February 28, 1999, and in connection therewith all options were vested on such date and will expire on August 31, 1999, unless sooner exercised.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended January 31, 1999, and the unexercised options held at January 31, 1999 and the value thereof, by each of the named executive officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                            AND 1/31/99 OPTION VALUES

                           SHARES                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                          ACQUIRED                 UNDERLYING OPTIONS/SARS     IN-THE-MONEY OPTIONS/SARS
                        ON EXERCISE                  AT 1/31/99 (SHARES)           AT FISCAL YEAR END
                         (NUMBER        VALUE     --------------------------   --------------------------
        NAME            OF SHARES)     REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
        -----           -----------    --------   -----------  -------------   ----------- -------------
M.D. Davis                   0           $ 0         6,000         54,000         $ 0           $ 0
Richard R. Neitz             0             0         6,000         54,000           0             0
Howard G. Peretz             0             0             0         50,000           0             0
Tommy Yau                    0             0         6,000         54,000           0             0
J. Russell Denson(1)         0             0        35,166        134,834           0             0
Stuart J. Drell(2)           0             0         6,000         54,000           0             0

(1) Mr. Denson left the Company effective February 28, 1999, and in connection therewith all options were vested as of such date and will expire on August 31, 1999, unless sooner exercised.

(2) Mr. Drell passed away on April 15, 1999. All non-vested options terminated upon his death, and vested options expire April 15, 2000.


                        EMPLOYMENT AND RELATED AGREEMENTS

      As a condition to the Purchaser's obligation to purchase the Second Funding Shares, the Company and M.D. Davis will enter into the Consulting Agreement which shall be effective as of the date of the Second Closing, pursuant to which Mr. Davis shall cease to be an employee and officer of the Company and shall provide consulting services to the Company for a period ending on the third annual anniversary of the date of the Second Closing. As compensation for his services under the Consulting Agreement, Mr. Davis shall be entitled to compensation in the amount of $450,000, payable in equal monthly installments of $12,500. Mr. Davis shall be entitled to such compensation irrespective of a termination of the Consulting Agreement, unless such termination is by Mr. Davis for reasons other than a breach by the Company of its obligations under the Consulting Agreement. The Consulting Agreement contains a non-disclosure covenant similar to the non-disclosure covenant contained in Mr. Davis' expired employment agreement with the Company, a copy of which is filed as a part of the Company's Registration Statement on Form S-1 filed with the Commission on May 29, 1997.

      The Company has entered into an employment agreement with Richard R. Neitz. Pursuant to this agreement, Mr. Neitz will be employed as President and Chief Operating Officer until January 31, 2000 and will be paid an annual salary of $225,000 (which salary may be raised at the discretion of the Board of Directors). Beginning with fiscal 1996, Mr. Neitz is entitled to a fiscal year-end performance bonus equal to 2% of the Company's total pre-tax income, provided that such pre-tax income exceeds $5.8 million. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Neitz's employment without cause the Company must continue to pay Mr. Neitz his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

      DSI (HK) has entered into an employment agreement with Tommy Yau, pursuant to which he will be employed as Managing Director of DSI (HK) until January 31, 2000 and will be paid a monthly salary of HK $116,000 (approximately US $15,000 based on currency exchange rates). Beginning with fiscal 1996, Mr. Yau is entitled to a fiscal year-end performance bonus equal to 2% of the Company's total pre-tax income, provided that such pre-tax income exceeds $5.8 million. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon termination of Mr. Yau's employment without cause the Company must continue to pay Mr. Yau his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

      The Company has entered into an employment agreement with Howard G. Peretz. Pursuant to this agreement, Mr. Peretz will be employed as Senior Vice President - Marketing and Strategic Planning until August 19, 2001 and will be paid an annual salary of $180,000 during the first year of the contract, with a guaranteed raise of $10,000 per year for the remaining two years of the contract (which salary may be raised at the discretion of the Board of Directors). Mr. Peretz is entitled to participate in the Company's fiscal year-end performance bonus program on an executive level determined by the Board of Directors. The agreement contains non-disclosure, non-competition and non-solicitation provisions applicable during the term of employment under the agreement and until one year after termination of employment. Upon a sale of all or substantially all of the assets of the Company, or upon a merger or consolidation in which the Company is not the survivor, Mr. Peretz's stock options to purchase 50,000 shares of Common Stock will immediately vest and will expire thirty days thereafter if not exercised. Upon termination of Mr. Peretz's employment without cause the Company must continue to pay Mr. Peretz his salary for a period of six months (in the event the non-competition provisions are enforced, the Company is obligated to pay an additional one-year salary during the non-compete period) following termination and must pay a pro-rated performance bonus.

      The Company has entered into similar employment agreements with its other executive officers.

PERFORMANCE GRAPH

      The following graph sets forth the cumulative total shareholder return for the Common Stock, the Standard & Poor's 500 Index and a Competitor Group Index since May 29, 1997 (the date on which the Common Stock was first traded on the Nasdaq Market).

                    COMPARISON OF CUMULATIVE TOTAL RETURN (1)
                AMONG DSI TOYS, INC., STANDARD & POOR'S 500 INDEX
                         AND COMPETITOR GROUP INDEX (2)

                                    [GRAPH]

                                5/29/97     1/31/98     1/31/99
                                -------     -------     -------
DSI Toys, Inc.                   $100        $ 30        $ 21
Peer Group                       $100        $103        $ 88
Standard & Poor's 500 Index      $100        $124        $164

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on May 29, 1997 in Common Stock, the Standard & Poor's 500 Index and a Company constructed competitor group index.

(2) In accordance with the SEC's rules, the Company has elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of 10 industry participants: Empire of Carolina, Inc., Equity Marketing, Inc., Grand Toys International Inc., Jakks Pacific Inc., Janex International, Inc., Just Toys Inc., Marvel Enterprises Inc. (formerly named ToyBiz, Inc.), Play by Play Toys & Novelties, Inc., Racing Champions Corp., Toymax International, Inc. Total return calculations were weighted according to the respective company's market capitalization. Two companies that were included in the 1997 peer group index are not included in the 1998 peer group index because one (Galoob Toys Inc.) was acquired by another company and another (Yes! Entertainment Corporation) has filed a voluntary bankruptcy petition under Chapter 11 and has been delisted by Nasdaq.

                              CERTAIN TRANSACTIONS

         Information concerning certain transactions involving the Company, the Purchaser, the Director Designees and certain directors and executive officers of the Company is described above in "Background," "Proposal One: Approval of the Transactions" and "Proposal Three: Ratification of Appointment of Director Designees."

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of such stock. Directors, officers and beneficial owners of more than 10 percent of the Common Stock are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended January 31, 1999, all Section 16(a) filing requirements applicable to its directors, officers, and beneficial owners of more than 10 percent of its Common Stock were met.

                                    AUDITORS

         PricewaterhouseCoopers LLP has audited the Company's financial statements since September 1, 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions from the shareholders and will be given the opportunity to make a statement should they desire to do so. The Board of Directors will take action after consummation of the Transactions to appoint the accountant to audit the financial statements of the Company for the year ending January 31, 2000.

                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

         Shareholder proposals for inclusion in the Company's proxy materials in connection with the 2000 annual meeting of shareholders must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than January 11, 2000, in accordance with Rule 14a-8 under the Exchange Act.

         With respect to shareholder proposals which are not intended to be included in the Company's proxy statement, the Bylaws of the Company provide that notice of any such shareholder proposal must be received at the Company's principal executive office not less than 80 days prior to the annual meeting, or, in the event that the date of the meeting was not publicly announced by the Company in the manner specified in the Bylaws more than 90 days prior to the meeting, not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced.

         The cost of soliciting proxies will be borne by the Company. The Company may retain a proxy solicitation firm to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting. In addition, the Company may use certain of its officers and employees (who will receive no special compensation therefor) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

         The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's 1998 annual report is being mailed to shareholders concurrently with this proxy statement. The following items contained in the 1998 annual report are hereby incorporated by reference into this proxy statement: Item 7, Management's Discussion and Analysis of Financial Condition and Results; Item 9, Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and the audited financial statements and schedules of the Company.



                                                   DSI TOYS, INC.



                                                 /s/  M.D. DAVIS
                                                      M.D. Davis
                                                     Chairman and
                                                 Chief Executive Officer


Houston, Texas
May 7, 1999

                                                                         ANNEX A



                        STOCK PURCHASE AND SALE AGREEMENT

                                 by and between

                                 DSI TOYS, INC.,

                                       and

                                    MVII, LLC

                           Dated as of April 15, 1999

         This STOCK PURCHASE AND SALE AGREEMENT ("Agreement") is entered into by and between MVII, LLC, a limited liability company formed under the laws of the State of California ("Buyer"), and DSI Toys, Inc., a Texas corporation (the "Company"). This Agreement is made with specific reference to the following facts:

                                   RECITALS:

         A. WHEREAS, the Company owns and operates a business engaged in the development, manufacturing and distribution of toys and children's consumer electronics;

         B. WHEREAS, the Board of Directors of the Company has approved the sale of five hundred sixty-six thousand thirty-eight (566,038) shares (the "Initial Funding Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock" or the "Shares"), on the Initial Closing Date (as that term is defined herein) and an additional one million seven hundred ninety-two thousand four hundred fifty- three (1,792,453) Shares (the "Second Funding Shares") on the Second Closing Date (as that term is defined herein) plus a potential upward adjustment of an additional one hundred forty thousand (140,000) Shares as provided herein, by the Company to Buyer, on the terms and subject to the conditions set forth in this Agreement;

         C. WHEREAS, the Board of Directors of the Company has approved the acquisition of up to one million six hundred thousand (1,600,000) shares of Common Stock (the "Tendered Shares") by Buyer from the Company's shareholders (the "Shareholders"), on the terms and subject to the conditions set forth in this Agreement;

         D. WHEREAS, in furtherance of such acquisition, Buyer proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase the Tendered Shares at a purchase price of $4.38 per share (the "Offer Price") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has adopted resolutions approving the Offer;

         E. WHEREAS, the Board of Directors has approved the terms of that certain Shareholders' and Voting Agreement of DSI Toys, Inc. (the "Shareholders Agreement") by and among the Company, Buyer, and M. D. Davis, Rust Capital, Ltd., a Texas limited partnership, Douglas A. Smith, Joseph N. Matlock, and Barry B. Conrad (collectively, the "DSI Group"), entered into concurrently with the execution of this Agreement, and in connection therewith, members of the DSI Group have executed irrevocable proxies in favor of Buyer (the "Irrevocable Proxies"), as an inducement to Buyer and the Company to enter into this Agreement;

         F. WHEREAS, the Board of Directors has approved the terms of that certain Registration Rights Agreement (the "Registration Rights Agreement") (the

                  Registration Rights Agreement and the Shareholders Agreement are hereinafter collectively referred to as the "Other Agreements") by and among the Company, Buyer, and the DSI Group, entered into concurrently with the execution of this Agreement as an inducement to Buyer to enter into this Agreement; and

         G. WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                               PURCHASE OF SHARES

         SECTION 1.1 Purchase and Sale of Initial Funding Shares. Upon the terms and subject to the conditions set forth in this Agreement the Company shall sell to Buyer and Buyer shall purchase from the Company the Initial Funding Shares for a total consideration of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Initial Funding Shares Purchase Price").

         SECTION 1.2 Purchase and Sale of Second Funding Shares. Upon the terms and subject to the conditions set forth in this Agreement the Company shall sell to Buyer and Buyer shall purchase from the Company the Second Funding Shares for a total consideration of Three Million Eight Hundred Thousand Dollars ($3,800,000.00) (the "Second Funding Shares Purchase Price"), subject to adjustment pursuant to Section 1.2(a).

         (a) If as of 11:59 p.m. on the Second Closing Date (as defined below) (the "Relevant Time"), the Working Capital (as defined below), is less than the Base Amount (as defined below), then the Second Funding Shares shall be increased by the excess of the Base Amount over the amount of Working Capital of the Company as of the Relevant Time, based upon a stock price of Two Dollars ($2.00) per Second Funding Share; provided that the Second Funding Shares shall not be increased by more than forty thousand (40,000) shares. "Working Capital" shall mean current assets less current liabilities (excluding current portion of long-term debt). The term "Base Amount" shall mean One Million Dollars ($1,000,000.00).

         (b) Within three (3) business days prior to the Second Closing Date, the Company shall deliver to Buyer a statement (together with appropriate schedules and other support, the "Settlement Statement") that: (i) provides Buyer with a good faith estimate of its Working Capital as of the Relevant Time, as adjusted, for any collections, payments or distributions to be made prior to the Relevant Time, and (ii) calculates the increase of the Second Funding Shares pursuant to Section 1.2(a) hereof, if applicable.

         (c) If the Settlement Statement requires any adjustments to the Second Funding Shares as described in Section 1.2(a) and Buyer agrees with the adjustments as set forth in the Settlement Statement, then such adjustment shall be reflected in the amount of Second Funding Shares to be issued to Buyer on the Second Closing Date pursuant to Section 1.3(b).

         (d) Unless Buyer has notified Seller that it agrees with the adjustments as set forth in the Settlement Statement on or before the Second Closing Date, then on the Second Closing Date, the Company shall sell to Buyer one million seven hundred ninety-two thousand four hundred fifty-three (1,792,453) Shares and, if Buyer elects to challenge the amount of Working Capital contained in the Settlement Statement, Buyer shall notify the Company of its challenge of the amount of Working Capital in writing no later than ten (10) business days following the Second Closing Date. If Buyer and the member of the Company's Board of Directors appointed to represent the Company by those members of the Company's Board of Directors who are nominated by the DSI Group (the "DSI Representative") do not agree within ten (10) days of such challenge on any such adjustment, Buyer shall engage Arthur Andersen, who shall conduct such tests and procedures as it deems reasonable to finally determine the amount of Working Capital, as applicable, on the Second Closing Date, no later than sixty (60) days following the Second Closing Date. If Arthur Andersen determines the amount of Working Capital of the Company as of the Relevant Time differs from that set forth in the Settlement Statement, it shall so notify the Company and the Buyer of such difference. If Arthur Andersen determines that the Working Capital of the Company as of the Relevant Time is greater than the Base Amount, then this Agreement shall continue in full force and effect without any changes to the Second Funding Shares. If Arthur Andersen determines that the Working Capital of the Company as of the Relevant Time is less than the Base Amount, then the Second Funding Shares shall be increased by the excess of the Base Amount over the amount of Working Capital of the Company as of the Relevant Time as determined by Arthur Andersen, based upon a stock price of Two Dollars ($2.00) per Second Funding Share, and the Company shall issue to Buyer an additional number of Second Funding Shares that the Company should have issued on the Second Closing Date, pursuant to Section 1.2(a) hereof, based upon the findings of Arthur Andersen.

         (e) If the Company fails to satisfy the terms of Section 5.20 below, Buyer shall be issued the Moss Default Shares (as defined in Section 5.20 below).

         SECTION 1.3  Closings.

                  (a) Initial Closing. The closing of the purchase and sale of the Initial Funding Shares (the "Initial Closing") shall take place at the offices of Thompson & Knight, 1200 Chase Tower, 600 Travis Street, Houston, Texas 77002, at 10:00 a.m., local time, on the date hereof, or at such other time and place as the Company and Buyer shall agree in writing (the "Initial Closing Date"). At the Initial Closing:

                           (i) The Company shall deliver to Buyer: (A) one or more certificates representing five hundred sixty-six thousand thirty-eight (566,038) Shares, duly endorsed in blank or with duly executed stock powers, free and clear of any Liens; (B) the Other Agreements and the Irrevocable Proxies duly executed by the parties thereto in the forms attached hereto as Exhibits 5.15, 5.16 and 1.3(a)(i)(B), respectively;
         (C) those certain Side Letter Agreements executed by each of the members of the DSI Group and the Company in the forms attached hereto as Exhibit 1.3(a)(i)(C); (D) a favorable opinion of counsel dated as of the Initial Closing Date in form and substance satisfactory to Buyer and Buyer's Counsel; (E) certified copies of resolutions duly adopted by the Company's board of directors approving this Agreement and the transactions contemplated hereby; (F) duly executed consents of any party having a contractual relationship with the Company or any of its Subsidiaries and whose consent is required to be obtained to execute this Agreement or in connection with the Initial Closing and who has been identified as such by Company in the Seller Disclosure Letter (as defined herein), including, but not limited to, Sunrock Capital Corp. ("Sunrock"); (G) draft copies of the consolidated balance sheet (including related notes and schedules) and consolidated statements of income, shareholders' equity and of cash flows to be included in the Company's annual report on Form 10-K for the fiscal year ending January 31, 1999 (the "1998 Financial Statements"); (H) a written consent and waiver in the form attached hereto as Exhibit 1.3(a)(i)(H) executed by Sunrock consenting to the transactions contemplated hereby and waiving any breaches and/or events of default arising out of or in connection with the transactions contemplated hereby; and (I) the opinion of Chaffe and Associates, Inc., a copy of which is attached hereto as
         Exhibit 3.29.

                           (ii) Buyer shall deliver to the Company, (A) by wire transfer of immediately available funds the Initial Funding Shares Purchase Price, (B) the Other Agreements duly executed by the Buyer,
         (C) a favorable opinion of counsel dated as of the Initial Closing Date in form and substance satisfactory to the Company and the Company's counsel, and (D) certified copies of resolutions duly adopted by the Buyer's board of directors approving this Agreement and the transactions contemplated hereby.

                  (b) Second Closing. The closing of the purchase and sale of the Second Funding Shares (the "Second Closing") shall take place at the offices of Thompson & Knight, 1200 Chase Tower, 600 Travis Street, Houston, Texas 77002, at 10:00 a.m., local time, on or before July 1, 1999, as the Company and Buyer shall agree in writing (the "Second Closing Date").

                           (i) The Company shall deliver to Buyer one or more certificates representing one million seven hundred ninety-two thousand four hundred fifty-three (1,792,453) Shares (and such additional Shares, if any, as set forth in the Settlement Statement and agreed to by Buyer as provided in Section 1.3(c) hereof), duly endorsed in blank or with duly executed stock powers, free and clear of any Liens;

                           (ii) Buyer shall deliver by wire transfer of immediately available funds the Second Funding Shares Purchase Price to the Company;

                           (iii) The Company shall amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of capital stock from twenty-five million (25,000,000) to forty million (40,000,000) pursuant to the Articles of Amendment to the Amended and Restated Articles of Incorporation attached hereto as

         Exhibit 1.3 (the "Articles of Amendment"), by filing the Articles of Amendment with the Secretary of State of the State of Texas, if such Articles of Amendment have been approved by the Shareholders at the Shareholders Meeting (as defined herein); and

                           (iv) The parties shall deliver all remaining items and perform all remaining covenants required by the terms and conditions of this Agreement.


                                   ARTICLE II

                                  TENDER OFFER

         SECTION 2.1  The Offer

         (a) Not later than the first business day after the date of this Agreement, Buyer will make a public announcement of the offer to purchase one million six hundred thousand (1,600,000) Shares at the Offer Price net to the seller in cash. Notwithstanding the foregoing, the Offer Price will be subject to possible increase as provided in Section 2.1(b) hereof.

         (b) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Buyer of the Offer, Buyer shall commence the Offer. The obligation of Buyer to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit 2.1 attached hereto (the "Offer Conditions") (any of which may be waived in whole or in part by Buyer in its sole discretion). Buyer expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Buyer shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Buyer may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer (the initial scheduled expiration date being such date as shall be identified in the Offer Documents (as herein defined)), any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty (20) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Buyer or the Company to terminate this Agreement pursuant to the terms hereof. The obligation of Buyer to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth on Exhibit 2.1 (any of which may be waived in whole or in part by Buyer in its sole discretion). Subject to the terms and conditions of the Offer, Buyer shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Buyer becomes obligated to accept for payment, pursuant to the Offer as soon as practicable after the expiration of the Offer.

         (c) On the date of commencement of the Offer, Buyer shall file with the SEC a Tender Offer Statement in Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Buyer shall cause to be disseminated the Offer Documents to holders of Common Stock (collectively, the "Shareholders" and individually, a "Shareholder") as and to the extent required by applicable federal securities laws. Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be promptly filed with the SEC and the other Offer Documents as so corrected to be promptly disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the Shareholders. Buyer agrees to provide the Company and its counsel any comments Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (d) Buyer shall provide on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Buyer becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 2.2 Company Actions.

         (a) The Company hereby represents that the Board of Directors of the Company has, at a meeting duly called and held, duly adopted resolutions whereby it: (i) determined that this Agreement, the Offer and the transactions contemplated hereby and thereby are in the best interests of the Company and the Shareholders, (ii) adopted and approved this Agreement, the Offer and the transactions contemplated hereby and thereby, and (iii) resolved to recommend that the Shareholders accept the Offer, tender their shares in response to the Offer, and approve the sale of the Second Funding Shares by the Company to Buyer pursuant to the terms of this Agreement. Simultaneously with the execution of this Agreement, pursuant to the terms of the Side Letter Agreements, each of the members of the DSI Group has agreed that if the Minimum Condition (as that term is defined in Exhibit 2.1 attached hereto) is not met as of the initial scheduled expiration date of the Offer, each of the members of the DSI Group shall tender their Shares in the Offer, except where such sales in response to the Offer might result in liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), such that the number of Shares tendered by each member of the DSI Group and non-DSI Group Shareholders, shall meet the Minimum Condition. Nothing herein contained shall prevent any member of the DSI Group from tendering any or all Shares over which such member has dispositive power, even if the Minimum Condition is otherwise met, and any such Shares so tendered shall be subject to a pro rata reduction to the same extent as the Shares tendered by any other Shareholder.

         (b) Not later than the first business day after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement in Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 2.2(a) hereof and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Buyer each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file promptly any corrected Schedule 14D-9 with the SEC and disseminate promptly the corrected Schedule 14D-9 to the Shareholders to the extent required by the Exchange Act or the rules thereunder. Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Shareholders. The Company agrees to provide Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Buyer promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners (as defined under Rule 13d-3 of the Securities Act of 1933, as amended (the "Securities Act")) of Common Stock, and shall furnish to Buyer such additional information and assistance (including updated lists of Shareholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to the Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Buyer and its agents shall hold in confidence the information contained in any such labels, listings and files, and will use such information only in connection with the Offer.

         SECTION 2.3 The Closing of the Offer. The closing of the Offer (the "Offer Closing") shall occur simultaneously with and be conditioned upon the Second Closing of the sale of the Second Funding Shares as provided in Section
1.3 hereof and the satisfaction or waiver of the conditions set forth in Exhibit
2.1 (the "Offer Closing Date"), unless another date is agreed to in writing by the parties hereto.

         SECTION 2.4 Payment for Tendered Shares.

         (a) Paying Agent. Prior to the date of the consummation of the transactions contemplated by the Offer (the "Effective Time"), Buyer shall designate a bank or trust company or an entity which in the ordinary course of business acts as a participation agent to act as paying agent in the Offer (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Buyer shall make available to the Paying Agent cash in amounts and at the times necessary for the payment of the purchase price for each Tendered Share purchased (the "Tender Price") upon surrender of certificates representing Shares (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Buyer).

         (b) Payment Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Tender Price for such Shares surrendered. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Tender Price for each Share theretofore represented by such Certificate which shall have been tendered. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Buyer that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If more than one million six hundred thousand (1,600,000) Shares are validly tendered prior to the Effective Time and not withdrawn, the Buyer will, upon the terms and conditions of the Offer, accept such Shares for payment on a pro rata basis as provided by Section 14(d)(6) of the Exchange Act and Rule 14(d) promulgated thereunder, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Effective Time and not withdrawn.

         SECTION 2.5  Directors.

         (a) Upon the Second Closing and the Offer Closing, Buyer shall be entitled to designate four of the six directors on the Board of Directors of the Company. In furtherance thereof, each of Barry B. Conrad ("Conrad"), Jack R. Crosby ("Crosby"), Richard R. Neitz ("Neitz"), and Douglas A. Smith ("Smith") has agreed to tender his resignation as a member of the Board of Directors effective upon the Second Closing and the Offer Closing to enable Buyer's designees to be so elected to the Company's Board of Directors, and the Company agrees to take all actions available to cause Buyer's designees to be so elected. At such time, the Company shall, if requested by Buyer, also cause persons designated by Buyer to constitute at least the same percentage as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors of each Subsidiary of the Company, and
(iii) each committee (or similar body) of each such board.

         (b) The Company shall promptly take all actions required, if any, pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations with respect to Section 2.5(a) hereof, including mailing to Shareholders the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Buyer's designees to be elected to the Company's Board of Directors. Buyer will supply the Company and be solely responsible for any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.5 are in addition to and shall not limit any rights which Buyer or any of its affiliates may have as a beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Company represents and warrants to Buyer, as follows:

         SECTION 3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Offer. Section 3.1 of the disclosure letter delivered to Buyer by the Company on or prior to entering into this Agreement and incorporated by reference herein (the "Seller Disclosure Letter") contains complete and correct copies of the Company's and its Subsidiaries' certificates or articles of incorporation, as the case may be, and bylaws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws so delivered are in full force and effect.

         SECTION 3.2 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of capital stock, 20,000,000 of which are shares of Common Stock, and 5,000,000 of which are shares of Preferred Stock, of which 6,000,000 shares of Common Stock and no shares of Preferred Stock were outstanding and 2,719,000 Shares were held by the Company in its treasury, as of the close of business on April 14, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and, upon the sale thereof, the Initial Funding Shares and the Second Funding Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance except for 603,000 Shares reserved for issuance upon exercise of outstanding options granted under and pursuant to the Company's Stock Option Plan, as amended from time to time (the "Stock Plan"); and 638,888 Shares reserved for issuance upon the exercise of outstanding warrants as described in Section 32 of the Seller Disclosure Letter. Section 3.2 of the Seller Disclosure Letter contains a correct and complete list as of April 14, 1999, of each outstanding option to purchase Shares, under the Stock Plan and pursuant to the outstanding warrants described in Section 3.2 of the Seller Disclosure Letter (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto, along with complete and correct copies of the Company Options and the Stock Plan. Except as set forth in Section 3.2 of the Seller Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any Lien, right of first refusal agreement, limitation on voting rights, claim or other encumbrance. Except as set forth in Section 3.2 of the Seller Disclosure Letter, there are no preemptive or other outstanding rights (other than rights accruing to the Company or its Subsidiaries), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter. There is not outstanding any contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or (ii) to vote or to dispose of any shares of capital stock of any of the Subsidiaries.

         SECTION 3.3 Corporate Authority; Approval and Fairness. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement, or to consummate the transactions contemplated hereby other than: (i) the approval and adoption of this Agreement and the transactions contemplated hereby, including the approval of the sale of the Second Funding Shares by the Company to Buyer by the affirmative vote of Shareholders holding a majority of Shares represented in person or by proxy at a duly called meeting at which a quorum is present or represented, and (ii) the approval of the Articles of Amendment by the affirmative vote of Shareholders holding a majority of the Shares then outstanding. The Board of Directors has resolved to recommend the approval of the sale of the Second Funding Shares by the Company to Buyer and the adoption of this Agreement and the Articles of Amendment by the Shareholders, and has directed that the sale of the Second Funding Shares, this Agreement and the Articles of Amendment be submitted to the Shareholders for their approval. The Company has all corporate power and authority to enter into this Agreement and the Other Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby, subject to the approval of the Shareholders described in subsections (i) and (ii) above. This Agreement and the Other Agreements to which the Company is a party have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of such agreement by each other party thereto) each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or by principles governing the availability of equitable remedies (the "Bankruptcy Exception").

         SECTION 3.4  Governmental Filings; No Violations.

         (a) Except as set forth in Section 3.4(a) of the Seller Disclosure Letter, other than the filings and/or notices (i) pursuant to this Agreement,
(ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and the Exchange Act and the Securities Act,
(iii) to comply with state securities or "blue-sky" laws, if any; and (iv) required to be made with the NASDAQ, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity, domestic, foreign, or supranational ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the consummation by the Company of the sale of the Initial Funding Shares and the Second Funding Shares to Buyer and the other transactions contemplated hereby.

         (b) Except for those agreements for which consents must be obtained as set forth in Section 6.2(c) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of this Agreement and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, warrant, indenture or other instrument evidencing indebtedness for borrowed money ("Debt Contracts") or any other agreement, lease, contract, arrangement or other obligation ("Other Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 3.9 below) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries or any of its properties is subject; or (iii) any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         (c) Except as set forth in Section 3.4(c) of the Seller Disclosure Letter, no event has occurred or is occurring that constitutes or, but for the giving of notice or lapse of time, or both, would constitute an event of default by the Company or any of its Subsidiaries under any Debt Contract or Other Contracts binding upon the Company or any of its Subsidiaries.

         SECTION 3.5 Company Reports; Financial Statements. The Company has filed all reports and other documents to be filed by it since its formation under the Exchange Act or the Securities Act. Section 3.5 of the Seller Disclosure Letter contains a complete list of each registration statement, report, proxy statement or information statement (including any amendments thereto) filed by it with the SEC (collectively, including any such reports filed subsequent to the date hereof, the

"Company Reports"). The Company has delivered or will deliver promptly after filing true and correct copies of each of the Company Reports to Buyer. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the Company Reports complied in all material respects with the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations thereunder. To the Knowledge of the Company, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and each of its Subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) (together with such consolidated balance sheets hereinafter the "Financial Statements") fairly presents, or will fairly present, in all material respects, the results of consolidated operations, shareholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

         SECTION 3.6 Absence of Certain Changes. Except as disclosed in the Company credit reports required to be submitted by the Company, including, without limitation, those prepared by Dun and Bradstreet and reports delivered by the Company to the Company's lenders under any Debt Contracts (the "Reports"), filed prior to the date hereof and as set forth in Section 3.6 of the Seller Disclosure Letter, since October 31, 1998 (the "Financial Statement Date"), the Company and each of its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (a) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;
(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof;
(d) any material change by the Company in accounting principles, practices or methods; or (e) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement or arrangement with any employee or director. Since the Financial Statement Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 3.8 below) other than increases or amendments in the ordinary course.

         SECTION 3.7 Litigation and Liabilities. Except as set forth in Section
3.7 of the Seller Disclosure Letter, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) or (b) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 3.11 below), that, in the case of either clause (a) or (b), individually or in the aggregate, are reasonably likely in either such case to have a Material Adverse Effect or prevent or impair the ability of the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the consummation of the Offer. Except as disclosed in the Company Reports filed prior to the date hereof and as set forth in Section 3.7 of the Seller Disclosure Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, or, to the Knowledge of the Company, any of its or their current or former directors or officers, in their capacities as directors or officers of the Company, as such, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.8 Employee Matters.

         (a) Neither the Company nor any of its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by or otherwise performing services for the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. As of the date hereof, there is no unfair labor practice complaint pending, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown, or stoppage pending or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three (3) years, except in each case as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Section 3.8(b) of the Seller Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which the Company or any of its Subsidiaries maintains, or as to which the Company or any of its Subsidiaries is or will be required to make any payment for the benefit of any employee, director, former employee or former director of the Company and its Subsidiaries (the "Compensation and Benefit Plans"). The Company has delivered or made available to Buyer with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the

Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed,
(iv) the financial statements for the most recently completed two plan years for which statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in Section 3.8(b) of the Seller Disclosure Letter.

         (c) All Compensation and Benefit Plans have been administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation, claim or audit by any Person relating to the Compensation and Benefit Plans. To the Knowledge of the Company, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred which would be expected to result in material liability to the Company or any of its Subsidiaries, assuming that, for purposes of determining materiality, the "taxable period" within the meaning of Section 4975 of the Code with respect to such prohibited transaction had expired as of the date hereof.

         (d) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, any of its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA at any time, and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

         (e) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof, have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

         (f) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as required under Part 6 of Title I of ERISA.

         (g) Except as contemplated by this Agreement or disclosed in Section 3.8(g) of the Seller Disclosure Letter, the consummation of this Agreement and the other transactions contemplated by this Agreement will not (i) entitle any employees of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or the Stock Plan or (iii) result in any breach or violation of, or default under, any of the Compensation and Benefit Plans or the Stock Plan.

         SECTION 3.9 Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof and as set forth in Section 3.9 of the Seller Disclosure Letter, the businesses of each of the Company and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "Laws"), except for such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or burden or impair the ability of the Company to consummate this Agreement and the other transactions contemplated by this Agreement.

         SECTION 3.10 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any applicable anti-takeover provision in the Company's articles of incorporation, by-laws or any shareholder rights agreement, except
Article 13.03 of the Texas Business Corporation Act, is, or as of the Second Closing Date will be, applicable to the Company, the sale of the Initial Funding Shares and the Second Funding Shares, the Offer or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Buyer will not be prohibited from entering into a "business combination" with the Company as an "affiliated shareholder" (as those terms are defined in Article 13.02 of the Texas Business Corporation Act) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.11 Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof, and as set forth in Section 3.11 of the Seller Disclosure Letter, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have not received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) the Company and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the Knowledge of the Company, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by the Company or any of its Subsidiaries; and (v) to the Knowledge of the Company neither the Company nor any Subsidiary has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

         As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources), or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum.

         As used herein, "Hazardous Substance" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

         SECTION 3.12 Tax Matters. Except to the extent disclosed in Section
3.12 of the Seller Disclosure Letter:

         (a) The Company and each of its Subsidiaries (the Company and each Subsidiary of the Company are hereinafter referred to collectively as the "Taxpayers" or individually "Taxpayer") has (i) prepared in good faith and duly and timely filed (or there have been filed on its behalf) with the appropriate Tax authorities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, complete, and correct in all material respects, except to the extent that any failure to file any Tax Return or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect and (ii) paid in full all Taxes that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in the Company Reports filed prior to the date hereof or the books and records of the Company. There is no audit or other matter in controversy with respect to any Taxes due and owing by any Taxpayer, and there is no Tax deficiency or claim assessed or, to the best of the Taxpayer's Knowledge, proposed or threatened (whether orally or in writing) against any Taxpayer, other than (x) in respect of any such audits, controversies, deficiencies, assessments, or proposed assessments that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP or (y) would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.12 of the Seller Disclosure Letter sets forth any contested tax liability in respect of which the amount being contested exceeds Ten Thousand Dollars ($10,000.00).

         (b) None of the Taxpayers (i) has waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency, the Tax liability of which has been satisfied or settled, (ii) has filed a consent under Code Section 341(f) concerning collapsible corporation, or (iii) has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code under Treas. Reg. ss.1.502-6 (or any similar provisions of state, local, or foreign law), as a transferee, successor or by contract (other than liability for Taxes imposed by contract entered into in the ordinary course of business for the acquisition by a Taxpayer of assets used in the business of the Company or stock of any entity holding any such assets used in the business of the Company), except to the extent that any such waiver, consent, or liability referred to in clauses (i),
(ii) and (iii), respectively, of this Section 3.12(b) would not, individually or in the aggregate, have a Material Adverse Effect;

         (c) No claim has been made since January 1, 1994 by any authority in a jurisdiction where the Taxpayer does not file Tax Returns that a Taxpayer is or may be subject to taxation by that jurisdiction, other than in the case of any such claims the liability of which has been satisfied or settled;

         (d) None of the assets of a Taxpayer (i) are required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a), or (iii) is tax-exempt use property within the meaning of Code Section 168(h);

         (e) None of the Taxpayers has agreed to nor is it required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by any such Taxpayer and no director or executive officer of the Company has Knowledge that the IRS has proposed any such adjustment or change in accounting method;

         (f) None of the Taxpayers has requested an extension of the time within which to file any foreign, federal or state Tax Return for which such Tax Return has not been filed;

         (g) None of the Taxpayers has any obligation under any Tax allocation or sharing agreement among or between the Taxpayers and the Company or any Affiliates thereof, and after the Second Closing Date, no Taxpayer shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder among or between any Taxpayer and the Company or any Affiliates thereof for amounts due in respect of periods prior to the Closing Date; and

         (h) As a result of the transactions contemplated by this Agreement and the Other Agreements or the transactions contemplated hereby or thereby, none of the Taxpayers will be obligated to make a payment that would be an "excess parachute payment" to an individual that is currently a "dissatisfied individual" with respect to the Company as those terms are defined in Section 2806 of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         SECTION 3.13 Intellectual Property.

         (a) Section 3.13(a) of the Seller Disclosure Letter lists all Intellectual Property Rights (as defined below) of the Company and its Subsidiaries. To the Knowledge of the Company, the Company and/or each of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, as the case may be, all Intellectual Property Rights used in the business of the Company and its Subsidiaries as presently conducted. All registrations for Intellectual Property Rights owned by the Company or any Subsidiary are valid and in force. Except as disclosed in Section 3.13(a) of the Seller Disclosure Letter, all applications for registrations of Intellectual Property Rights filed by the Company or any Subsidiary are pending and in good standing, all without challenge of any kind. To the Knowledge of the Company, the Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and enforceable. Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, the Company or its Subsidiaries have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of Owned Software (as defined below) and the Intellectual Property Rights owned by the Company and its Subsidiaries, except for any rights that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         (b) Except as is disclosed in Section 3.13(b) of the Seller Disclosure
Letter:

             (i) Neither the Company nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications;

             (ii) To the Knowledge of the Company, there has been no
                  infringement, misappropriation, or violation of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses of the Company or its Subsidiaries. No claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person has been made or asserted in respect of the operations of the respective businesses of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has had notice of, nor do the executive officers of the Company have Knowledge of any valid grounds for any bona fide claim against the Company or its Subsidiaries that its Intellectual Property Rights, operations, activities, products, software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other person;

             (iii) (A) The Company or its Subsidiaries has maintained and protected the software that each owns, if any (the "Owned Software") including, without limitation, all source code and system specifications associated with such software, with such measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; and (B) the executive officers of the Company do not know of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person with respect to the Owned Software. Section 3.13(b) of the Seller Disclosure Letter lists all Owned Software and the location of the service codes for all Owned Software;

             (iv) All employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of inventions, discoveries, trade secrets, copyrightable works, or ideas on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto, if and only if necessary to vest ownership rights in such material with the Company and/or the Subsidiaries, either: (A) is a party to a "work-for-hire" agreement under which the Company, a Subsidiary (or such predecessor in interest, as applicable), is deemed to be the original owner/author of all property rights therein; or (B) has executed an assignment or an agreement to assign in favor of the Company, or its Subsidiary (or such predecessor in interest, as applicable), all right, title and interest in such inventions, discoveries, trade secrets, copyrightable works, or ideas.

         (c) As used herein, the term "Intellectual Property Rights" shall mean:
(i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto;
(ii) all United States, state, foreign and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company and each Subsidiary is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing;
(iii) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and (iv) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

         SECTION 3.14 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the other transactions contemplated by this Agreement.

         SECTION 3.15 Events Subsequent to Financial Statements. Except as set forth in Section 3.15 of the Seller Disclosure Letter, since January 31, 1998, there has not been:

         (a) Any material adverse change in the consolidated financial condition, results of operations, business or prospective sales (meaning the aggregate current, open purchase orders) of the Company or any of its Subsidiaries;

         (b) Any sale, lease, conveyance, license or assignment of any material assets, tangible or intangible, of the Company or any of its Subsidiaries, other than sales of inventory in the ordinary course of business;

         (c) Any damage, destruction or property loss in excess of Fifty Thousand Dollars ($50,000.00), individually or in the aggregate, in each instance not covered by insurance, affecting adversely the properties or business of the Company or any of its Subsidiaries;

         (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any such shares other than consummating the transactions contemplated and provided for in this Agreement;

         (e) Any mortgage or pledge of, or subjection to any lien, charge, security interest or encumbrance of any kind on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries (other than liens arising by operation of law which secure obligations which are not yet due and payable), nor any incurrence of indebtedness or liability or assumption of obligations by the Company or any of its Subsidiaries other than (i) those incurred in the ordinary course of business, which would include any working capital loans pursuant to the Company's credit line with Bank One, Sunrock and/or State Street
(ii) those which do not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate; and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated and provided for in this Agreement;

         (f) Any cancellation or satisfaction by the Company or any of its Subsidiaries of any debt or claim or advance, except for adjustments made in the ordinary course of business, which in the aggregate, are not material other than consummating the transactions contemplated or provided for in this Agreement;

         (g) Any waiver or release other than the cancellation of open purchase orders by customers, by the Company or any of its Subsidiaries of any right of any material value in excess of Fifty Thousand Dollars ($50,000.00);

         (h) Any sale, assignment, transfer or grant by the Company or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade name or copyrights other than sales or gifts of products or advertising or other rights or releases thereof in the ordinary course of business;

         (i) Any arrangement, agreement or undertaking entered into by the Company or its Subsidiaries not terminable on thirty (30) days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation or any increase in compensation) with employees or any increase in compensation or benefits to officers or directors of the Company or any of its Subsidiaries, other than in the ordinary course of business or consummating the transactions contemplated or provided for in this Agreement;

         (j) Any change made or authorized in the articles of incorporation or other charter documents or bylaws (or comparable governing instruments) of the Company or any of its Subsidiaries other than those contemplated or provided for in this Agreement;

         (k) Any loan to or other transaction with any officer, director or Shareholder of the Company or any of its Subsidiaries giving rise to any claim or right of the Company or any of its Subsidiaries against any such person or of such person against the Company or any of its Subsidiaries other than normal recurring travel and expense advances and expense accounts made in the ordinary course of business;

         (l) Any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument, other than the cancellation or modification of open purchase orders by customers or vendors of the Company, that individually or in the aggregate involves in excess of Fifty Thousand Dollars ($50,000.00) to which the Company or any of its Subsidiaries is a party or by which it is bound, which has had or is reasonably likely to have a Material Adverse Effect on the properties or business of the Company or any of its Subsidiaries;

         (m) Any pledge or gift of any charitable or other capital contribution outside the ordinary course of business;

         (n) Any other transaction or commitment in excess of Fifty Thousand Dollars ($50,000.00) or related transactions or commitments, other than the modification or cancellation of open purchase orders by customers or vendors of the Company, in the aggregate in excess of Fifty Thousand Dollars ($50,000.00) entered into by the Company or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect on the properties or business of the Company or any of its Subsidiaries, or other than those contemplated or provided for in this Agreement; or

         (o) Any termination, modification or cancellation of any booked open purchase orders by any customer of the Company in excess of One Hundred Thousand Dollars ($100,000.00) for any individual order or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate by any single customer.

         SECTION 3.16 Disclosure. The Company has made available to Buyer and its officers, attorneys, accountants, and representatives true and correct copies of all material agreements, documents, and other items listed in the Seller Disclosure Letter and all books and records of the

Company and its Subsidiaries, and neither this Agreement, the Seller Disclosure Letter, nor any information, agreements, or documents delivered to or made available to Buyer or its officers, attorneys, accountants, or representatives pursuant to this Agreement, contain any untrue statements of a material fact or omits to state any material fact necessary to make the statements made herein or therein, as the case may be, not misleading.

         SECTION 3.17 Real Property. Section 3.17 of the Seller Disclosure Letter contains a complete and accurate list and brief description of all real property owned or leased by the Company or its Subsidiaries. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, by the other party or parties thereto, and is in full force and effect;
(b) neither the Company nor its Subsidiary, as applicable, nor to the Knowledge of the Company, any other party to the lease, is in material breach or default, and no event has occurred on the part of the Company or its Subsidiaries, as applicable or, to the Knowledge of the Company, on the part of any other party, which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the Initial Closing and the Second Closing and sale of the Shares to Buyer; (d) neither the Company nor its Subsidiaries has repudiated and no other party to the lease has repudiated, any provision thereof; (e) there are no written notices of disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary Government Entities, and are in good condition, working order and repair, ordinary wear and tear excepted.

         SECTION 3.18 Tangible Property. Except as set forth in Section 3.18 of the Seller Disclosure Letter, each of the Company and its Subsidiaries has good and legal title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no encumbrances, loans, security interests, mortgages or pledges except those which arise by matter of law or in the ordinary course of business, or which are inventory sold subsequent to the date of entry on the books and which sales are not entered in the books of the Company or its Subsidiaries on the date of this Agreement or the Second Closing Date, or which are set forth in Section 3.18 of the Seller Disclosure Letter.

         SECTION 3.19 Contracts. Section 3.19 of the Seller Disclosure Letter lists the following contracts and written arrangements under which the Company or any other person has continuing obligations or benefits, true and complete copies of which have been delivered to Buyer, to which the Company or any of the Subsidiaries is a party.

         (a) Any contract for the lease of personal property from or to third parties providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum;

         (b) Any contract for the purchase or sale of raw materials, commodities, supplies, products manufactured by the Company or any of its Subsidiaries or other personal property or for the furnishing or receipt of goods or services which contract calls for performance over a period of more than one year and/or which involves more than the sum of Fifty Thousand Dollars ($50,000.00);

         (c) Any partnership or foreign joint venture agreement;

         (d) Any agreement or instrument under which the Company or any of its Subsidiaries is or may become indebted for borrowed money in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00);

         (e) Any employment agreement and any non-competition agreement.

         Except as otherwise described in Section 3.19 of the Seller Disclosure Letter, all material contracts and arrangements listed in Section 3.19 of the Seller Disclosure Letter are valid and binding agreements and are in full force and effect as to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is, and no other party is in material breach or default, and no event has occurred on the part of the Company or any of its Subsidiaries, or, to the Company's Knowledge, on the part of any other party to any such contract or arrangement, which with notice or lapse of time would constitute a material breach or default or permit termination under any such contract or arrangement. Except as set forth in Section 3.19 of the Seller Disclosure Letter, none of such contracts or arrangements will be terminated or modified by the execution and delivery of this Agreement, the Other Agreements, or the consummation of the transactions contemplated hereby or thereby, nor will any of such actions result in or constitute a breach or default under any such contracts or arrangements. Neither the Company nor any of its Subsidiaries is a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.19 of the Seller Disclosure Letter under the terms of this Section 3.19 other than with its representatives and vendors which are set out in Section 3.19 of the Seller Disclosure Letter.

         SECTION 3.20 Suppliers and Customers. Section 3.20 of the Seller Disclosure Letter is a true and complete list of all suppliers of the Company and each of the Subsidiaries to whom the Company or any of its Subsidiaries made payments during the fiscal year ended January 31, 1999, in excess of five percent (5%) of the Company's and the Subsidiaries' consolidated cost of goods sold as reflected in the 1998 Financial Statements (as defined in Section 1.3(a)(i)) and all customers of the Company and each of the Subsidiaries that paid the Company or the Subsidiary, during the fiscal year ended January 31, 1999, more than five percent (5%) of the consolidated revenues of the Company and the Subsidiaries as reflected in the 1998 Financial Statements. Since January 31, 1998, and until ten (10) days prior to the Second Closing Date, no such supplier of the Company or any of the Subsidiaries has, or has indicated that it will, stop, or decrease materially the rate of, supplying materials, products or services to the Company or the Subsidiary, as the case may be, and no such customer of the Company or the Subsidiaries has materially decreased or ceased business with the Company or the Subsidiary, as the case may be, or has indicated that it will materially decrease or cease doing business with the Company or the Subsidiary.

         SECTION 3.21 Accounts Receivable. To the Company's Knowledge, as of the date of this Agreement, there are and as of the Second Closing Date to the extent included in Section 3.21 of the

Seller Disclosure Letter, there will be, properly reflected on their respective books and records, all notes receivable and accounts receivable of the Company and the Subsidiaries, each of which are and will be valid receivables subject to no known setoffs or counterclaims other than normal and routine discounts, mark-downs, returns of defective goods, doubtful accounts, credits and exchanges of products and warranty claims, all of which are and will be consistent with past practice. To the Company's Knowledge, except as set forth in Section 3.21 of the Seller Disclosure Letter, or except normal and routine discounts, mark-downs, returns of defective goods, doubtful accounts, credits and exchanges of products and warranty claims, all of which are and will be consistent with past practice, all such receivables are collectable in the ordinary course of business for the Company. Section 3.21 of the Seller Disclosure Letter is a complete list of all notes receivable and accounts receivable of the Company and its Subsidiaries as of March 31, 1999.

         SECTION 3.22 Powers of Attorney. Except as set forth in Section 3.22 of the Seller Disclosure Letter, other than for patent applications, trademark applications and customs brokerage agreements and in security agreements for current loans of the Company and its Subsidiaries, there are no outstanding powers of attorney or similar instruments executed by the Company or any of the Subsidiaries.

         SECTION 3.23 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of Five Thousand Dollars ($5,000.00) or more), owned or used by the Company or any of its Subsidiaries is listed in
Section 3.23 of the Seller Disclosure Letter and is in good operating condition and repair (ordinary wear and tear excepted), and is in compliance with all zoning, building and fire codes, except for such instances of noncompliance that would not have or be reasonably likely to have a Material Adverse Effect. The Company or its Subsidiaries owns and has good and legal title to, or leases under leases which are valid and under which the Company or its Subsidiaries, or to the Knowledge of the Company any other party thereto, are not currently in default, all buildings, machinery, equipment and other tangible assets used in the conduct of the Company's or such Subsidiary's business as presently conducted, reflected in the most recent Financial Statements, and, except as set forth in Section 3.23 of the Seller Disclosure Letter, are free and clear of all liens, claims and encumbrances.

         SECTION 3.24 Insurance. The Company and its Subsidiaries are insured under the policies listed in Section 3.24 of the Seller Disclosure Letter. All such policies have been in full force and effect since January 31, 1998, are in full force and effect as of the date hereof, and will remain so through the Second Closing Date.

         SECTION 3.25 Guarantees. Except as set forth in Section 3.25 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business and for its Subsidiaries.

         SECTION 3.26  Certain Business Relationships.  Except as set forth in
Section 3.26 of the Seller Disclosure Letter, none of the present or former directors, officers or employees of the

Company or any of its Subsidiaries, or to the Company's Knowledge any present or former Shareholders, owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past twelve (12) months, has been involved in any manner in any material business arrangement or relationship with the Company or any of its Subsidiaries, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of the Company or any of its Subsidiaries.

         SECTION 3.27 Inventory. To the Company's Knowledge, the inventory of the Company and its Subsidiaries (the "Inventory") as of the date of this Agreement and as of the Second Closing Date does and will consist of goods which are merchantable and fit for the purposes for which they were procured, and, to the Company's Knowledge, the allowance for slow-moving, obsolete, damaged or defective inventory reflected in the Financial Statements as of January 31, 1999, is adequate. To the Company's Knowledge, Section 3.27 of the Seller Disclosure Letter contains a complete listing of the Inventory as of March 31, 1999, and the Company will deliver to Buyer an updated list of the Inventory as of the Second Closing Date as of a date no sooner than three (3) calendar days prior to the Second Closing Date.

         SECTION 3.28 Questionable Payments. Neither the Company nor any of its Subsidiaries has directly or indirectly (i) used corporate funds for unlawful contributions, gifts, entertainment, or for other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated or is in violation of any provision or the Foreign Corrupt Practices Act of 1977 applicable to the conduct of their business, or (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets.

         SECTION 3.29 Opinion of Financial Advisor. The Company has delivered to Buyer a copy of the opinion of Chaffe and Associates, Inc., dated the date hereof, a copy of which opinion is attached hereto as Exhibit 3.29. The Company has been authorized by Chaffe and Associates, Inc. to permit inclusion of such opinion (and references thereto) in the Offer Documents, the Schedule 14D-9, and the Proxy Statement.

         SECTION 3.30 Information. None of the information provided or that may be provided by the Company for use in the Schedule 14D-1, the Offer Documents, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and none of the Proxy Statement, the Schedule 14D-9, or the statement required to be filed pursuant to Section 2.5(b) hereof, shall, at the time filed with the SEC or such other Governmental Entity, and, in the case of the Proxy Statement, at the time mailed to the Company's Shareholders, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided or that may be provided by Buyer specifically for use in such documents. The Schedule 14D-9, the Proxy Statement and the statement to be filed pursuant to

Section 2.5(b) hereof will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants the Company as follows:

         SECTION 4.1 Organization, Qualification, Etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California and has the power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Offer.

         SECTION 4.2 Authority Relative to this Agreement: No Violation. Buyer has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly and validly executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by the Bankruptcy Exception.

         SECTION 4.3 Investigations: Litigation. Except as set forth in Section
4.3 of the disclosure letter delivered by the Company by Buyer on or prior to entering into this Agreement and incorporated by reference herein (the "Buyer Disclosure Letter"), there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Buyer, threatened against, Buyer or any current or former directors or officers of Buyer or any of its Subsidiaries (in their capacities as such) that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on, prevent, or impair the ability of Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, the consummation of the Offer.

         SECTION 4.4 Financing. Buyer will have available to it, at the time required, the funds necessary to consummate the Offer, and the purchase of the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.5 Information. None of the information provided or that may be provided by Buyer for use in the Proxy Statement, the Schedule 14D-9, the statement required to be filed pursuant to Section 2.5(b) hereof, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement, and the Schedule 14D-1, shall not, at the time filed with the SEC, and in the case of the Proxy Statement, at the time mailed to the Shareholders or the date of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information provided or that may be provided by the Company specifically for use in such documents. The Schedule 14D-1 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.6 Investment Representation. Buyer is acquiring the Initial Funding Shares and the Second Funding Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the SEC under the Securities Act covering such Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Initial Funding Shares and the Second Funding Shares, Buyer is not offering or selling, and will not offer or sell, for the Company in connection with any distribution of the Initial Funding Shares and the Second Funding Shares, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

         SECTION 4.7 Disclosure of Information. Buyer acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding the Company and its business, assets, results of operation, and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Initial Funding Shares and the Second Funding Shares. Buyer further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition and the terms and conditions of the issuance of the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.8 Investment Experience. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Initial Funding Shares and the Second Funding Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Initial Funding Shares and the Second Funding Shares. Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

         SECTION 4.9 Restricted Securities. Buyer understands that the Initial Funding Shares and the Second Funding Shares have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Initial Funding Shares and the Second Funding Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Initial Funding Shares and the Second Funding Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Initial Funding Shares and the Second Funding Shares.

         SECTION 4.10 Legend. It is agreed and understood by Buyer that the certificates representing the Initial Funding Shares and the Second Funding Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         SECTION 4.11 Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that Gerard, Klauer, Mattison & Co., Inc.("GKM") has been retained as Buyer's financial advisor in connection with the transactions contemplated hereby and Buyer may retain additional advisors, brokers or agents as it may determine. Buyer shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its Affiliates, including the fee of GKM.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1 Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, through the Second Closing Date (unless Buyer shall otherwise approve, and except as otherwise expressly contemplated by this Agreement):

         (a) The business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

         (b) Neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates, except pursuant to the exercise of existing Company Options or warrants disclosed to Buyer pursuant to Section 3.2 hereof in accordance with their terms; (ii) amend its articles of incorporation or by-laws (or comparable organizational documents); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, except in connection with the payment of the exercise price of any option outstanding on the date hereof under the Stock Plan, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

         (c) Neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or warrants outstanding on the date hereof as described in Section 3.2 of the Seller Disclosure Letter);
(ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, or effect any improvements or expansions thereon; (iii) other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iv) make or authorize or commit for any capital expenditure(s) in excess of $25,000; (v) make draws against the Company's credit facility with Sunrock other than in the ordinary course of business, provided however that after such time that the Company's draws against such credit facility equal or exceed five million dollars ($5,000,000) in the aggregate, any additional draws against such credit facility, whether in the ordinary course of business or otherwise, may not be made without the prior approval of Buyer, which approval shall not be unreasonably delayed or denied; or (vi) by any means, make any acquisition of, or investment in any business, whether through the acquisition of assets or stock of any other Person;

         (d) Except as may be required by applicable law, and except as provided in Section 5.8, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees, officers or directors;

         (e) Neither it nor any of its Subsidiaries shall settle or compromise any claims or litigation or, except in the ordinary and usual course of business consistent with past practice, enter into any Debt Contracts or Other Contracts, or modify, amend or terminate prior to the scheduled expiration thereof any of its Debt Contracts or Other Contracts or waive, release or assign any material rights or claims;

         (f) Neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be amended or canceled;

         (g) Neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures;

         (h) Neither it nor any of its Subsidiaries shall sell, transfer, assign or abandon any patents, trademarks or licenses which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries except in the ordinary and usual course of business consistent with past practice;

         (i) Neither it nor any of its Subsidiaries shall license or otherwise encumber any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except in the ordinary and usual course of business;

         (j) Neither it nor any of its Subsidiaries shall make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause the Company's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause a material increase or decrease in the Company's inventories or Working Capital; and

         (k) Neither it nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         SECTION 5.2 Acquisition Proposals. From and after the date hereof, the Company shall not, and it shall use its best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any Person other than Buyer, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, and furnish information to, any Person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as hereinafter defined), but only if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall as soon as practicable and in any event no later than the date on which such Takeover Proposal is presented to the Company's Board of Directors notify Buyer of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Takeover Proposal, including the identity of the person making such Takeover Proposal or intending to make a Takeover Proposal and the material terms of any such Takeover Proposal. As used in this Agreement: (i) "Takeover Proposal" means any bona fide proposal or offer (other than a proposal or offer by Buyer or any of its Affiliates), or any expression of interest by any Person relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries (each being a "Material Corporate Transaction"); and (ii) "Superior Proposal" means a bona fide proposal or offer made by any Person concerning a Material Corporate Transaction, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of outside counsel, to be more favorable to the Company and its Shareholders than the transactions contemplated hereby (including any revised transaction proposed by Buyer pursuant to Section 7.1(g)). During the period from the date of this Agreement through the Second Closing Date, the Company shall not terminate, amend, modify or waive any provision of any standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, but subject to the exercise by the Board of Directors of the Company of their fiduciary obligations after consultation with outside counsel, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         SECTION 5.3 Information Supplied. The Company and Buyer each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, the statement required to be filed pursuant to Section 2.5(b) hereof, or any other documents to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Shareholders and at the time of the meeting of Shareholders to be held in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.4 Company Action. In order to consummate the transactions contemplated hereby, the Company will, in accordance with applicable law and its articles of incorporation and bylaws:

         (a) hold a special meeting of the Shareholders (the "Shareholders Meeting") as soon as practicable following the date of this Agreement for the purpose of: (i) approving the sale of the Second Funding Shares by the Company to Buyer as contemplated herein and (ii) adopting and approving this Agreement and the Articles of Amendment;

         (b) as promptly as practicable after the date of this Agreement, (i) file with the SEC a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Shareholders Meeting, (ii) respond promptly to any comments made by the SEC with respect to the Proxy Statement or other proxy soliciting materials, (iii) cause the Proxy Statement to be mailed to the Shareholders at the earliest practicable time after the date of this Agreement, and (iv) in all other respects use its best efforts to cause the Shareholders to approve the sale of the Second Funding Shares by the Company to Buyer, and approve and adopt this Agreement and the Articles of Amendment; and

         (c) include in the Proxy Statement, the recommendation of the Board that the Shareholders of the Company vote in favor of the sale of the Second Funding Shares by the Company to Buyer and adopt and approve this Agreement and the Articles of Amendment; provided, however, the Company's Board of Directors shall not be required to make, and shall be entitled to withdraw, any such recommendation (and cease such solicitation) if such Board concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law.

Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement prior to its filing with the SEC or dissemination to Shareholders of the Company. The Company agrees to provide Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments.

         SECTION 5.5  Filings; Other Actions; Notification.

         (a) The Company shall use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals, if any, required in connection with the sale of the Initial Funding Shares and the Second Funding Shares to Buyer and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto;

         (b) The Company and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, responding promptly to any requests for further information and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance, and each will consult the other on, all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, the SEC and/or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Buyer shall act reasonably and as promptly as practicable;

         (c) The Company and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and Shareholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, the statement required to be filed pursuant to Section 2.5(b) hereof or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party, the SEC and/or any other Governmental Entity in connection with the transactions contemplated by this Agreement;

         (d) The Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party, the SEC, and/or any other Governmental Entity with respect to the transactions contemplated by this Agreement;

         (e) Without limiting the generality of the undertakings pursuant to this Section 5.5, (i) the Company and Buyer agree to provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either Buyer or the Company to effect the transactions contemplated hereby or thereby, the Company shall not, without Buyer's prior written consent, commit to any divestiture transaction, and, neither Buyer nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any portions thereof or any of the business, product lines, properties or assets of Buyer or any of its Affiliates.

         SECTION 5.6 Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Buyer's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Second Closing Date, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 5.6 shall be directed to an executive officer of the Company or such Person as may be designated by its officers. Buyer and the Company shall each designate two representatives to meet (either in person or by conference telephone), on a semi-monthly basis to discuss the Company's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patents, licenses and such other business matters concerning the Company's operations as are desired. All such information supplied hereunder shall be governed by the terms of that certain Confidentiality Agreement between the Company and E. Thomas Martin.

         SECTION 5.7 Publicity. The initial press releases by Buyer and the Company concerning this Agreement and the transactions contemplated hereby shall be mutually agreed as to content prior to thereafter the Company and Buyer shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party, the SEC and/or any other Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ.

         SECTION 5.8 Employee Benefits. For a period of one (1) year immediately following the Second Closing, Buyer agrees to cause the Company to provide to all active employees of the Company as of the Second Closing who continue to be employed by the Company coverage under group medical, group dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees immediately prior to the Second Closing Date.

         SECTION 5.9 Fees and Expenses.

         (a) Except as otherwise provided in this Section 5.9, whether or not the transactions contemplated by this Agreement shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that: (i) all expenses incurred in connection with the filing fees and the printing and mailing costs of the Schedule 14D-1, the Offer Documents, the Schedule 14D-9, the Proxy Statement, and the statement required by Section 2.5(a) hereof shall be shared equally by Buyer and the Company, and (ii) all filing fees and other costs incurred by any of the parties hereto in connection with the HSR Act, if any, shall be borne by the Company.

         (b) Notwithstanding any provisions in this Agreement to the contrary, if the Agreement is terminated in accordance with Sections 7.1(g) or 7.1(h), the Company shall pay Buyer $1 million simultaneously with accepting such proposal.

         Nothing contained in this Section 5.9 shall be deemed to limit any remedies available to any party for any breach of this Agreement by any other party which such remedies shall be in addition to any amounts received by any party pursuant to this Section 5.9; provided, however, that, with respect to any breach by the Company of the provisions of Section 5.2 that is not the result of bad faith on the part of the Company, Buyer's exclusive remedy in respect of such breach shall be limited to the $1 million, and the Company shall have no other liability to Buyer in respect of such breach.

         SECTION 5.10 Takeover Statute. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, then each of Buyer and the Company and its Board of Directors, subject to applicable law, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         SECTION 5.11 Notification of Certain Matters. Buyer, shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of Buyer or the Company, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.12 Phase I Environmental Audit. Buyer may obtain at its own expense, as soon as practicable, but in any event within thirty (30) days of the date of this Agreement, Phase I reports pursuant to ASTM Standard E 1527-97 or other standard environmental assessments (the "Environmental Reports") with respect to any properties owned or leased by the Company from and environmental engineering firm selected by Buyer. Buyer acknowledges and agrees that the Company leases all its real property and, as a result, Buyer's ability to obtain such Environmental Reports may be limited. If Buyer elects to obtain such Environmental Reports, Buyer shall, promptly (but in no event later than five
(5) business days) after receipt thereof, provide a copy of such Environmental Reports to the Company.

         SECTION 5.13 Shareholder Claims. The Company shall not agree to, cause or permit the settlement or compromise of any claim brought by any present, former or purported holder of any securities of the Company prior to the Second Closing Date without prior written consent of Buyer, which shall not be unreasonably withheld.

         SECTION 5.14 Notice of Changes. The Company shall inform Buyer in writing within five (5) days of any change, or prior to the Second Closing Date if less than five (5) days prior to the Second Closing, which occurs or is threatened (or if any development occurs or is threatened involving a prospective change) in the financial condition, results of operations, business, or prospective sales that has or may reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business or prospective sales of the Company; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.15 Shareholders' and Voting Agreement. As a condition to the Company's and Buyer's willingness to enter into this Agreement, the Company and Buyer have entered into that certain Shareholders' and Voting Agreement by and among the Company, Buyer and the DSI Group, in the form attached hereto as
Exhibit 5.15.

         SECTION 5.16 Registration Rights Agreement. As a condition to Buyer's willingness to enter into this Agreement, Buyer has entered into that certain Registration Rights Agreement by and among Buyer, the Company, and the DSI Group in the form attached hereto as Exhibit 5.16.

         SECTION 5.17 Consulting Agreement. On or promptly following the Second Closing, the Company and M. D. Davis ("Davis") will enter into a Consulting Agreement (the "Consulting Agreement") in the form attached hereto as Exhibit 5.17.

         SECTION 5.18 Side Letter Agreements. On or prior to the Second Closing Date, each of the members of the DSI Group will execute a Side Letter Agreement in the form attached hereto as Exhibit 5.18.

         SECTION 5.19 Indemnification Arrangements. Buyer agrees that for the period from the Second Closing Date until three (3) years after the Second Closing Date Buyer shall use its best efforts (i) to cause the Company and its Subsidiaries to maintain in effect without any reduction in scope or coverage indemnification provisions for present and former directors, officers, employees and agents of the Company and its Subsidiaries that are at least as favorable to all such persons as those contained in the Company's Articles of Incorporation and Bylaws in effect as of the date hereof; (ii) if available on commercially reasonable terms, to cause the Company to maintain its current levels of errors and omissions insurance coverage for its directors and officers in effect as of the date hereof; and (iii) prevent the Company from unlawfully transferring assets of the Company that would otherwise be available for the lawful indemnity claims of the Company's then current and former directors, officers, employees and agents; provided, however, nothing contained herein shall prevent or preclude Buyer from causing or permitting the Company to enter into a commercially reasonable transaction with a third party for the sale of all or substantially all of the Company's assets or that involves the merger or consolidation of the Company with another entity; and provided further that Buyer shall not be required to take any action that prevents Buyer or any of Buyer's officers, directors or members from exercising any fiduciary obligation they may have to the Company.

         SECTION 5.20 Moss Estate. On or before June 30, 1999, the Company and the DSI Group shall have consummated a transaction with all necessary parties to resolve any disputes with the Moss Estate substantially similar to the terms and conditions of the proposed agreement(s) identified in Section 5.20 of the Seller Disclosure Letter (the "Moss Agreements"). If the Company and all additional parties shall not have consummated the transactions contemplated by the Moss Agreements on or before June 30, 1999, then the Company shall issue to Buyer on the Second Closing Date (or on July 1, 1999, if the Second Closing Date occurs prior to June 30, 1999), one hundred thousand (100,000) additional Shares (the "Moss Default Shares"), for no additional consideration.

         SECTION 5.21 Sunrock Agreements. There shall not occur a default or breach, nor shall there occur any fact or circumstance, which with notice or lapse of time would constitute a breach or default or permit termination of any contract, loan or agreement of any type with Sunrock.

         SECTION 5.22 Use of Proceeds. Immediately upon the consummation of the Initial Closing, the Company shall apply all of the proceeds of the Initial Funding Shares Purchase Price to the reduction of the Company's indebtedness to Sunrock.

                                   ARTICLE VI

                                   CONDITIONS

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Sale of the Second Funding Shares. The respective obligation of each party to effect the sale of the Second Funding Shares from the Company to Buyer is subject to the satisfaction or waiver at or prior to the Second Closing Date of each of the following conditions:

         (a) Shareholder Approval. This Agreement and all transactions contemplated herein shall have been duly approved by the Shareholders in accordance with all applicable law and the articles of incorporation and by-laws of Company;

         (b) Regulatory Consents. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all notices, reports and other filings required to be made prior to the Second Closing Date by the Company, Buyer or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Second Closing Date by the Company, Buyer or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the other transactions contemplated hereby by the Company shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the business of the Company or any of its Subsidiaries;

         (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of this Agreement and the transactions contemplated hereby (collectively, an "Order"); and

         (d) Blue Sky Approvals. The Company shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

         SECTION 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Second Funding Shares are also subject to the satisfaction or waiver by Buyer at or prior to the Second Closing Date of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct when made and also shall be true and correct at and as of the Second Closing Date as if made at and as of the Second Closing Date, except as contemplated or permitted by this Agreement and except for such matters that, either individually or when combined with any breach of any other representation or warranty of the Company or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in Sections 6.2(b) or 6.2(c) hereof, are not reasonably likely to have a Material Impact (as defined in this Section 6.2(a) below), and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect. For purposes of Sections 6.2, 6.3 and Exhibit 2.1, a "Material Impact" shall be any matter or matters having an adverse impact or economic consequence that exceeds Three Hundred Sixty Thousand Dollars ($360,000).

         (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Second Closing Date, except for such matters that, either individually or when combined with any breach of any representation or warranty of the Company as of the times set forth in Section 6.2(a) or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in this Section 6.2(b) and in Section 6.2(c) hereof, are not reasonably likely to have a Material Impact, and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, all of which are listed in Section 6.2(c) of the Seller Disclosure Letter, and there shall not have occurred any breach or default, nor shall there have occurred any fact or circumstance which with notice or lapse of time would constitute a breach or default or permit termination of any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, except for such matters that, either individually or when combined with any breach of any representation or warranty of the Company as of the times set forth in Section 6.2(a) or any fact, circumstance, occurrence, breach or default, or any failure to perform any covenant or obligation all as set forth in Section 6.2(b) or this Section 6.2(c), are not reasonably likely to have a Material Impact, and Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (d) Shareholders' and Voting Agreement. The Company, Buyer, and the DSI Group shall have entered into the Shareholders' and Voting Agreement in the form attached hereto as Exhibit 5.15.

         (e) Davis Consulting Agreement. Davis shall have entered into the Davis Consulting Agreement in the form attached hereto as Exhibit 5.17.

         (f) Offer Conditions. The conditions specified in Exhibit 2.1 shall have been satisfied or waived.

         (g) Side Letter Agreement. Each of the members of the DSI Group shall have executed a Side Letter Agreement in the form attached hereto as Exhibit 5.18.

         (h) Opinion of Counsel. The Company shall have caused to be delivered to Buyer a favorable opinion of counsel dated the Second Closing Date substantially in the form attached hereto as Exhibit 6.2(h).

         (i) Resignations. Each of Conrad, Crosby, Neitz, and Smith shall have delivered his resignation from the Board of Directors of the Company effective as of the Second Closing Date.

         (j) Closing Certificates. At the Second Closing Date, the Company or the Shareholders, as applicable, will have delivered to Buyer the following:

             (i) A certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, dated as of the Second Closing Date, to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

             (ii)    Share certificates representing the Second Funding Shares.

             (iii) Certified copies of the resolutions duly adopted by the Company and the Shareholders approving this Agreement and all transactions contemplated hereby; and

             (iv) Such other usual and customary documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

         (k) Environmental Reports. The Environmental Reports prepared pursuant to Section 5.12 hereof, if any, shall not have disclosed any condition that has or is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries.

         (l) Audited Financial Statements. The Company shall have delivered to Buyer copies of the audited consolidated balance sheet (including related notes and schedules) and audited consolidated statements of income, shareholders equity, and of cash flows which shall be substantially identical to the 1998 Financial Statements.

         SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect this Agreement and the transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Second Closing Date of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Second Closing Date as if made at and as of the Second Closing Date, in each case except as contemplated or permitted by this Agreement and the Company shall have received a certificate to this effect signed on behalf of Buyer by its Chief Executive Officer and its Chief Financial Officer;

         (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Second Closing Date and the Company shall have received a certificate to this effect signed on behalf of Buyer by its Chief Executive Officer and its Chief Financial Officer to such effect;

         (c) Consents Under Agreements. The parties shall have obtained the consent or approval of each Person identified in Section 6.2(c) of the Seller Disclosure Letter whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement, except where the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have material impact;

         (d) Opinion of Counsel. Buyer shall have caused to be delivered to Company a favorable opinion of counsel dated the Second Closing Date substantially in the form attached hereto as Exhibit 6.3(d);

         (e) Davis Consulting Agreement. The Company shall have entered into the Davis Consulting Agreement in the form attached hereto as Exhibit 5.17;

         (f) Purchase of Shares. Buyer shall have consummated the purchase of the Minimum Amount of Shares validly tendered and not withdrawn pursuant to the Offer, it being understood that the Second Closing of the sale of the Second Funding Shares shall occur simultaneously with and be conditioned upon the Offer Closing pursuant to Section 2.3 hereof; and

         (g) Closing Certificates. At the Second Closing, the Buyer will have delivered to the Company the following:

             (i) A certificate executed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer, dated as of the Second Closing Date, to the effect that each of the conditions specified above in Section 6.3(a) and (b) is satisfied in all respects;

             (ii) The Second Funding Shares Purchase Price in immediately available funds;

             (iii) Certified copies of resolutions duly adopted by Buyer approving this Agreement and all transactions contemplated hereby; and

             (iv) Such other usual and customary documents as the Company may reasonably request in connection with the transactions contemplated hereby.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Second Closing Date, whether before or after any approval by the Shareholders of the matters presented in connection with this Agreement:

         (a)      By mutual written consent of Buyer and the Company;

         (b) By Buyer, by written notice to the Company if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) business days after receipt by the Company of written notice of such failure to comply; or (ii) the Company shall not have duly called and noticed a special shareholders meeting to be held no later than June 4, 1999 (subject to adjournment) within the notice period required by law and the Company's articles of incorporation and bylaws; or (iii) the Shareholders shall not approve this Agreement and the transactions contemplated by this Agreement at a duly called and noticed special shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999;

         (c) By the Company, by written notice to Buyer, if (i) Buyer shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) business days after receipt of Buyer of written notice of such failure to comply; or (ii) the Shareholders shall not approve this Agreement and the transactions contemplated by this Agreement at a duly called and noticed special shareholders meeting at which a quorum is present in person or by proxy, or any adjournment thereof prior to June 21, 1999;

         (d) By either Buyer or the Company, by written notice from the terminating party to the other party, if there has been (i) a breach by the other party of any representation or warranty made as of the date hereof that is not qualified by reference to a Material Adverse Effect, the effect of which has a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or (ii) a breach by the other party of any representation or warranty made as of the date hereof that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within fifteen (15) business days after receipt by the breaching party of written notice of the breach;

         (e) By either Buyer or the Company: if (i) as a result of the failure of any of the offer conditions set forth in Exhibit 2.1 the Offer shall have terminated or expired in accordance with its terms without Buyer having accepted for payment any Shares pursuant to the Offer or (ii) Buyer shall not have accepted for payment any Shares pursuant to the Offer prior to July 1, 1999; provided, however, that the right to terminate this Agreement pursuant to this
Section 7.1(e) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under this Agreement by such party;

         (f) By either Buyer or the Company, by written notice from the terminating party to the other party, if: (i) the Second Closing and the Offer Closing have not been effected on or prior to the close of business on July 1, 1999, whether such date is before or after the date of approval by the Shareholders; provided, however, that the right to terminate this Agreement pursuant to this clause (f) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Second Closing to have occurred on or prior to such date; or
(ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (g) By the Company, by written notice to Buyer, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (g) unless (i) five (5) business days shall have elapsed after delivery to Buyer of a written notice of such determination by such Board of Directors and at all reasonable times during such five (5) business-day period the Company shall have provided Buyer a reasonable opportunity, during such five (5) business-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Buyer may be effected, and (ii) at the end of such five (5) business-day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith or not later than ninety (90) business days thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

         (h) By Buyer, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended this Agreement and the transactions contemplated hereby to the Company's Shareholders as contemplated by Sections 2.2 and 3.3 hereof, or shall have resolved not to make such recommendations, or shall have modified in a manner adverse to Buyer or rescinded its recommendations to the Shareholders, or shall have modified or rescinded its approval of this Agreement or the transactions contemplated herein, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the Shareholders any Takeover Proposal (other than by Buyer or an Affiliate of Buyer) or shall have resolved to do so, (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its Shareholders within the ten (10) business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten (10) business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its shareholders constituting such a failure), or (iv) the Company or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its Shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than Buyer or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing twenty percent (20%) or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one (1) or more of its Subsidiaries or involving only any two (2) or more of its Subsidiaries); and

         (i) By Buyer or the Company, by written notice to the other party, if ten (10) business days elapse after all the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Second Closing) shall be satisfied or waived and the Second Closing shall not have occurred through no fault of the terminating party.

         The right of Buyer or the Company, to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

         SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement by either Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company or Buyer or their respective directors or officers, except for Section 5.9, Article VIII, and the last sentence of Section 5.6, which shall survive any such termination; provided, however, that nothing contained in this Section
7.2 shall relieve any party hereto from any liability for any breach of this Agreement.

         SECTION 7.3 Extension: Waiver. At any time prior to the Second Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure or any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, no failure or delay by the Company or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

                                  ARTICLE VIII

                       SURVIVAL; INDEMNIFICATION; REMEDIES

         SECTION 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Company contained in this Agreement, except for the representations and warranties in Sections 3.7, 3.11, and 3.12, shall survive the Second Closing hereunder and continue in full force and effect for a period of three (3) years. The representations and warranties of the Company in Section 3.11 shall survive the Second Closing and continue in full force and effect for a period of six (6) years, and the representations and warranties of the Company in Sections 3.7 and 3.12 shall survive the Second Closing and continue in full force and effect for a period of eight (8) years. Notwithstanding any right of Buyer to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right fully to rely upon the representation, warranties and covenants of the Company.

         SECTION 8.2 Indemnification by the Company.

         (a) The Company agrees to indemnify, defend and save Buyer and its Affiliates and each of their respective officers, directors, employees, and agents (each, a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, "Losses") sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any

(i) misrepresentation or breach of a warranty made in Article III or (ii) non-compliance or breach by the Company of any of the covenants or agreements contained in this Agreement.

         (b) A Buyer Indemnified Party or Seller Indemnified Party (as herein defined) shall be entitled to indemnification pursuant to Section 8.2(a) or
Section 8.3, as applicable, only if and to the extent that the aggregate amount of Losses and with respect to which all claims for indemnification made pursuant to Section 8.2(a) or Section 8.3, as applicable, exceed, in the aggregate, One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Deductible"), whereupon the Company or Buyer, as applicable, shall be obligated to pay in full all such Losses, and provided that the Buyer Indemnified Parties or Seller Indemnified Parties, respectively, shall not be entitled to aggregate indemnification payments pursuant to Section 8.2(a) or Section 8.3, as applicable, in excess of Twelve Million Dollars ($12,000,000.00) (the "Cap").

         SECTION 8.3 Indemnification by Buyer. From and after the Initial Closing, Buyer agrees to indemnify, defend and save the Company and its officers, directors, employees and agents (each a "Seller Indemnified Party"), harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any (i) misrepresentation or breach of warranty made in Article IV, or (ii) non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement to be performed by Buyer.

         SECTION 8.4 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Initial Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any Governmental Entity) (a "Third Party Claim") against such Indemnified Party, against which a Party is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, (which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel")), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

         (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

         (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the reasonable right at its expense to reasonably participate in the defense assisted by counsel of its own choosing at its own expense, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation (i) injunctive or other equitable relief would be imposed against the Indemnified Party or its Affiliates; or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party or its Affiliates for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to accept pursuant to the preceding sentence, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party notifies the Indemnifying Party that it does not wish such offer to be accepted within twenty calendar days after its receipt of such notice, the Indemnified Party may elect by such notice to the Indemnifying Party to continue to contest or defend such Third Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such twenty day period. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could have a Material Adverse Effect on the Indemnified Party or its Affiliates (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder).

         (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

         SECTION 8.5 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this
Article VIII. Any claim under this Article VIII by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party written notice thereof.

         SECTION 8.6 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 8.4 or 8.5, will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or to the extent that it was otherwise damaged as a result of such failure to give timely notice.

         SECTION 8.7 Reduction of Loss. The amount of Losses payable with respect to an indemnification claim shall be determined on an after tax basis and reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not Affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof), shall be credited against such Loss. No Indemnified Party shall take any action the purpose and intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

         SECTION 8.8 Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Company.

         SECTION 8.9 Limitations. Other than for claims of fraud or intentional misrepresentation, after the Second Closing Date the remedies afforded under this Article VIII shall be the exclusive remedy available to the parties hereto seeking damages for a breach of a representation, warranty or covenant contained herein; provided, however, nothing contained herein shall limit or restrict a party hereto from seeking or obtaining injunctive or other equitable relief.

         SECTION 8.10 Determination Procedure. The parties hereto agree that in the event a Buyer Indemnified Party makes a claim for indemnification under this
Article VIII and Buyer and the DSI Representative cannot agree on whether such Buyer Indemnified Party is entitled to indemnification under this Article VIII, then, unless Buyer and the DSI Representative agree on a different mechanism for resolving such dispute, such determination shall be submitted to a panel of three arbitrators. Such arbitration shall be conducted in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association. The decision of the arbitrators or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the determination of entitlement to indemnification. In all matters relating to claims for indemnification or other disputes under this Agreement, the DSI Representative shall represent the Company and Buyer shall represent itself.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         SECTION 9.1 Definitions.  For purposes of this Agreement:

         (a) "Affiliate" of any person means another person that directly or indirectly, through on or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         (b) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         (c) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         (d) "Governmental Entity" means any government or an agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         (e) "Knowledge" or "Known" A Person is deemed to have "knowledge" of a particular fact or matter if any of its executive officers, directors or managers (i) is actually aware of such fact or matter, or (ii) could reasonably be expected to be aware of such fact or matter after a due diligence investigation of such scope and extent as a reasonably prudent person would undertake under similar facts and circumstances.

         (f) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes including, without limitation, real estate taxes, not yet due and payable or being contested in good faith;
(ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business;
(iii) all liens approved in writing by the other party hereto; or (iv) restrictions on transfer imposed by federal or state securities laws.

         (g) "Material Adverse Effect" means, when used in connection with the Company or Buyer, any change or effect that (i) has had, or is reasonably likely to have a materially adverse impact on the business, operations, or results of operations, assets or condition (financial or otherwise) of such Party or any of its Subsidiaries, or (ii) substantially impairs or delays the consummation of the transactions contemplated hereby, but, in either such event, shall not include (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the Company or Buyer operate or the economy in general, (B) any action or change specifically permitted or required by the provisions of this Agreement, or (C) the transactions contemplated by this Agreement or the announcement hereof, provided, however, a Material Adverse Effect will be deemed to include the circumstances set forth in (i) or (ii) above if those circumstances are caused by any suit, action, cause or proceeding brought by any third party seeking injunctive relief, damages, or any other relief concerning the transactions contemplated by this Agreement.

         (h) "Party" or "Parties" means the Company on the one hand, and Buyer on the other hand.

         (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

         (j) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

         (k) "Tax" or "Taxes" means all federal, state, local and foreign taxes, net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, social security, (or similar) unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, customs, duties or other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by a Tax authority.

         (l) "Tax Returns" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

         SECTION 9.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Second Closing Date, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

         SECTION 9.3 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

         SECTION 9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         SECTION 9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.6 below or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

         SECTION 9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         If to Buyer:

         Attention:           Tom Martin
                              654 Osos Street
                              San Luis Obispo, CA 93401
                              fax: 805/545-7590
         with copies to:      J. Todd Mirolla, Esq.
                              Andre, Morris & Buttery
                              1304 Pacific Street
                              San Luis Obispo, CA 93401
                              fax:  805/543-0752

                              Gregg R. Cannady, Esq.
                              Carrington, Coleman, Sloman & Blumenthal, L.L.P. 200 Crescent Court, Suite 1500
                              Dallas, TX   75201
                              fax: 214/855-1333

         If to Company:
         Attention:           President
                              1100 W. Sam Houston Parkway North, Suite A
                              Houston, TX 77043
                              fax: 713/365-9911

         with a copy to:      Michael L. Bengtson, Esq.
                              Thompson & Knight
                              1200 San Jacinto Center
                              98 San Jacinto Boulevard
                              Austin, TX  78701
                              fax: 512/469-6180

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

         SECTION 9.7 Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Seller Disclosure Letter, the Buyer Disclosure Letter and the Exhibits constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER BUYER NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY

DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         SECTION 9.8 No Third Party Beneficiaries. Except as provided in Section
5.2 and Article VIII (Indemnification), this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

         SECTION 9.9 Obligations of Buyer and of the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to constitute an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to constitute an undertaking on the part of the Company to cause such Subsidiary to take such action.

         SECTION 9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

         SECTION 9.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                               MVII, LLC


                                               By:     /s/ E. Thomas Martin
                                                       -------------------------
                                               Name:   E. Thomas Martin
                                                       -------------------------
                                               Title:  Manager
                                                       -------------------------


                                               DSI TOYS, INC.


                                               By:     /s/ M.D. Davis
                                                       -------------------------
                                               Name:   M.D. Davis
                                                       -------------------------
                                               Title:  Chief Executive Officer
                                                       -------------------------

                                                                         ANNEX B

                           CHAFFE & ASSOCIATES, INC.

April 8, 1999

The Board of Directors
D S I Toys, Inc.
1100 West Sam Houston Pkwy, North
Houston, TX 77043

Members of the Board:

     We understand that D S I Toys, Inc. (the "Company") proposes to enter into a Stock Purchase and Sale Agreement (the "Agreement") with the Martin Group (the "Buyer") upon the terms and subject to conditions set forth in the Agreement i) to sell to the Buyer for cash 566,038 shares of the common stock of the Company on the Initial Closing Date (as that term is defined in the Agreement) for a total purchase price of $1,200,000; and ii) to sell to the Buyer for cash 1,792,453 shares of the common stock of the Company on the Second Closing Date (as that term is defined in the Agreement) for a total purchase price of $3,800,000, subject to certain adjustments as further defined in the Agreement. The adjustments are dependent upon two issues: 1) the Company meeting certain working capital requirements at the Second Closing Date; and 2) the consummation of certain transactions resolving a dispute with the estate of the Company's former owner. If the Company is unable to resolve these issues favorably, then the adjustments may result in the issuance to the Buyer of up to an additional 140,000 shares of Company common stock at no additional cost. If the Company issues the maximum number of shares under the Agreement, the weighted average price per share of Company common stock to be sold in the proposed transactions will be $2.00 (the "Minimum Share Price"). Additionally, the Buyer will make a tender offer to purchase from stockholders 1,600,000 shares of common stock of the Company at a purchase price of $4.38 per share net to the seller in cash (the "Offer").

     You have asked our opinion as to whether on the date hereof, from a financial point of view, the Minimum Share Price is fair to the shareholders of the Company.

     Chaffe & Associates, Inc. ("Chaffe"), through our experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for corporate and other purposes, states that we are competent to provide an opinion as to the fairness of the Minimum Share Price. Nether Chaffe nor any of our officers or employees has an interest in the Company common stock. The fee received for the preparation and delivery of this opinion is not dependent or contingent upon the consummation of the proposed transactions.

     In connection with rendering our opinion, Chaffe, among other things: (i) reviewed a copy of the draft Agreement dated April 5, 1999 and the related draft Shareholders' and Voting Agreement dated April 6, 1999; (ii) reviewed and analyzed Company audited financial statements for the years ending January 31, 1995 through 1998 and internally prepared financial statements for the year ending January 31, 1999, as well as other financial and operating data concerning the Company prepared by its management, including budget projections dated as of March 24, 1999 for fiscal year 2000; (iii) reviewed and discussed the past and current operations, financial condition and prospects of the Company with members of the Company's senior management; (iv) reviewed the reported prices and trading activity for the Company common stock; (v) reviewed and discussed the strategic rationale for the proposed transactions with members of the Company's senior management and with a representative of the Buyer; (vi) compared the financial performance of the Company and the prices and trading activity of the Company common stock with those of certain comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of certain recent comparable business combinations in the toy industry specifically, and other industries generally; (viii) considered a number of valuation methodologies, including among others, a discounted cash flow analysis and a leveraged buyout model; and (ix) performance such other studies and analyses as Chaffe deemed appropriate to this opinion.

The Board of Directors                                             April 8, 1999
D S I Toys, Inc.                                                         Page  2

     Five shareholders who are also members of the Board of Directors of the Company (collectively, the "DSI Group"), the Company and the Buyer propose to enter into the Shareholders' and Voting Agreement concurrently with the execution of the Agreement. Chaffe notes and has considered in our opinion that the proposed transactions in conjunction with the Shareholders' and Voting Agreement will result in a shift of control of the Company from the present management to the Martin Group.

     The Company has made no assurances that the issues relating to the issuance of additional shares of Company common stock can be resolved favorably. Therefore, for purposes of our analysis, Chaffe has assumed that the maximum number of shares contemplated under the Agreement will be issued at the Minimum Share Price.

     In our review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information reviewed by us for purposes of our opinion. Chaffe did not make or obtain an independent review of the Company's assets or liabilities, nor was Chaffe furnished with any such appraisals. With respect to the Company's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the Company management's best currently available estimates and judgments of future financial performance. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of the date hereof. Chaffe expresses no opinion on the tax consequences of the proposed transactions on the Company or its Shareholders.

     It is understood that this letter is for the information of the Board of Directors of the Company and may be included in its entirety in the Offer Documents, S.E.C. Schedule 14D-9 and the Proxy Statement. This letter may not be used for any other purposes without our prior written consent.

     Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion as of the date hereof, that from a financial point of view, the Minimum Share Price, subject to the other terms and conditions of the Agreement, is fair to the shareholders the Company.

                                            Very truly yours,

                                            CHAFFE & ASSOCIATES, INC.

                                              /s/ CHAFFE & ASSOCIATES, INC.

                                            ------------------------------------

                                                                      APPENDIX 1


                                 DSI TOYS, INC.
                     1100 West Sam Houston Parkway (North)
                               Houston, TX 77043

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints M.D. Davis and Thomas V. Yarnell and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed on the reverse side hereof, all the shares of common stock of DSI TOYS, INC. (the "Company") held of record by the undersigned on April 28, 1999, at the annual meeting of shareholders to be held on May 24, 1999, or any adjournment thereof.


     IT IS UNDERSTOOD THAT WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM 1 AND IN FAVOR OF EACH OF THE FOUR PROPOSALS IN ITEM 2.

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.




                         (To Be Signed on Reverse Side)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                 DSI TOYS, INC.

                                  May 24, 1999


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------


[X] Please mark your votes as in this example.

1.   ELECTION OF DIRECTORS.                                                           NOMINEES:
[ ]  FOR all nominees listed at right    [ ]  WITHHOLD AUTHORITY to                    Jack R. Crosby
     (except as marked to the contrary        vote for all nominees listed at right    Barry B. Conrad
     below)

     INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH
     THE NOMINEE'S NAME OR WRITE A ZERO ("0") IN THE SPACE FOLLOWING HIS OR HER NAME AT RIGHT.)

2.   Proposals

     (i) PROPOSAL ONE: Approval and ratification of Stock Purchase and Sale Agreement dated April 15, 1999 between the Company and MVII, LLC, and the transactions contemplated thereunder (the "Transactions").

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

     (ii) PROPOSAL TWO: Approval of an amendment to the Company's Amended and Restated Articles of Incorporation that would increase the number of authorized shares of Common Stock of the Company from 20,000,000 shares to 35,000,000 shares.

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

     (iii) PROPOSAL THREE: Approval and ratification of the appointment of
E. Thomas Martin, Robert L. Burke, Joseph S. Whitaker and John McSorley as directors by the remaining directors to fill vacancies on the Board upon consummation of the Transactions.

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

     (iv) PROPOSAL FOUR: Adoption and approval of a proposal to amend the Company's Stock Option plan (a) to increase from 600,000 to 900,000 the aggregate number of shares of Common Stock of the Company reserved for issuance under the Plan and (b) to make certain conforming changes.

     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the Meeting or any adjournment or postponement thereof.





PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                                       PLEASE CHECK THIS BOX IF YOU INTEND [ ]
                                       TO BE PRESENT AT THE MEETING.

Signature:
          ----------------------------

Printed Name:                             Dated:        , 1999
             -----------------------------       --------

Signature if held jointly:
                          ------------------------

Printed Name:                             Dated:        , 1999
             -----------------------------       --------
(Note that you should sign exactly as your name appears above.)

                                                                     APPENDIX 2




                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of DSI Toys, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of DSI Toys, Inc. and its subsidiary (the Company) at January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas
April 28, 1999

                                                                    APPENDIX 3





ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The following discussion and analysis should be read in conjunction with the financial statements and related notes contained elsewhere herein.

         The Company designs, develops, markets and distributes a variety of toys and children's consumer electronics. The Company's core product categories are (i) juvenile audio products, including walkie-talkies, pre-school audio products, pre-teen audio products and musical toys; (ii) girls' toys, including dolls, play sets and accessories; and (iii) boys' toys, including radio control vehicles, action figures and western and military action toys. Historically, the majority of the Company's sales have been made to customers based in the United States. All of the Company's international sales are denominated in United States dollars. Therefore, the Company is not subject to exchange rate risk with respect to international sales.

         In December 1995, a series of transactions (the "Recapitalization") was consummated whereby the Company repurchased 77.7% of the then outstanding common stock from the then sole shareholder of the Company for $22.2 million and issued 2,719,000 shares of common stock to a group of new investors for $3.8 million. The Recapitalization resulted in the incurrence of an aggregate of $17.9 million of additional indebtedness. The stock purchased by the Company from its former sole shareholder is held as treasury stock. On June 3, 1997, the Company completed its initial public offering of 2,500,000 shares of its common stock, which resulted in net proceeds to the Company of $17.7 million. All of the net proceeds were used to repay debt of the Company.

         On April 15, 1999, the Company entered into a Stock Purchase Agreement with MVII, LLC, a California limited liability company controlled by Tom Martin, which contemplates several related transactions: (i) MVII purchased 566,038 shares of common stock from the Company for $1.2 million on April 15, 1999; (ii) MVII commenced a tender offer to purchase up to 1.6 million shares of the outstanding common stock of the Company at $4.38 per share in cash on April 21, 1999; and (iii) subject to shareholder and other approvals, MVII will purchase an additional 1,792,453 shares of common stock (subject to upward adjustments not to exceed in the aggregate 140,000 shares) from the Company for $3.8 million simultaneously with the purchase of shares in the tender offer. Upon consummation of the transactions, MVII will own more than 47% of the Company's outstanding shares and will be entitled to nominate four of the six members of the board of directors. (These transactions are described in greater detail in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on April 22, 1999.) All of the net proceeds of the purchase of 566,038 shares of common stock from the Company were used to repay debt of the Company.

RESULTS OF OPERATIONS

         The following table sets forth the Company's results of operations as a percentage of net sales for the fiscal years indicated:

                                                                        1998             1997             1996
                                                                       -----            -----            -----
Net sales                                                              100.0%           100.0%           100.0%
Cost of goods sold                                                      79.8             75.1             66.5
                                                                       -----            -----            -----
Gross profit                                                            20.2             24.9             33.5
Selling, general and administrative expenses                            20.8             32.9             24.6
                                                                       -----            -----            -----
Operating income (loss)                                                 (0.6)            (8.0)             8.9
Interest expense                                                         1.6              1.8              4.1
Other income                                                            (0.2)            (0.3)            (0.5)
                                                                       -----            -----            -----
Income (loss) before income taxes and extraordinary item                (2.0)            (9.5)             5.3
Provision for (benefit from) income taxes                                0.6             (3.1)             1.9
                                                                       -----            -----            -----
Income (loss) before extraordinary item                                 (1.4)            (6.4)             3.4
Extraordinary item (net of tax)                                          --              (0.6)               -
                                                                       -----            -----            -----
Net income (loss)                                                       (1.4)            (7.0)             3.4
                                                                       =====            =====            =====



FISCAL YEAR 1998 COMPARED TO 1997

         NET SALES. Net sales during fiscal 1998 decreased $20.9 million, or 28.4%, to $52.7 million, from $73.6 million in fiscal 1997.

         Net sales of juvenile audio products increased $1.3 million, or 3.5%, to $38.3 million during fiscal 1998, from $37.0 million during fiscal 1997. The increase was primarily attributable to continued strength in walkie-talkies and musical keyboards, partially offset by a decline in pre-school audio products. Net sales of girls' toys decreased $19.7 million, or 86.5%, to $3.1 million during fiscal 1998, from $22.8 million during fiscal 1997. Sales for fiscal 1997 were driven principally by the TV promotion of three dolls (Baby Pick Me Up(R), Dreamie Sweets(R) and Rosie(R)). Sales for 1998 were comprised principally of sales of one new non-promoted doll (Baby Learns To Walk(TM)) and final closeouts of 1997 doll inventory. Net sales of boys' toys increased $392,000, or 5.4%, to $7.6 million during fiscal 1998 from $7.2 million during fiscal 1997. This increase was attributable to the introduction of the BlockMen(TM) construction sets and the new radio-controlled "Burnin' Thunder"(TM) car, partially offset by a decrease in sales of the radio-controlled Kawasaki(R) Ninja(R) motorcycle. Net sales of products in other categories decreased $2.9 million, or 43.4%, to $3.7 million during fiscal 1998, from $6.6 million during fiscal 1997. The decrease was due primarily to decreased sales of handheld electronic games and Hoppin' Poppin' Spaceballs(R), an action game that was TV promoted in 1997.

         International net sales decreased $3.2 million, or 22.3%, to $11.1 million during fiscal 1998 from $14.3 million in fiscal 1997. The decline was due primarily to decreased sales of TV promotable items, principally dolls. International net sales were 21.0% of total sales for fiscal 1998 as compared to 19.4% of total sales in fiscal 1997.

         GROSS PROFIT. Gross profit decreased $7.6 million, or 41.9%, to $10.7 million during fiscal 1998 from $18.3 million in fiscal 1997. Gross profit as a percentage of net sales decreased to 20.2% during fiscal 1998 from 24.9% in fiscal 1997. Such decrease was primarily due to decreased sales of TV-promoted toys, principally dolls, which generally have higher gross margins to cover the related costs of TV advertising.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $13.3 million, or 54.8%, to $11.0 million during fiscal 1998 from $24.3 million in fiscal 1997. The decrease resulted primarily from the decreased TV advertising expense during fiscal 1998.

         INTEREST EXPENSE. As a result of debt repayment using the proceeds from the Company's initial public offering in June 1997, interest expense decreased $485,000, or 35.7%, to $875,000 during fiscal 1998 from $1.4 million in fiscal 1997.

         OTHER INCOME. Other income decreased $125,000, or 53.9%, to $107,000 during fiscal 1998 from $232,000 during fiscal 1997. In 1997, the Company received interest income related to certain insurance proceeds. The effects of foreign currency translation also contributed to the decrease.

         EXTRAORDINARY ITEM. As a result of debt repayment using the net proceeds of the Company's initial public offering, $481,000 of debt issuance cost (net of tax) was written off in fiscal 1997

         INCOME TAXES. In fiscal 1998, the Company incurred a loss before income taxes and extraordinary item of $1.1 million, which resulted in a benefit from income taxes of $333,000 compared to a $2.3 million benefit from income taxes during fiscal 1997.

         NET INCOME (LOSS). As a result of the foregoing factors, the Company's net loss for fiscal year 1998 was $738,000 compared to a net loss of $5.2 million for fiscal 1997.

FISCAL YEAR 1997 COMPARED TO 1996

         NET SALES. Net sales during fiscal 1997 increased $10.4 million, or 16.5%, to $73.6 million, from $63.2 million in fiscal 1996.

         Net sales of juvenile audio products increased $5.6 million, or 18.0%, to $37.0 million during fiscal 1997, from $31.3 million during fiscal 1996. This increase was due primarily to increased sales of walkie talkies. Net sales of girls' toys decreased $3.0 million, or 11.6%, to $22.8 million during fiscal 1997, from $25.8 million during fiscal 1996. The decrease was due to decreased sales of dolls primarily related to softness of large doll sales industry-wide. Net sales of boys' toys increased $3.5 million, or 91.6%, to $7.2 million during fiscal 1997 from $3.8 million during fiscal 1996. The growth in net sales of boys' toys was primarily attributable to the newly introduced Kawasaki(R) Ninja(R) Supergyro(TM) Motorcycle. Net sales of products in other categories increased $4.3 million, or 183.5%, to $6.6 million during fiscal 1997, from $2.3 million during fiscal 1996. This increase was due primarily to the introduction of the Hoppin' Poppin' Spaceballs(R) game.

         International net sales increased $2.5 million, or 21.0%, to $14.3 million during fiscal 1997 from $11.8 million in fiscal 1996. The growth was due primarily to increased net sales to the United Kingdom, Canada, France, Spain, and Australia and partially offset by decreased net sales to Germany and Japan. International net sales were 19.4% of total sales for fiscal 1997 as compared to 18.6% of total sales in fiscal 1996.

         GROSS PROFIT. Gross profit decreased $2.9 million, or 13.5%, to $18.3 million during fiscal 1997 from $21.2 million in fiscal 1996. Gross profit as a percentage of net sales decreased to 24.9% during fiscal 1997 from 33.5% in fiscal 1996. Such decrease was related primarily to the decrease in sales of TV-promoted dolls, which generally have higher margins, and close-out sales of the doll inventory at less than cost.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $8.7 million, or 55.7%, to $24.3 million during fiscal 1997 from $15.6 million in fiscal 1996. The increase resulted primarily from television advertising expenses related to the introduction of several new products. The Company produced commercials and purchased significant airtime for four products for fiscal 1997 as compared to two products for the prior fiscal year.

         INTEREST EXPENSE. As a result of debt repayment using the net proceeds of the Company's initial public offering, interest expense decreased $1.2 million, or 46.7%, to $1.4 million during fiscal 1997 from $2.6 million in fiscal 1996.

         OTHER INCOME. Other income decreased $113,000, or 32.7%, to $232,000 during fiscal 1997 from $345,000 during fiscal 1996. This decrease was due primarily to decreased interest income on certain insurance proceeds.

         EXTRAORDINARY ITEM. As a result of debt repayment using the net proceeds of the Company's initial public offering, $481,000 of debt issuance cost (net of tax) was written off.

         INCOME TAXES. In fiscal 1997, the Company incurred a loss before income taxes and extraordinary item of $7 million which resulted in a benefit from income taxes of $2.3 million compared to a $1.2 million provision for income taxes during fiscal 1996.

         NET INCOME (LOSS). As a result of the foregoing factors, the Company's net loss for fiscal year 1997 was $5.2 million compared to net income of $2.2 million for fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

         The Company historically has funded its operations and capital requirements by cash generated from operations and borrowings. The Company's primary capital needs have consisted of acquisitions of inventory, financing accounts receivable and capital expenditures for product development.

         The Company's operating activities provided net cash of $6.3 million during fiscal 1998, consisting primarily of decreases in accounts receivable and inventories, and a net decrease in income taxes receivable and payable, partially offset by decreases in accounts payable and accrued liabilities and an increase in prepaid expenses. Net cash used in investing activities during fiscal 1998 was $1.3 million and was the result of capital expenditures, increases in other assets and the payment of life insurance premiums on behalf of a shareholder. Net cash used by financing activities was $4.8 million during fiscal 1998 and represented net payments under revolving lines of credit. The Company's working capital at January 31, 1999 was $391,000 and unrestricted cash was $554,000.

         The seasonal nature of the toy business results in complex working capital needs. The Company's working capital needs, which the Company generally satisfies through short-term borrowings, are greatest in the first two fiscal quarters. To manage these working capital requirements, the Company maintains a line of credit facility (the "Hong Kong Credit Facility") with State Street Bank and Trust Company, Hong Kong Branch, and the Revolver.

         As a result of losses incurred in fiscal 1998, the Company was not in compliance with certain of the covenants contained in its previous line of credit with a commercial bank at yearend. However, on February 2, 1999, the Company secured the Revolver. The Revolver replaces the Company's previous line of credit. The new terms include interest at the bank's prime rate plus three quarters of one percent (.75%) and maturity at February 2, 2002. The maximum loan limit remains at $10 million, subject to the availability of sufficient, eligible inventory and accounts receivable.

         The Company's anticipated fiscal 1999 and 2000 operating cash requirements include payment of approximately $2.8 million related to television advertisements run during 1997. Such amount is due to two media companies and is being paid in monthly installments through April 2000. The Company has budgeted approximately $900,000 for capital expenditures, consisting primarily of purchases of tools and molds, for fiscal 1999.

         At April 20, 1999, the Company had an additional borrowing capacity of an aggregate of $1.6 million under the Revolver and the Hong Kong Credit Facility. Based on projected fiscal 1999 operating results, the Company believes that cash flows from operations and the available borrowings under the Revolver and the Hong Kong Credit Facility will be sufficient to meet the Company's operating cash requirements and fund the Company's anticipated capital expenditures. However, there can be no assurance that the Company will meet its projected operating results, and accordingly, the Company is considering all of its financing alternatives. In connection with any future cash needs or acquisition opportunities, the Company may incur additional debt or issue additional equity or debt securities depending on market conditions and other factors. If the transactions with MVII are consummated, the Company will receive an additional equity infusion of $3.8 million.

         On April 15, 1999, the Company entered into a Stock Purchase Agreement with MVII, LLC, a California limited liability company controlled by Tom Martin, which contemplates several related transactions: (i) MVII purchased 566,038 shares of common stock from the Company for $1.2 million on April 15, 1999; (ii) MVII commenced a tender offer to purchase up to 1.6 million shares of the outstanding common stock of the Company at $4.38 per share in cash on April 21, 1999; and (iii) subject to shareholder and other approvals, MVII will purchase an additional 1,792,453 shares of common stock (subject to upward adjustments not to exceed in the aggregate 140,000 shares) from the Company for $3.8 million simultaneously with the purchase of shares in the tender offer. Upon consummation of the transactions, MVII will own more than 47% of the Company's outstanding shares and will be entitled to nominate four of the six members of the board of directors. (These transactions are described in greater detail in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on April 22, 1999.)

         The Company is obligated to make future minimum royalty payments under certain of its license agreements. As of January 31, 1999, the Company was required to make an aggregate of approximately $170,000 in payments of guaranteed royalties under certain licenses in fiscal 1999 and $590,000 thereafter through fiscal 2002.

         As part of the Company's strategy, the Company will evaluate potential acquisitions of other toy businesses or product lines that the Company believes would complement its existing business. The Company has no present understanding or agreement with respect to any acquisition.

SEASONALITY

         The toy industry is very seasonal with the Christmas holiday season representing over two-thirds of total annual retail toy sales. The Company has experienced this seasonal pattern in its net sales. To accommodate this peak selling season, holiday toy lines are introduced early in the first calendar quarter. Retailers generally commit to their holiday season purchases during the first two calendar quarters and those orders are generally shipped to the retailers' distribution centers on a scheduled basis from May through October. During fiscal 1998, 80% of the Company's net sales were made during the Company's second and third fiscal quarters (May through October), generally in connection with retail sales for the Christmas holiday season. As a result of the seasonality of the Company's business, the Company expects that it will incur a loss in the first quarter and fourth quarter of each fiscal year even in years in which the Company is profitable for the year.

INFLATION

         The Company does not believe that inflation in the United States or Europe in recent years has had a significant effect on its results of operations.

YEAR 2000

         Many existing computer systems and programs process transactions using two digits rather than four digits for the year of a transaction. Unless the hardware and/or the software has been modified, a significant number of those computer systems and programs may process a transaction with a date of the year "2000" as the year "1900", which could cause the system or the program to fail or create erroneous results before, on or after January 1, 2000 (the "Y2K Issue").

         The Company's principal computer systems consist of: (i) management information software ("MIS") for accounts receivable, general ledger, payables, order entry, sales reporting, inventory tracking, product distribution, and production scheduling; (ii) electronic data interchange ("EDI") for order-taking, invoicing and the like between the Company and its major customers; and (iii) local area network and personal computer operating systems.

         The MIS systems at the Company's Hong Kong subsidiary have been upgraded and successfully tested to be Y2K compliant. The MIS systems at the Company's U.S. headquarters are in the process of being upgraded, replaced and tested. To date, the Company has completed approximately 90% of its upgrades and replacements and approximately 50% of its testing. Completion of all remediation and testing is expected to be completed by July 31, 1999.

         The Company is currently reprogramming, or replacing, and testing the EDI software. The Company is communicating with its customers to evaluate their EDI Y2K compliance. The Company believes that over the upcoming months its major customers plan to test their EDI systems for internal, intermediary and supplier Y2K compliance. The Company would be unable to receive and invoice orders from a customer though EDI if the customer or its EDI intermediaries were not Y2K compliant. Although the Company does not transmit electronic orders to its independent manufacturers, delays or non-delivery of goods to the Company could arise from Y2K Issues affecting their businesses and presently the Company is communicating with its independent manufacturers to evaluate their Y2K compliance. The effect of non-compliance by independent manufacturers and other third parties is not determinable.

         The Company's local area network operating system will require upgrades according to vendors, but such upgrades are available at minimal cost. The Company also intends to replace personal computers and software found not to be Y2K compliant. The Company anticipates that these replacements will be completed by July 31, 1999.

         The Company has incurred approximately $12,000 in expenses in connection with making its computer systems and programs Y2K compliant. The Company expects to incur additional Y2K costs of approximately $25,000 during 1999. The Company is utilizing both internal and external sources to address Y2K Issues, and the Company anticipates Y2K compliance by July 31, 1999. All historical and future costs have been and will continue to be funded out of existing cash and cash flow from operations.

         The failure to successfully address a material Y2K Issue could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Particularly because of the uncertainty of the Y2K readiness of customers, suppliers and contractors, the Company is unable to assess at this time whether the consequences of the Y2K Issue will have a material impact on the Company's results of operations, liquidity or financial condition.

         The Company currently has not developed a detailed contingency plan. The Company assesses its Y2K status regularly and will begin to develop comprehensive contingency plans if the Company believes it will not complete the Y2K project in a timely manner. If the Company's Y2K project is not completed on a timely basis, or if its major customers or suppliers fail to address all of the Y2K Issues, the Company believes it could have a material adverse impact on the Company's operations.

         The cost of Y2K compliance and the referenced completion dates are based on management's best estimates and may be updated, as additional information becomes available. Reference is made to the first paragraph of Part I of this report, which addresses forward-looking statements made by the Company.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                 DSI TOYS, INC.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES




                                                                                                               Page
                                                                                                               ----

Financial Statements
--------------------

Report of Independent Accountants                                                                               F-2

Consolidated Balance Sheet at January 31, 1999 and 1998                                                         F-3

Consolidated Statement of Operations for fiscal years 1998, 1997 and 1996                                       F-4

Consolidated Statement of Cash Flows for fiscal years 1998, 1997, and 1996                                      F-5

Consolidated Statement of Shareholders' Equity for fiscal years 1998, 1997, and 1996                            F-6

Notes to Consolidated Financial Statements                                                                      F-7

Schedules

II.      Valuation and Qualifying Accounts and Reserves                                                         S-1

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of DSI Toys, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of DSI Toys, Inc. and its subsidiary (the Company) at January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP

Houston, Texas
April 28, 1999

                                 DSI TOYS, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                          JANUARY 31,       JANUARY 31,
                                                                                            1999                1998
                                                                                          -----------       -----------
                                                   ASSETS

Current assets:

        Cash                                                                              $   554,197       $   383,690

        Restricted cash                                                                       150,000           150,000

        Accounts receivable, net                                                            1,069,725         8,008,288

        Inventories                                                                         4,207,704         6,437,418

        Income tax receivable                                                                    --             642,264

        Prepaid expenses                                                                    1,503,970           894,704

        Deferred income taxes                                                                 801,000           183,000
                                                                                          -----------       -----------
               Total current assets                                                         8,286,596        16,699,364


Property and equipment, net                                                                 1,642,672         1,252,572

Advances to shareholder (life insurance premiums)                                           1,543,814         1,278,401

Deferred income taxes                                                                       1,117,000         1,752,000

Other assets                                                                                  364,511           224,783
                                                                                          -----------       -----------
                                                                                          $12,954,593       $21,207,120
                                                                                          ===========       ===========


                                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

        Accounts payable and accrued liabilities                                          $  6,799,290      $  9,740,201

        Current portion of long-term debt                                                      824,675           585,783

        Income taxes payable                                                                   271,920           108,630
                                                                                          ------------      ------------

               Total current liabilities                                                     7,895,885        10,434,614

Long-term debt                                                                               2,540,522         7,495,000

Deferred income taxes                                                                          113,000           119,000
                                                                                          ------------      ------------
               Total liabilities                                                            10,549,407        18,048,614

Shareholders' equity:

        Preferred stock, $.01 par value, 5,000,000 shares authorized,
               none issued or outstanding                                                         --                --

        Common stock, $.01 par value, 20,000,000 shares authorized,
                8,719,000 shares issued, 6,000,000 shares outstanding                           87,190            87,190

        Additional paid-in capital                                                          21,162,568        21,162,568

        Common stock warrants                                                                  102,500           102,500

        Accumulated other comprehensive income                                                  14,296            29,187

        Retained earnings                                                                    3,699,224         4,437,653
                                                                                          ------------      ------------
                                                                                            25,065,778        25,819,098

        Less:  treasury stock, 2,719,000 shares, at cost                                   (22,660,592)      (22,660,592)
                                                                                          ------------      ------------
               Total shareholders' equity                                                    2,405,186         3,158,506

Commitments and contingencies (Note 11)
                                                                                          ------------      ------------
                                                                                          $ 12,954,593      $ 21,207,120
                                                                                          ============      ============


          See accompanying notes to consolidated financial statements.

                                 DSI TOYS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                   FISCAL YEAR
                                                 ------------------------------------------------
                                                    1998               1997               1996
                                                 ------------      ------------      ------------
Net sales                                        $ 52,722,517      $ 73,624,398      $ 63,219,212

Costs of goods sold                                42,058,919        55,285,501        42,023,044
                                                 ------------      ------------      ------------

Gross profit                                       10,663,598        18,338,897        21,196,168

Selling, general and administrative expenses       10,967,001        24,245,064        15,569,422
                                                 ------------      ------------      ------------

Operating income (loss)                              (303,403)       (5,906,167)        5,626,746

Interest expense                                      874,907         1,360,067         2,599,942

Other income                                         (106,881)         (231,968)         (344,469)
                                                 ------------      ------------      ------------
Income (loss) before income taxes
     and extraordinary item                        (1,071,429)       (7,034,266)        3,371,273

Provision for (benefit from) income taxes            (333,000)       (2,329,323)        1,220,000
                                                 ------------      ------------      ------------

Income (loss) before extraordinary item              (738,429)       (4,704,943)        2,151,273

Extraordinary item (net of tax)                          --            (480,754)             --

                                                 ------------      ------------      ------------
Net income (loss)                                $   (738,429)     $ (5,185,697)     $  2,151,273
                                                 ============      ============      ============


Basic earnings per share

     Earnings (loss) per share before
        extraordinary item                       $      (0.12)     $      (0.91)     $       0.61

     Extraordinary item                                  --               (0.09)             --
                                                 ------------      ------------      ------------
                                                 $      (0.12)     $      (1.00)     $       0.61
     Earnings (loss) per share                   ============      ============      ============

     Weighted average shares outstanding            6,000,000         5,205,479         3,500,000
                                                 ============      ============      ============


Diluted earnings per share

     Earnings (loss) per share before            $      (0.12)     $      (0.91)     $       0.58
        extraordinary item

     Extraordinary item                                  --               (0.09)             --
                                                 ------------      ------------      ------------
                                                 $      (0.12)     $      (1.00)     $       0.58
     Earnings (loss) per share                   ============      ============      ============

     Weighted average shares outstanding            6,000,000         5,205,479         3,739,146
                                                 ============      ============      ============



          See accompanying notes to consolidated financial statements.

                                 DSI TOYS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        FISCAL YEAR
                                                                     ------------------------------------------------
                                                                          1998             1997             1996
                                                                     ------------      ------------      ------------
Cash flows from operating activities:

     Net income (loss)                                               $   (738,429)     $ (5,185,697)     $  2,151,273

     Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:

        Depreciation                                                      570,779           661,517           596,332

        Loss on early retirement of debt                                     --             480,754              --

        Amortization and write-off of
            debt discount and issuance costs                                 --             199,152           163,057

        Provision for doubtful accounts                                   (17,424)          145,096            62,160

        Loss (gain) on sale of equipment                                      200            (3,865)          (12,511)

        Deferred income taxes                                              11,000        (2,781,000)          686,605

        Changes in assets and liabilities:

            Accounts receivable                                         6,955,987        (4,921,595)          941,715

            Due from shareholder                                             --             151,667           667,616

            Inventories                                                 2,229,714        (1,822,331)       (1,205,125)

            Income taxes receivable/payable                               805,554          (726,845)         (121,663)

            Prepaid expenses                                             (609,266)          567,485          (332,183)

            Accounts payable and accrued liabilities                   (2,940,911)        3,481,100           766,398
                                                                     ------------      ------------      ------------
               Net cash provided (used) by operating activities         6,267,204        (9,754,562)        4,363,674

Cash flows from investing activities:

     Capital expenditures                                                (961,304)         (726,691)         (284,260)

     Proceeds from sale of equipment                                          225             6,965            24,037

     Life insurance premiums paid for shareholder                        (265,413)         (357,413)         (289,676)

     Repayments by shareholder                                               --             511,764              --

     Decrease (increase) in other assets                                 (104,728)          313,085          (392,552)
                                                                     ------------      ------------      ------------
               Net cash used in investing activities                   (1,331,220)         (252,290)         (942,451)

Cash flows from financing activities:

     Net borrowings (repayments) under revolving lines of credit       (4,730,655)        4,551,304        (2,088,225)

     Net borrowings (repayments) on long-term debt                         15,069       (13,429,418)       (2,499,790)

     Net proceeds from issuance of common stock                              --          17,744,475              --

     Proceeds from issuance of warrants                                      --               2,500              --

     Debt and stock issue costs                                           (35,000)             --                --
                                                                     ------------      ------------      ------------
               Net cash provided (used) by financing activities        (4,750,586)        8,868,861        (4,588,015)

Effect of exchange rate changes on cash                                   (14,891)           19,689             8,329
                                                                     ------------      ------------      ------------
Net increase (decrease) in cash                                           170,507        (1,118,302)       (1,158,463)

Cash and cash equivalents, beginning of year                              383,690         1,501,992         2,660,455
                                                                     ------------      ------------      ------------
Cash and cash equivalents, end of year                               $    554,197      $    383,690      $  1,501,992
                                                                     ============      ============      ============

          See accompanying notes to consolidated financial statements.

                                 DSI TOYS, INC.
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                         Accumulated
                                                  Additional                Other
                                Common Stock        Paid-in              Comprehensive   Retained     Treasury
                              Shares     Amount     Capital    Warrants     Income       Earnings       Stock        Total
                             ---------  --------  -----------  --------  ------------- ----------  ------------  ------------
Balance, January 31, 1996    6,219,000  $    622  $ 3,504,661  $100,000  $      1,169  $7,472,077  $(22,660,592) $(11,582,063)
    Comprehensive income:
      Net income                                                                        2,151,273                   2,151,273

      Foreign currency                                                                                                    --
          translation
          adjustments,                                                                                                    --
          net of tax                                                            8,329                                   8,329
                                                                                                                 ------------
          Comprehensive
            income                                                                                                  2,159,602
                                                                                                                 ------------
    Change in par value of
      common stock                        61,568     (61,568)                                                             --
                             ---------  --------  -----------  --------  ------------  ----------  ------------  ------------
Balance, January 31, 1997    6,219,000    62,190    3,443,093   100,000         9,498   9,623,350   (22,660,592)   (9,422,461)

    Comprehensive loss:
      Net loss                                                                         (5,185,697)                 (5,185,697)

      Foreign currency
        translation
        adjustments,
        net of tax                                                             19,689                                  19,689
                                                                                                                 ------------
          Comprehensive
            loss                                                                                                   (5,166,008)
                                                                                                                 ------------
    Issuance of common                                                                                             18,500,000
      stock                  2,500,000    25,000   18,475,000

    Stock issuance costs                             (755,525)                                                       (755,525)

    Warrants issued                                               2,500                                                 2,500
                             ---------  --------  -----------  --------  ------------  ----------  ------------  ------------
Balance, January 31, 1998    8,719,000    87,190   21,162,568   102,500        29,187   4,437,653   (22,660,592)    3,158,506

    Comprehensive loss:
      Net loss                                                                           (738,429)                   (738,429)

      Foreign currency
        translation
        adjustments,
        net of tax                                                            (14,891)                                (14,891)
                                                                                                                 ------------
          Comprehensive
            loss                                                                                                     (753,320)
                             ---------  --------  -----------  --------  ------------   ----------  ------------  ------------
Balance, January 31, 1999    8,719,000  $ 87,190  $21,162,568  $102,500  $     14,296   $3,699,224  $(22,660,592) $  2,405,186
                             =========  ========  ===========  ========  ============   ==========  ============  ============


          See accompanying notes to consolidated financial statements.

                                 DSI TOYS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION:

     DSI Toys, Inc. (the "Company") was incorporated under the laws of the state of Texas in November 1970. The Company markets and distributes a variety of toys and children's consumer electronics both within the United States and internationally, primarily to retailers. The Company's products are manufactured primarily in China.

     In December 1995, the Company sold newly issued common stock representing 77.7% of its common stock to a group of new investors through Rosie Acquisition, L.L.C. ("RAC") pursuant to a recapitalization transaction (the "Recapitalization"). In connection with the Recapitalization, the Company issued 2,719,000 new shares of common stock to RAC in exchange for $3.8 million in cash. Also in connection therewith, the Company purchased 2,719,000 shares of the common stock of the Company from the previous sole shareholder for approximately $22.2 million. The previous sole shareholder died on November 19, 1996. Any references to the previous sole shareholder include references to his estate. The purchase price was funded through (a) cash paid from borrowing of $10.6 million from banks pursuant to a five-year bank note, a six-year subordinated note and a bank revolving line of credit; (b) the issuance to the previous sole shareholder of a $6 million subordinated note and a $1.3 million promissory note; (c) the transfer of land to the previous sole shareholder with a cost of approximately $452,000; and (d) approximately $3.8 million in cash obtained from the sale of common stock to RAC. The subordinated bank note carries warrants to purchase 388,888 shares of common stock of the Company at an exercise price of $2.00 per share. In connection with the purchase of treasury stock, the Company incurred approximately $509,000 in costs and fees, which were included as the cost of the stock, and approximately $879,000 in debt issuance costs.

     In January 1996, the Company received a note from the previous sole shareholder of approximately $1.3 million in satisfaction of the balance receivable from the previous sole shareholder. Such note was offset against the aforementioned $1.3 million note issued to the previous sole shareholder in connection with the Recapitalization.

     Effective May 1, 1997, the Company's Articles of Incorporation were amended to (i) authorize the issuance of 5,000,000 shares of $.01 par value preferred stock, (ii) change the par value of common stock to $.01 and (iii) reduce the authorized shares of common stock to 20,000,000 shares.

     On June 3, 1997, the Company completed its initial public offering (the "Offering") of 2,500,000 shares of common stock, which provided the Company net proceeds of $17.7 million. All of the net proceeds were used to repay debt of the Company. In connection with the Offering, the Company issued warrants to purchase 250,000 shares of common stock to the lead underwriters. Such warrants are exercisable at $10.80 per share and expire May 28, 2002.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of presentation

     The accompanying consolidated financial statements include the accounts of DSI (HK) Ltd., a wholly owned subsidiary. All significant intercompany transactions have been eliminated in consolidation.

     These financial statements reflect the historical basis of the Company's assets and liabilities. No adjustments have been made to reflect an allocation of the purchase price paid by RAC for its 77.7% interest in the Company.

     Fiscal year

     The terms "fiscal year" and "fiscal" refer to the Company's fiscal year which is the year ending January 31 of the following calendar year mentioned (e.g., a reference to fiscal 1998 is a reference to the fiscal year ended January 31, 1999).

     Cash equivalents

     The Company considers investments with original maturity dates of three months or less from the date of purchase to be cash equivalents. Restricted cash held as a compensating balance under a revolving loan supported by letters of credit is not considered a cash equivalent.

     Revenue recognition

     Revenues are recognized upon shipment of product by the Company, or in the case of FOB Asia sales, by the manufacturer, and, at that point, legal responsibility and title pass to the buyer. The Company provides an allowance for doubtful accounts and accrues for returns and discounts using a percentage of gross sales based on historical experience. Provision is made currently for estimated returns of defective and slow-moving merchandise, price protection and customer allowances and is included as a reduction of accounts receivable.

     Inventories

     Inventories consist of finished goods and supplies and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property and equipment

     Property and equipment are recorded at cost. Maintenance and repairs are charged to operations, and replacements or betterments are capitalized. Property or equipment sold, retired, or otherwise disposed of is removed from the accounts, and any gains or losses thereon are included in operations. Depreciation is recorded over the estimated useful lives of the related assets using the straight-line method for molds and leasehold improvements and an accelerated method for all other assets.

     Debt issuance costs and debt discount

     Debt issuance costs and debt discount are amortized over the term of the related debt on a straight-line basis. As a result of the debt repayment using the proceeds of the Offering, in 1997 the Company recorded an extraordinary charge of $481,000 (net of tax) related to the write-off of unamortized debt issuance and discount costs associated with the retired debt.

     Advertising

     The cost of producing media advertising is capitalized as incurred and expensed in the period in which the advertisement is first shown. During interim periods, media communications costs are accrued in relation to sales when the advertising is clearly implicit in the related sales arrangement. In any event, all media communication costs are expensed in the fiscal year incurred. All other advertising costs are expensed in the period incurred. Television advertising expense totaled $141,000, $13.5 million, and $6.0 million during fiscal 1998, 1997 and 1996, respectively. There were no prepaid television advertising production costs at January 31, 1999 and 1998.

     Income taxes

     The Company accounts for deferred income taxes using the liability method which provides for the recognition of deferred tax assets and liabilities based upon temporary differences between the tax basis of assets and liabilities and their carrying value for financial reporting purposes. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

     Deferred income taxes are provided on the undistributed earnings of DSI
(HK) Ltd.

     Foreign currency translations

     The Company's foreign subsidiary uses the local currency as the functional currency. Accordingly, assets and liabilities of the Company's foreign subsidiary are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of shareholders' equity.

     Fair value of financial instruments

     The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Due to their short maturity, the fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value. The fair value of the Company's debt approximates the carrying amount of the debt as it is at variable market rates.

     Concentration of credit risk and export sales

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company sells its products principally to retail discount stores and toy stores. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers to minimize credit risk, and for the majority of its FOB Asia sales, the Company obtains letters of credit from its customers supporting the accounts receivable. (See Note 12).

     Use of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Because of the inherent uncertainties in their process, actual results could differ from such estimates. Management believes that the estimates are reasonable.

     Impairment of assets

     The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

     Earnings per share

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128) requires the Company to report both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all dilutive potential common shares outstanding.

     Stock options and warrants are the only potentially dilutive shares the Company has outstanding at January 31, 1999. During fiscal 1998 and 1997, the Company had 1,241,888, and 1,171,888 shares, respectively, of common stock options and warrants outstanding which were not included in the diluted earnings per share calculation because the options and warrants would have been anti-dilutive.

     Stock-based compensation plans

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its plans and the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in disclosures regarding the plan.

     Comprehensive income

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) which establishes new rules for the reporting and presentation of comprehensive income and its components in a full set of financial statements. The Company's comprehensive income is comprised of net income and foreign currency translation adjustments. The adoption of SFAS 130 had no impact on the Company's net income or total shareholders' equity. Prior to the adoption of SFAS 130, foreign currency translation adjustments were reported separately in the statement of shareholders' equity. The comprehensive income amounts in the prior fiscal years' financial statements have been reclassified to conform to SFAS 130.

     Segment information

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect the Company's results of operations or financial position but did affect the disclosures of segment information (see Note 12).

NOTE 3 - ACCOUNTS RECEIVABLE:

     Accounts receivable consist of the following as of January 31:

                                                               1999                1998
                                                            ----------          -----------
     Trade receivables                                      $2,984,619          $10,999,014
     Provisions for:
       Discounts and markdowns                              (1,383,808)          (1,956,722)
       Return of defective goods                              (407,628)            (829,674)
       Doubtful accounts                                      (123,458)            (204,330)
                                                            ----------          -----------
     Accounts receivable, net                               $1,069,725          $ 8,008,288
                                                            ==========          ===========


NOTE 4 - PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following as of January 31:

                                                 Estimated useful lives             1999                 1998
                                                 ----------------------           ----------           ----------
     Molds                                              3 years                   $2,978,822           $2,300,345
     Equipment, furniture and fixtures                 5-7 years                   1,647,244            1,486,254
     Leasehold improvements                      10 years or lease term              997,420              879,429
     Automobiles                                       3-5 years                      84,190               84,216
                                                                                  ----------           ----------
                                                                                   5,707,676            4,750,244
     Less: accumulated depreciation                                                4,065,004            3,497,672
                                                                                  ----------           ----------
                                                                                  $1,642,672           $1,252,572
                                                                                  ==========           ==========


NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities consist of the following as of January 31:

                                                               1999                1998
                                                            ----------          -----------
     Trade payables                                         $4,388,808          $7,518,710
     Accrued royalties                                         776,590             968,267
     Accrued compensation and commissions                      973,441             553,608
     Other                                                     660,451             699,616
                                                            ----------          -----------
                                                            $6,799,290          $9,740,201
                                                            ==========          ===========

NOTE 6 - NOTES PAYABLE

     Indebtedness consists of the following as of January 31:

                                                                                   1999                 1998
                                                                                 ----------           ----------
     Bank revolving line of credit for $10 million with a commercial bank collateralized by all of the Company's U.S. accounts receivable, intangibles, equipment, fixtures and inventory and 65% of the common stock of DSI (HK) Ltd., principal due on January 22, 1999;
          interest at prime (7.75% at January 31, 1999)                          $2,528,000           $7,495,000

     Revolving bank loan drawn against an $8 million line of credit, collateralized by a customer's letter of credit and $150,000
          cash, interest at prime (7.75% at January 31, 1999)                       814,289              577,945
     Other                                                                           22,908                7,838
                                                                                 ----------           ----------
                                                                                  3,365,197            8,080,783
     Less: current portion                                                          824,675              585,783
                                                                                 ----------           ----------
                                                                                 $2,540,522           $7,495,000
                                                                                 ==========           ==========

     During the third and fourth quarters of fiscal 1998, the Company was out of compliance with certain of the covenants of the previous line of credit. As a result, the bank accelerated maturity to January 22, 1999. On February 2, 1999, the Company replaced the previous line of credit with another revolving credit facility (the "Revolver").

     The Revolver includes a $10 million revolving line of credit commitment, subject to availability under a borrowing base calculated by reference to the level of eligible accounts receivable and inventory, as defined in the agreement. The Revolver matures on February 2, 2002. Interest on borrowings outstanding under the Revolver is payable monthly in arrears at an annual rate equal to prime plus .75%. In addition, an unused line fee at an annual rate equal to .25% applied to the amount by which $10 million exceeds the average daily principal balance during the month and a collateral management fee of $2,000 is payable monthly.

     The Revolver is collateralized by a lien on substantially all of the Company's U.S. accounts receivable, intangibles, equipment, fixtures, inventory and 65% of the outstanding common stock of DSI (HK) Ltd.

     The Revolver contains certain restrictive covenants and conditions among which are prohibition on payment of dividends, limitations on further indebtedness, restrictions on dispositions and acquisition of assets, limitations on advances to third parties and compliance with minimum net worth amounts.

NOTE 7 - INCOME TAXES:

     The components of income (loss) before provision for (benefit from) income taxes by fiscal year were as follows:

                                                                1998                1997                 1996
                                                             -----------        ------------           ----------
     Domestic                                                $(2,944,103)       $(11,784,930)          $ (898,344)
     Foreign                                                   1,872,674           4,750,664            4,269,617
                                                             -----------        ------------           ----------
                                                             $(1,071,429)       $ (7,034,266)          $3,371,273
                                                             ===========        =============          ==========

     The provision for income taxes (benefit) by fiscal year is as follows:

                                                     1998             1997             1996
                                                -----------      -----------      -----------
Current:
     Federal                                    $  (615,358)     $  (299,000)     $  (185,605)
     State                                             --               --            (14,000)
     Foreign                                        271,358          750,677          733,000
                                                -----------      -----------      -----------
                                                   (344,000)         451,677          533,395
                                                -----------      -----------      -----------
Deferred:
     Federal                                         17,000       (2,742,000)         657,605
     State                                             --               --            (11,000)
     Foreign                                         (6,000)         (39,000)          40,000
                                                -----------      -----------      -----------
                                                     11,000       (2,781,000)         686,605
                                                -----------      -----------      -----------
                                                   (333,000)      (2,329,323)       1,220,000
Tax on Extraordinary Item (Current Federal)            --           (270,000)            --
                                                -----------      -----------      -----------
                                                $  (333,000)     $(2,599,323)     $ 1,220,000
                                                ===========      ===========      ===========


     The difference between income taxes (benefit) at the statutory federal and the effective income tax rates by fiscal year is as follows:

                                                   1998             1997             1996
                                               -----------      -----------      -----------
Taxes (benefit) computed at statutory rate     $  (364,000)     $(2,391,000)     $ 1,146,000
State income taxes net of federal benefit             --               --            (16,000)
Nondeductible items                                   --               --             13,000
Other, net                                          31,000           61,677           77,000
                                               -----------      -----------      -----------
                                               $  (333,000)     $(2,329,323)     $ 1,220,000
                                               ===========      ===========      ===========


     Deferred tax assets (liabilities) are comprised of the following at January 31:

                                                                     1999             1998
                                                                 -----------      -----------
Allowance for doubtful accounts                                  $    70,000      $    63,000
Inventory valuation adjustments                                       19,000           31,000
Depreciation                                                          97,000          101,000
Accruals for inventory returns and markdowns                         712,000           89,000
Foreign and alternative minimum tax credits                          973,000        1,535,000
Net operating loss carryforward                                         --          1,124,000
Other                                                                 47,000          155,000
                                                                 -----------      -----------
     Gross deferred tax assets                                     1,918,000        3,098,000
                                                                 -----------      -----------
Unremitted earnings of foreign subsidiary                               --         (1,163,000)
Depreciation                                                        (113,000)        (119,000)
                                                                 -----------      -----------
     Gross deferred tax liabilities                                 (113,000)      (1,282,000)
                                                                 -----------      -----------
Net deferred tax assets (liabilities)                            $ 1,805,000      $ 1,816,000
                                                                 ===========      ===========


     At January 31, 1999, the Company has a $850,000 foreign tax credit carryforward which will expire if not utilized by January 31, 2003. The Company believes that the foreign and alternative minimum tax credit carryforwards will be available to reduce future federal income tax liabilities and has recorded the tax benefit of these carryforwards as noncurrent deferred tax assets. The Company's net operating loss carryforward for state purposes is not significant.

NOTE 8 - EMPLOYEE BENEFIT PLAN:

     The Company maintains a 401(k) Plan (the Plan) for the benefit of its U.S. employees. The Company may, at its discretion, provide funds to match employee contributions to the Plan. The Company contributed $35,000, $31,000 and $105,000 in fiscal 1998, 1997 and 1996, respectively, as employer matching contributions to employee contributions.

NOTE 9 - THE STOCK OPTION PLAN AND WARRANTS:

     The Company has reserved 388,888 common shares for issuance upon exercise of warrants issued to a bank. Such warrants are currently exercisable at a purchase price of $2 per share and expire December 11, 2005.

     In connection with the Offering, the Company issued warrants to purchase 250,000 shares of common stock. Such warrants are exercisable at $10.80 per share and expire May 28, 2002.

     In May 1997, the Board adopted the DSI Toys, Inc. 1997 Stock Option Plan (the 1997 Plan) whereby certain employees may be granted stock options, appreciation rights or awards related to the Company's common stock. Additionally, the Company may grant nonstatutory stock options to nonemployee board members. The Board has authorized 600,000 shares to be available for grant pursuant to the 1997 Plan. Options expire no later than ten years from the date of grant.

     Additional awards may be granted under the 1997 Plan in the form of cash, stock or stock appreciation rights. The stock appreciation right awards may consist of the right to receive payment in cash or common stock. Any award may be subject to certain conditions, including continuous service with the Company or achievement of business objectives.

     A summary of the option activity under the 1997 Plan follows:

                                                                    Number of                 Weighted Average
                                                               Outstanding Options              Option Price
                                                             -------------------              ----------------
     Options outstanding at January 31, 1997                               --
       Granted                                                        533,000                     $8.00
                                                             -------------------
     Options outstanding at January 31, 1998                          533,000                      8.00
       Granted                                                         82,000                      1.41
       Surrendered                                                    (12,000)                     8.00
                                                             -------------------
     Options outstanding at January 31, 1999                          603,000                      7.10
                                                             ===================

     The weighted average fair value at date of grant for options granted during fiscal 1998 and 1997 was $1.41 and $8.00, respectively. Vesting periods for options granted range from immediate to seven years from the date of grant in increments between 5% and 90% per year.

     Options outstanding at January 31, 1999 are as follows:

                              Weighted        Weighted                      Weighted
                 Number of     Average         Average         Number of     Average
                Outstanding   Exercise        Remaining       Exercisable   Exercise
Option Price     Options        Price      Contractual Life      Options      Price
------------    -----------   --------     ----------------   -----------   --------
$1.14 - 1.59       60,000     $   1.22           10               3,333      $ 1.59
 1.94 - 2.01       22,000         1.95           10               7,333        1.95
 8.00             521,000         8.00            9             194,299        8.00
                -----------                                   -----------
                  603,000                                       204,965
                ===========                                   ===========

     The Company applies APB 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized by the Company for this plan. The following unaudited pro forma data is calculated as if compensation cost for the 1997 Plan was determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS 123 for fiscal years 1998 and 1997:

                                                                                    1998                 1997
                                                                                 -----------          -----------
     Pro forma net loss                                                          $(1,323,870)         $(5,593,246)
     Pro forma basic loss per common share                                             (0.22)               (1.07)
     Pro forma diluted loss per common share                                           (0.22)               (1.07)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes options-repricing model with the following weighted average assumptions used for grants in fiscal 1998 and 1997: expected volatility of 80% in fiscal 1998 and 70% in fiscal 1997, risk-free interest rate of 4.64% to 6.52%, no dividend yield and an expected life of seven years.

NOTE 10 - RELATED PARTY TRANSACTIONS:

     The Company entered into a consulting agreement with the previous sole shareholder to serve as a consultant to the Company for three years for annual compensation of $300,000. The consulting agreement also required the Company to maintain health and disability insurance policies for the benefit of the shareholder for the term of his life. Pursuant to the agreement, the Company agreed to maintain the shareholder's office space for his use for the term of the agreement and to provide for 180 days the services of certain Company employees for his outside business, provided that such services shall not exceed 30% of the time of each of such employees. This agreement terminated upon the shareholder's death on November 19, 1996.

     As compensation for consulting services rendered in connection with the Recapitalization, the Company paid the Vice Chairman of the Board the sum of $240,000 in three equal payments on January 1, 1998, 1997 and 1996.

     The Company paid $100,000 to a partnership controlled by a director of the Company upon completion of the Offering.

     The Company leases its office and warehouse from an entity owned by the previous sole shareholder of the Company. Rent expense on these leases was $217,000 each year for fiscal 1998, 1997 and 1996. Management believes that the rental rates approximate fair market value.

     The Company pays insurance premiums for certain life insurance policies owned by the Tommy and JoBeth Moss Joint Life Insurance Trust, and is entitled to repayment of the advanced premiums upon the death of JoBeth Moss. The receivables related to these policies as of January 31, 1999 and 1998 amounted to $1,543,814 and $1,278,401, respectively, and are collateralized by the related insurance policies. The Trust is restricted from borrowing against the policies until the receivable is satisfied in full.

     Additional related party transactions are described in Notes 1 and 11.

NOTE 11 - COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Company is involved in product and intellectual property issues which sometimes result in litigation. It is the opinion of management that the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations taken as a whole.

     The Company leases its facilities under various operating leases which expire from 1998 to 2003. Rent expense, including amounts paid to a related party, for fiscal 1998, 1997, and 1996 amounted to $625,000, $693,000 and
$687,000, respectively. Aggregate minimum rental commitments under noncancelable leases are as follows for the specified fiscal years:

     1999                                                                         $   587,327
     2000                                                                             583,475
     2001                                                                             324,426
     2002                                                                             135,965
                                                                                  -----------
                                                                                  $ 1,631,193
                                                                                  ===========

     Royalty expense under licensing agreements aggregated $1,298,000, $3,069,000 and $1,578,000 in fiscal 1998, 1997 and 1996, respectively. At
January 31, 1999, minimum guaranteed royalties payable under these agreements in fiscal 1999 in fiscal 1999 and thereafter through 2002 of $170,000 and $590,000, respectively, are included in accrued royalties payable and prepaid expenses.

NOTE 12 - SEGMENT INFORMATION:

     The Company designs, develops, markets and distributes a variety of toys and children's consumer electronics. These product lines are grouped into four major categories which represent the Company's operating segments, as follows:

     Juvenile audio products, including walkie-talkies, pre-school audio products, pre-teen audio products and musical toys; girls' toys, including dolls, play sets and accessories, and boys' toys, including radio control vehicles, action figures and western and military action toys.

     These operating segments all have similar economic characteristics: the marketing of children's products. Based on these similarities, the Company's products can be aggregated into one reportable segment for purposes of this disclosure.

     The Company sells its products through (i) the Hong Kong operation, where products are shipped directly from contract manufacturers to DSI's customers, and (ii) the United States operation, where products are shipped from DSI's warehouse in Houston to its customers.

     Financial information for fiscal 1998, 1997 and 1996 for the U.S. and Hong Kong operations is as follows:

                                                       United States           Hong Kong            Consolidated
                                                       -------------          -----------           ------------
     FISCAL 1998:
       Net sales                                        $14,817,505           $37,905,012           $52,722,517
       Operating income (loss)                           (4,110,596)            3,807,193              (303,403)
       Depreciation expense                                 275,146               295,632               570,778
       Capital expenditures                                 255,940               705,364               961,304
       Total assets at fiscal year end                    9,438,517             3,516,076            12,954,593
     FISCAL 1997:
       Net sales                                        $28,550,033           $45,074,365           $73,624,398
       Operating income (loss)                           (8,722,057)            2,815,890            (5,906,167)
       Depreciation expense                                 266,914               394,603               661,517
       Capital expenditures                                 294,613               432,078               726,691
       Total assets at fiscal year end                   18,071,267             3,135,853            21,207,120
     FISCAL 1996:
       Net sales                                         27,970,378            35,248,834            63,219,212
       Operating income                                   3,033,677             2,593,069             5,626,746
       Depreciation expense                                 236,159               360,173               596,332
       Capital expenditures                                 183,676               100,584               284,260
       Total assets at fiscal year end                   11,394,682             3,921,066            15,315,748

     Sales to major customers that exceeded 10% of the Company's total net sales consist of the following for the specified fiscal years:

                                                                1998                1997                1996
                                                                ----                ----                ----
     Wal-Mart                                                    19%                 17%                 19%
     Toys "R" Us                                                 11%                 22%                 12%
     Kmart                                                        4%                 10%                 14%

     Approximately 21% of the Company's sales were exports to foreign countries during fiscal 1998 and 19% during fiscal 1997 and 1996.


NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION:

     Additional cash flow information by fiscal year is as follows:

                                                               1998                 1997                 1996
                                                            -----------          -----------          ----------
     Cash paid (received) for:
          Interest                                          $   614,150          $   379,063          $2,360,538
          Income taxes                                       (1,149,829)           1,139,929             655,058
     Noncash activities included the following:
          Accounts receivable write-off                     $    63,946          $    45,932           $  25,188


NOTE 14 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                                                 Fiscal Quarter Ended
                                                                    4/30/98         7/31/98       10/31/98        1/31/99
                                                                 -----------     -----------    -----------    -----------
     Net sales                                                   $ 5,926,126     $17,524,808    $24,563,262    $ 4,708,321
     Operating income (loss)                                        (796,703)        626,935      2,466,318     (2,599,953)
     Income (loss) before income taxes                            (1,008,027)        442,294      2,216,365     (2,722,061)
     Net income (loss)                                              (645,137)        271,754      1,429,788     (1,794,834)
     Basic earnings (loss) per share                             $     (0.11)    $      0.05    $      0.24    $     (0.30)
     Diluted earnings (loss) per share                           $     (0.11)    $      0.05    $      0.24    $     (0.30)

                                                                                 Fiscal Quarter Ended
                                                                    4/30/97         7/31/97       10/31/97        1/31/98
                                                                 ------------    ------------   ------------   ------------
     Net sales                                                   $  7,427,707    $ 24,382,768   $ 30,018,242   $ 11,795,681
     Operating income (loss)                                         (293,897)      2,871,310     (6,059,281)    (2,424,299)
     Income (loss) before income taxes
       and extraordinary item                                        (750,895)      2,622,301     (6,295,634)    (2,610,038)
     Net income (loss)                                               (480,753)      1,197,519     (4,029,206)    (1,873,257)
     Basic earnings (loss) per share                             $      (0.14)   $       0.23   $      (0.67)  $      (0.31)
     Diluted earnings (loss) per share                           $      (0.14)   $       0.22   $      (0.67)  $      (0.31)


NOTE 15 - SUBSEQUENT EVENT:

         On April 15, 1999, the Company entered into a Stock Purchase and Sale Agreement with MVII, LLC, a California limited liability company controlled by Tom Martin, which contemplates several related transactions: (i) MVII purchased 566,038 shares of common stock from the Company for $1.2 million on April 15, 1999; (ii) MVII commenced a tender offer to purchase up to 1.6 million shares of the outstanding common stock of the Company at $4.38 per share in cash on April 21, 1999; and (iii) subject to shareholder and other approvals, MVII will purchase an additional 1,792,453 shares of common stock (subject to upward adjustments not to exceed in the aggregate 140,000 shares) from the Company for $3.8 million simultaneously with the purchase of shares in the tender offer.

Upon consummation of the transactions, MVII will own more than 47% of the Company's outstanding shares and will be entitled to nominate four of the six members of the board of directors.

                          DSI TOYS, INC. AND SUBSIDIARY

          VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (SCHEDULE II)

                                 (IN THOUSANDS)


                    Balance    Charged              Balance    Charged                Balance    Charged               Balance
                      at      to costs                at       to costs                 at       to costs                at
                    January     and                 January      and                  January      and                 January
    Description     31, 1996  expenses  Deductions  31, 1997   expenses   Deductions  31, 1998   expenses  Deductions  31, 1999
------------------- --------  --------  ----------  --------   --------   ----------  --------   --------  ----------  --------
Reserves deducted
from assets:

   Trade receivables      68        62         (25)      105        145          (46)      204        (17)        (64)      123

   Discounts and
    markdowns            700     1,037        (966)      771      2,447       (1,261)    1,957      1,559      (2,132)    1,384

   Return of
    defective goods      288       801        (872)      217      2,617       (2,004)      830      2,416      (2,838)      408
                    --------  --------  ----------  --------   --------   ----------  --------   --------  ----------  --------
                       1,056     1,900      (1,863)    1,093      5,209       (3,311)    2,991      3,958      (5,034)    1,915
                    ========  ========  ==========  ========   ========   ==========  ========   ========  ==========  ========

                                      S-1